Exhibit 2.1

BUSINESS COMBINATION AND MERGER AGREEMENT

AMONG

ARES HOLDINGS L.P.,

ARES INVESTMENTS L.P.,

KAYNE ANDERSON CAPITAL ADVISORS, L.P.,

KA FUND ADVISORS, LLC,

KAYNE ANDERSON INVESTMENT MANAGEMENT INC.,

THE KA OWNERS SET FORTH HEREIN

AND

THE SELLERS’ REPRESENTATIVE NAMED HEREIN

DATED AS OF

JULY 23, 2015

i

3.8.	Securities Law Matters; Investigation; Exclusive Representations and Warranties	15

ARTICLE IV	REPRESENTATIONS AND WARRANTIES RELATING TO THE KA ENTITIES	16

4.1.	Organization, Authorization and Enforceability	16
4.2.	Noncontravention; Governmental Approvals	16
4.3.	Subsidiaries; KA Entities	17
4.4.	Capitalization	17
4.5.	Financial Statements; Certain Liabilities	18
4.6.	Proceedings	19
4.7.	Taxes	19
4.8.	Compliance	21
4.9.	KA Funds; Other Clients	23
4.10.	Material Contracts, etc.	26
4.11.	Intellectual Property	29
4.12.	Benefit Plans	29
4.13.	Employee Matters	32
4.14.	Insurance	32
4.15.	Affiliate Transactions	32
4.16.	Brokers	33
4.17.	Real Estate	33
4.18.	Portfolio Companies	33
4.19.	Exclusive Representations and Warranties	33

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF THE BUYERS	34

5.1.	Organization, Authorization and Enforceability	34
5.2.	Noncontravention; Governmental Approvals	35
5.3.	Proceedings	35
5.4.	Compliance	35
5.5.	Capitalization	37
5.6.	SEC Reports; Financial Statements	38
5.7.	Brokers	38
5.8.	Taxes	38

5.9.	Benefits Matters	40
5.10.	Insurance	40
5.11.	Financing	40
5.12.	Securities Law Matters; Investigation; Exclusive Representations and Warranties	40

ARTICLE VI	COVENANTS	41

6.1.	Operation of the Business	41
6.2.	KA Entity Contracts	43
6.3.	Further Assurances	43
6.4.	Access	44
6.5.	Data Room	44
6.6.	Internal Reorganization	44
6.7.	Consents and Governmental Approvals	45
6.8.	Client Notices and Consents; Public Fund Consents	46
6.9.	Public Fund Proxy Statements; Registration Statements	46
6.10.	Section 15(f) of the Investment Company Act	47
6.11.	Notice of Developments	47
6.12.	Non-Solicitation	48
6.13.	Financing Matters; Additional Financial Information	49
6.14.	Employee Matters	51
6.15.	Release; Clawback Reimbursement Agreements	52
6.16.	KA RetainCo	52
6.17.	KA License Agreement	53
6.18.	BD Purchase Agreement	53
6.19.	Unfunded Investment Commitments	53

ARTICLE VII	CONDITIONS TO OBLIGATION TO CLOSE	54

7.1.	Conditions to Closing by the Buyers	54
7.2.	Conditions to Closing by the KA Owners and the KA Parties	55
7.3.	Mutual Conditions to Closing	56
7.4.	Frustration of Closing Conditions	56

ARTICLE VIII	TERMINATION	56

8.1.	Termination of Agreement	56
8.2.	Effect of Termination	57

ARTICLE IX	INDEMNIFICATION	58

9.1.	Indemnification Obligations	58
9.2.	Method of Asserting Claims	59
9.3.	Further Items Relating to Indemnification	61
9.4.	Satisfaction of KA Owner Indemnification and Payment Obligations	62

ARTICLE X	TAX MATTERS	64

10.1.	Tax Returns	64
10.2.	Cooperation	64
10.3.	Transfer Taxes	64
10.4.	Tax Indemnification	65
10.5.	Certain Post-Closing Actions	65
10.6.	Tax Treatment of the Transactions	66
10.7.	Allocation of Total Consideration	68
10.8.	Change Requests	69
10.9.	Voluntary Disclosure	69

ARTICLE XI	SELLERS’ REPRESENTATIVE	70

11.1.	Authorization of the Sellers’ Representative	70
11.2.	Buyers Entitled to Rely	71
11.3.	Power of Attorney; Binding Effect	71
11.4.	Replacement of the Sellers’ Representative	72
11.5.	Sellers’ Representative Performance	72
11.6.	Indemnification of Sellers’ Representative	72

ARTICLE XII	MISCELLANEOUS	72

12.1.	Survival	72
12.2.	Press Releases and Public Announcement	73
12.3.	No Third-Party Beneficiaries	73
12.4.	Entire Agreement	73

12.5.	Succession and Assignment	74
12.6.	Drafting	74
12.7.	Notices	74
12.8.	Governing Law	75
12.9.	Arbitration	75
12.10.	Jurisdiction; Service of Process; Waiver of Jury Trial	76
12.11.	Amendments and Waivers	77
12.12.	Severability	77
12.13.	Expenses	77
12.14.	Annexes, Exhibits and Schedules	77
12.15.	Specific Performance	78
12.16.	Privilege	78
12.17.	Headings	79
12.18.	Counterparts	79

v

ANNEXES, EXHIBITS AND SCHEDULES

Annex A	—	Definitions
Annex B	—	Ownership of KACALP, KAFA and Additional EPE Interests as of the date hereof
Annex C	—	KA Owners; Ownership of KACALP Interests, KAFA Interests and Additional EPE Interests as of immediately prior to the Closing
Annex D	—	Ownership of Subsidiaries of each KA Party as of immediately prior to the Closing
Annex E	—	Balance Sheet Investments of the KA Parties and their Subsidiaries
Annex F	—	Pro Rata Percentage, Cash Percentage, Equity Percentage, Column 1 Equity Percentage and Column 2 Equity Percentage; KA RetainCo Pro Rata Percentage
Annex G	—	Clients, KA Funds, KA Fund GPs and KA Fund Investors
Annex H	—	Total Consideration Allocation Principles
Annex I	—	Client Consent Matters
Annex J	—	Carried Interest Allocations of Clients
Annex K	—	KA Officers and Managers to Resign at Closing
Annex L	—	Adjustment Percentage Schedule
Annex M	—	Specified Matters
Annex N	—	Preliminary Calculation of Additional Cash Consideration
Annex O	—	Balance Sheet Investments of KA RetainCo as of immediately prior to the Closing
Annex P	—	Excluded Clients and Funds
Annex Q	—	Ares Reorganization Event
Annex R	—	Additional Transaction Payments
Exhibit A	—	Form of OG Unit Subscription Agreement
Exhibit B	—	[Intentionally Omitted.]
Exhibit C	—	Form of Contribution Agreement
Exhibit D	—	Form of Lock-up Agreement
Exhibit E	—	[Intentionally Omitted.]
Exhibit F	—	Form of Non-Foreign Person Affidavit
Exhibit G	—	Form of Fair Competition Agreement
Exhibit H	—	Form of KA Owner Release
Exhibit I	—	Form of Clawback Reimbursement Agreement
Exhibit J	—	Form of Spousal Consent

KA Disclosure Schedule
Ares Disclosure Schedule

BUSINESS COMBINATION AND MERGER AGREEMENT

This Business Combination and Merger Agreement (this “Agreement”) is entered into as of July 23, 2015, among Ares Holdings L.P., a Delaware limited partnership (“AH LP”), Ares Investments L.P., a Delaware limited partnership (“AI LP” and, together with AH LP, the “Buyers”), Kayne Anderson Capital Advisors, L.P., a California limited partnership (“KACALP”), KA Fund Advisors, LLC, a Delaware limited liability company (“KAFA”), Kayne Anderson Investment Management Inc., a Nevada corporation (“KA Investment Management”), each of the other KA Owners party hereto, and David Shladovsky, as representative of the KA Owners (the “Sellers’ Representative”).

RECITALS

WHEREAS, prior to the Closing, the KA Owners, the KA Parties, KA RetainCo LLC, a Delaware limited liability company (“KA RetainCo”) and certain wholly owned Subsidiaries of KACALP and of KAFA will enter into the Equity Restructuring Agreements;

WHEREAS, as of immediately prior to the Closing, (i) all of the issued and outstanding (A) general partnership interests of KACALP (the “KACALP GP Interests”) will be owned by KA Investment Management, (B) limited partnership interests of KACALP (the “KACALP LP Interests” and, together with the KACALP GP Interests, the “KACALP Interests”) will be owned, collectively, by the KA Owners, (C) equity interests of KAFA (the “KAFA Interests” and, together with the KACALP Interests, the “KA Interests”) will be owned, collectively, by the KA Owners, (ii) all of the issued and outstanding equity interests of KACALP’s Subsidiaries will be owned, collectively, by KACALP and certain KA Owners and (iii) all of the issued and outstanding equity interests of KAFA’s Subsidiaries will be owned, collectively, by KAFA and certain KA Owners;

WHEREAS, from and after the Closing, the KA Parties and their wholly owned Subsidiaries will be entitled to (i) 100% of the Management Fees and (ii) the percentage of the Carried Interest set forth on Annex J;

WHEREAS, subject to the terms and conditions set forth in this Agreement, at the Closing, (i) AH LP shall acquire the KAFA Interests from the KA Owners and (ii) AI LP shall acquire the KACALP Interests and the Additional EPE Interests from the KA Owners; and

WHEREAS, concurrently with the execution and delivery of this Agreement, certain KA Owners have entered into (i) Fair Competition Agreements with AH LP or one of its Affiliates, (ii) Subscription Agreements, (iii) Contribution Agreements, (iv) Lock-up Agreements and (v) offer letters to become employees of a Buyer Affiliate following the Closing, in each case, dated as of the date hereof.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

1.1.                            Definitions.  Certain terms used in this Agreement have the meanings ascribed to them by definition in this Agreement or in Annex A hereto.

1.2.                            Construction.  Except as otherwise expressly provided herein or unless the context otherwise requires: (a) references to “Articles,” “Sections,” “subsections” and other subdivisions, and to Exhibits, Annexes, Schedules and other attachments, in any case without reference to a document are to the specified Articles, Sections, subsections and other subdivisions of, and Exhibits, Annexes, Schedules and other attachments to, this Agreement, as they may be amended or modified in accordance with this Agreement; (b) the words “herein,” “hereof,” “hereunder,” “hereby” and other words of similar import refer to this Agreement as a whole and not to any particular provision; (c) the words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation”; (d) all accounting terms used and not expressly defined herein have the respective meanings given to them under GAAP; (e) all terms used in the context of the Advisers Act or the Investment Company Act and not expressly defined herein by reference to the Advisers Act or the Investment Company Act, as applicable, have the respective meanings given to them under the Advisers Act or the Investment Company Act, as applicable; (f) references to currency will be to, and all payments required hereunder will be paid in, U.S. Dollars; (g) references to “days” shall refer to calendar days; (h) if any date in this Agreement for the performance of any obligation, or for the delivery of any instrument or notice, should occur on a day that is not a Business Day, the compliance with the obligation or delivery will be deemed acceptable on the next Business Day; (i) references to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time, unless such amendment or modification is prohibited hereunder;  (j) the terms “the date of this Agreement,” “the date hereof” and terms of similar import refer to the date set forth in the first paragraph of this Agreement; (k) the word “or” is used in the inclusive sense of “and/or”; (l) references to a KA Owner executing and delivering, or entering into, any Transaction Document shall be deemed to include references to such KA Owner’s Principal if such KA Owner is an entity and the form of such Transaction Document provides for the execution of such agreement by such KA Owner’s “Principal” (as defined in such agreement); and (m) references to the amount of any “Ares Holdings Unit Consideration,” “Ares Investments Unit Consideration,” “OG Subscription Unit Consideration,” “Ares Operating Group Units,” “Ares Common Units,” “Issue Price” or other terms relating to amounts of Ares Equity Interests shall be adjusted to reflect any applicable Unit Reclassification.

ARTICLE II

TRANSFER AND ACQUISITION OF COMPANY INTERESTS; MERGER

2.1.                            Transfer and Acquisition of KA Interests; Merger.  Upon the terms and subject to the conditions of this Agreement, at the Closing:

(a)                                 AH LP shall acquire from each KA Owner the KAFA Interests set forth opposite such KA Owner’s name on Annex C, and each KA Owner shall transfer to AH LP such KAFA Interests, free and clear of all Liens (collectively, the “KAFA Acquisition”); and

(b)                                 AI LP shall acquire from each KA Owner the KACALP Interests and Additional EPE Interests set forth opposite such KA Owner’s name on Annex C, and each KA Owner shall transfer to AI LP such KACALP Interests and Additional EPE Interests, free and clear of all Liens (the “KACALP Acquisition”).

2.2.                            Total Consideration.

(a)                                 The aggregate consideration to be paid at the Closing by AH LP for the KAFA Acquisition (the “KAFA Consideration”) shall consist of:

(i)                                     the Ares Holdings Unit Consideration, to be delivered in accordance with Section 2.4(a)(i); and

(ii)                                  the Closing Base Cash Consideration and the AH Additional Cash Consideration, in each case, to be paid in accordance with Section 2.4(a)(ii).

(b)                                 The aggregate consideration to be paid at the Closing by AI LP for the KACALP Acquisition (together with the KAFA Consideration, the “Total Consideration”) shall consist of:

(i)                                     the Ares Investments Unit Consideration, to be delivered in accordance with Section 2.4(b)(i); and

(ii)                                  the AI Additional Cash Consideration, to be paid in accordance with Section 2.4(b)(ii).

(c)                                  Upon making the payments set forth in Sections 2.4(a) and (b), except as set forth in Section 2.6(b)(iv), the Buyers shall have satisfied their obligations to make payments in respect of the KA Interests and the Additional EPE Interests, and no Buyer Affiliate or any Representative thereof shall have any Liability with respect to (i) the distribution or disposition of such amounts or (ii) the calculation of any KA Owner’s Pro Rata Percentage, Cash Percentage, Equity Percentage, Column 1 Equity Percentage and Column 2 Equity Percentage.

(d)                                 Subject to the prior written consent of the Buyers (not to be unreasonably withheld, conditioned or delayed), if the Adjustment Percentage is less than 95%, the Sellers’ Representative may amend Annex C and Annex F as appropriate (the “Adjustment Amendment”) solely to reallocate the portion of the Total Consideration that each KA Owner is receiving to reflect the reduction in the value of the Total Consideration as a result of the Adjustment Percentage being less than 95%.  The Sellers’ Representative shall submit the Adjustment Amendment, if any, to the Buyers no later than the Adjustment Amendment Date.

2.3.                            The Closing.  The Closing shall take place at the offices of Proskauer Rose LLP, 2049 Century Park East, Suite 3200, Los Angeles, CA 90067, commencing at 7:00 a.m. Pacific Time, on the date that is the later of (a) five Business Days after the satisfaction or written waiver of all conditions to the obligations of the parties hereto set forth in ARTICLE VII (other than those conditions which by their terms cannot be satisfied until the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) and (b) January 1, 2016, or on such other date as the Buyers and the Sellers’ Representative may mutually determine in writing (the date of the Closing, the “Closing Date”).

2.4.                            Actions To Be Effected at the Closing.  At the Closing

(a)                                 AH LP shall:

(i)                                     deliver to the Sellers’ Representative a copy of the register of AH LP, reflecting the number of Ares Holdings Units owned by each KA Owner equal to the product of (x) such KA Owner’s Equity Percentage multiplied by (y) the Ares Holdings Unit Consideration, rounded down to the nearest whole number;

(ii)                                  pay to the Sellers’ Representative (who shall distribute such amounts to the KA Owners in accordance with Section 2.4(e)) (x) the Closing Base Cash Consideration and (y) the AH Additional Cash Consideration, in each case, by wire transfer of immediately available funds to the account specified in writing by the Sellers’ Representative to AH LP at least five Business Days prior to the Closing Date; and

(iii)                               deliver to the Sellers’ Representative a fully executed copy of the Tax Receivables Agreement Amendment.

(b)                                 AI LP shall:

(i)                                     deliver to the Sellers’ Representative a copy of the register of AI LP, reflecting the number of Ares Investments Units owned by each KA Owner equal to the product of (x) such KA Owner’s Equity Percentage multiplied by (y) the Ares Investments Unit Consideration, rounded down to the nearest whole number; and

(ii)                                  pay to the Sellers’ Representative (who shall distribute such amounts to the KA Owners in accordance with Section 2.4(e)) the AI Additional Cash Consideration, by wire transfer of immediately available funds to the account specified in writing by the Sellers’ Representative to AI LP at least five Business Days prior to the Closing Date.

(c)                                  The Buyers shall deliver to the Sellers’ Representative:

(i)                                     a counterpart executed by each Ares Operating Group Entity (other than the Buyers) of each OG Unit Subscription Agreement to which a KA Owner that has not previously entered into an OG Unit Subscription Agreement is a party;

(ii)                                  a counterpart executed by Ares Owners of each Contribution Agreement to which a KA Owner that has not previously entered into a Contribution Agreement is a party;

(iii)                               a counterpart of the Ares Partners Holdco LLC Agreement executed by each party thereto other than the Senior KA Owners; and

(iv)                              a certificate, duly executed by one or more authorized Persons of each Buyer, certifying the satisfaction of the conditions set forth in Sections 7.2(a), (b) and (c);

(d)                                 The KA Owners shall deliver, or caused to be delivered, to the Buyers:

(i)                                     with respect to each KA Owner that has not previously entered into an OG Unit Subscription Agreement, a counterpart executed by such KA Owner of an OG Unit Subscription Agreement and payment of the subscription price to be paid to each applicable Ares Operating Group Entity (other than the Buyers) as set forth therein;

(ii)                                  a counterpart executed by each KA Owner of each of the Ares Holdings LP Agreement, the Ares Investments LP Agreement, the Ares Domestic LP Agreement, the Ares Offshore LP Agreement and the Ares Real Estate LP Agreement;

(iii)                               subject to obtaining the necessary Client Consents, a fully executed copy of each KA Fund Restructuring Document;

(iv)                              a non-foreign person affidavit of each KA Owner substantially in the form of Exhibit F;

(v)                                 written resignations, effective upon the Closing, of the directors, officers and managers of KACALP and each of its Subsidiaries as set forth on Annex K;

(vi)                              a certificate, duly executed by one or more authorized Persons of each of KAFA and KACALP, certifying the satisfaction of the conditions set forth in Sections 7.1(a), (b), (c) and (h);

(vii)                           with respect to each KA Owner that has not previously entered into a Contribution Agreement and a joinder to the Ares Owners LP Agreement, a counterpart executed by such KA Owner of its Contribution Agreement and a joinder to the Ares Owners LP Agreement;

(viii)                        a counterpart executed by each KA Owner of the Tax Receivables Agreement;

(ix)                              a fully executed copy of each KA Owner’s Release and Clawback Reimbursement Agreement;

(x)                                 with respect to each KA Owner (other than those set forth on Section 2.4(d)(x) of the KA Disclosure Schedule) that has not previously entered into a Fair

Competition Agreement, a counterpart executed by such KA Owner of a Fair Competition Agreement;

(xi)                              with respect to each KA Owner that has not previously entered into a Lock-up Agreement, a counterpart executed by such KA Owner of a Lock-up Agreement;

(xii)                           with respect to each Senior KA Owner who is to be a member of the Ares Partners Holdco LLC Agreement, a counterpart executed by such Senior KA Owner of the Ares Partners Holdco LLC Agreement;

(xiii)                        except as set forth on Section 2.4(d)(xiii) of the KA Disclosure Schedule, with respect to each KA Owner that is a married individual and whose spouse has not previously entered into a Spousal Consent in connection with this Agreement, a fully executed copy of a Spousal Consent by such KA Owner’s spouse in the form of Exhibit J; and

(xiv)                       a counterpart executed by each KA Owner of any other Transaction Document that is to be executed by it at the Closing.

(e)                                  Upon receipt of the Closing Base Cash Consideration and the Additional Cash Consideration, respectively, the Sellers’ Representative shall pay to each KA Owner by wire transfer of immediately available funds to the account specified in writing at least two Business Days prior to the Closing Date by such KA Owner to the Sellers’ Representative (less the Expense Holdback Amount and any other amount elected to be withheld by the Sellers’ Representative pursuant to ARTICLE XI):

(i)                                     (A) such KA Owner’s Cash Percentage of the Closing Base Cash Consideration and (B) such KA Owner’s Equity Percentage of the AH Additional Cash Consideration; and

(ii)                                  such KA Owner’s Equity Percentage of the AI Additional Cash Consideration.

Notwithstanding anything in this Agreement to the contrary, (1) no Buyer shall be obligated to make any payment or delivery to any KA Owner that is not a party hereto (or to the Sellers’ Representative on behalf of any such KA Owner) and (2) if the Closing Date is not a Business Day, the parties hereto may deliver cash amounts payable on the Closing Date pursuant to this Agreement or an OG Unit Subscription Agreement on the first Business Day following the Closing Date.

(f)                                   At the Closing, the Sellers’ Representative shall withhold the Expense Holdback Amount from the Closing Base Cash Consideration otherwise payable to the KA Owners pursuant to Section 2.4(e).  The Expense Holdback Amount shall be used by the Sellers’ Representative in connection with the performance of its obligations hereunder, including the payment of expenses or other amounts payable by the Sellers’ Representative or the KA Owners hereunder (including pursuant to Sections 2.6(b)(iii), 10.3 and 10.7(b)).  The Sellers’ Representative shall establish such terms and procedures for administering, investing and disbursing any amounts from the Expense Holdback Amount as it may reasonably determine to give effect to the provisions of this Agreement.  Promptly following the General Survival Date, the Sellers’ Representative may disburse to each KA Owner such KA Owner’s Cash Percentage of the balance of the Expense Holdback Amount, if any.

2.5.                            Withholding.  Notwithstanding anything herein to the contrary, the Buyers and their Affiliates may deduct and withhold such amounts as they may be required to deduct and withhold pursuant to the Code or any other applicable Law from amounts payable under this Agreement.  Any amounts so withheld and paid over to the appropriate Tax authority shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made.  At least 20 days prior to the date on which any payment is required to be made under this Agreement, the applicable Buyer shall give the applicable Person notice of any amount(s) such Buyer proposes to withhold, and the Person from whom amounts are to be withheld will have the opportunity to demonstrate to such Buyer on or before the date of the withholding that no withholding or lesser withholding is required; provided that no notice shall be required for withholding under Section 1445 of the Code if the applicable Person does not deliver to such Buyer the non-foreign person affidavit substantially in the form of Exhibit F.

2.6.                            Adjustments to Total Consideration.

(a)                                 Closing Adjustment.  At least three, but not more than five, Business Days, before the Closing, KACALP shall prepare, or cause to be prepared, in good faith and deliver to the Buyers a statement (the “Estimated Closing Statement”) setting forth (A) its estimate of the Closing Balance Sheet (the “Estimated Closing Balance Sheet”) and (B) a calculation in reasonable detail based upon such Estimated Closing Balance Sheet of its estimate of Working Capital (the “Estimated Working Capital”) and Closing Indebtedness.  Following delivery of the Estimated Closing Statement, the KA Parties shall promptly provide (i) such information as the Buyers may reasonably request to allow the Buyers to review the Estimated Closing Statement and (ii) subject to the execution of any documentation reasonably requested by its accountants in connection therewith, access to its accountants relating to the Estimated Closing Statement.

(b)                                 Post-Closing Adjustment.

(i)                                     No later than 60 days following the Closing Date, the Buyers shall prepare, or cause to be prepared, in good faith and deliver to the Sellers’ Representative the Closing Balance Sheet and a calculation in reasonable detail based upon such Closing Balance Sheet setting forth the amount of Working Capital and Closing Indebtedness (the “Post-Closing Statement”).  Following delivery of the Post-Closing Statement, the Buyers shall promptly provide (i) such information as the Sellers’ Representative may reasonably request to allow the Sellers’ Representative to review the Post-Closing Statement, and (ii) subject to the execution of any documentation reasonably requested by its accountants in connection therewith, access to its accountants relating to the Post-Closing Statement.

(ii)                                  If the Sellers’ Representative in good faith disputes any item or amount contained in the Closing Balance Sheet or the calculation of Working Capital or Closing Indebtedness, in each case set forth in the Post-Closing Statement, the Sellers’ Representative

may deliver a written notice (the “WC Dispute Notice”) to the Buyers during the 45-day period following delivery of the Post-Closing Statement (the “WC Review Period”), which notice shall set forth, in reasonable detail, the grounds for, amount of, and alternate calculations with respect to, each disputed item or amount (each such item or amount, a “WC Disputed Item”).  If the Sellers’ Representative delivers a WC Dispute Notice to the Buyers during the WC Review Period, (A) during the 45-day period following the delivery of such notice (the “Resolution Period”), the Sellers’ Representative and the Buyers shall use their good faith efforts and reasonably cooperate to resolve their differences with respect to the WC Disputed Items, and any resolution by them as to any WC Disputed Items shall be final, conclusive and binding, and (B) the Sellers’ Representative shall promptly provide (x) such information as the Buyers may reasonably request to allow the Buyers to review the WC Dispute Notice and each WC Disputed Item, and (y) subject to the execution of any documentation reasonably requested by its accountants in connection therewith, access to its accountants relating to the WC Dispute Notice and each WC Disputed Item.  Any item or amount set forth on the Closing Balance Sheet that is not a WC Disputed Item shall be deemed accepted by the parties and shall be final, conclusive and binding, except to the extent an adjustment to a WC Disputed Item made in accordance with this Section 2.6 requires an adjustment to be made to an undisputed item.  If the Sellers’ Representative does not deliver a WC Dispute Notice to the Buyers during the WC Review Period, the Closing Balance Sheet and the Working Capital and Closing Indebtedness as calculated by the Buyers shall be final, conclusive and binding on the parties.

(iii)                               The Buyers and the Sellers’ Representative shall, within 30 days after the expiration of the Resolution Period, retain the Accountant to resolve any remaining WC Disputed Items in accordance with the terms of this Agreement.  The Accountant shall conduct its review of such WC Disputed Items, any related work papers of the parties or their accountants, and any supporting documentation, and hear such presentations by the parties, as the Accountant deems necessary. The Buyers and the Sellers’ Representative shall cooperate with one another and the Accountant to resolve the remaining WC Disputed Items so that the Accountant may deliver to the Sellers’ Representative and the Buyers a written report setting forth its resolution of such WC Disputed Items (the “Adjustment Report”) no later than 30 days following the date of the Accountant’s retention.  The Accountant may not assign or adjust a value to any WC Disputed Item greater than the greatest value for such item, or less than the smallest value for such item, claimed by any such party.  The costs and expenses of the Accountant shall be allocated between the Buyers, on the one hand, and the Sellers’ Representative (on behalf of the KA Owners), on the other hand, based upon the percentage that the portion of the aggregate amount of the items unsuccessfully disputed by each party bears to the total amount of the WC Disputed Items, as determined by the Accountant.  The Adjustment Report, and the Accountant’s allocation of its costs and expenses between the parties, shall be final, conclusive and binding, and shall be deemed a final arbitration award that is enforceable in any court having jurisdiction.

(iv)                              Effective upon (x) the end of the WC Review Period (if a timely WC Dispute Notice is not delivered), (y) the resolution of all matters set forth in the WC Dispute Notice by written agreement of the Sellers’ Representative and the Buyers or (z) the issuance of the Adjustment Report, (1) the amount of Working Capital and Closing Indebtedness shall be adjusted if and to the extent necessary to reflect the final resolution of any WC Disputed Items and (2) the Base Cash Consideration shall be recalculated (such recalculated amount, the “Final Base Cash Consideration”) using such finally determined amounts in lieu of the amounts set forth on the Estimated Closing Statement with respect thereto.

(A)                               If the Final Base Cash Consideration is greater than the Closing Base Cash Consideration (the amount of the difference, an “Upward Base Cash Adjustment”), then, within five Business Days after receiving notice of the determination thereof, the Buyers (or the applicable Buyer) shall pay the Upward Base Cash Adjustment (without interest) to KA RetainCo, by wire transfer of immediately available funds to the account specified by the Sellers’ Representative.  Upon making the Upward Base Cash Adjustment payment, the Buyers shall have satisfied their obligations to make such payment, and no Buyer Affiliate or any Representative thereof shall have any Liability with respect to the distribution or disposition thereof.

(B)                               If the Final Base Cash Consideration is less than the Closing Base Cash Consideration (the amount of the difference, a “Downward Base Cash Adjustment”), then, within five Business Days after receiving notice of the determination thereof, the KA RetainCo Owners shall cause KA RetainCo to pay to the Buyers (or the applicable Buyer) the Downward Base Cash Adjustment (without interest), by wire transfer of immediately available funds to the account specified by the Buyers (or the applicable Buyer). If KA RetainCo does not timely pay the Downward Base Cash Adjustment, the Buyers may recover the amount of such payment from the KA Owners, on a Pro Rata Percentage basis, in accordance with Section 9.4.

2.7.                            Merger.  Within one Business Day following the KAFA Acquisition and the KACALP Acquisition, the KA Owners and the Buyers shall cause the merger of a subsidiary of a KA Party with and into a subsidiary of a Buyer, in accordance with the terms set forth on Section 2.7 of the KA Disclosure Schedule.

2.8.                            Ares Reorganization Event.  If an Ares Reorganization Event occurs between the date hereof and the Closing Date, the parties shall enter into an amendment to this Agreement, and the Transaction Documents shall be amended, in each case, as reasonably proposed in good faith by the Buyers, as may be appropriate to reflect such Ares Reorganization Event so that the intent, spirit, operation and effect of this Agreement and the other Transaction Documents shall, to the maximum extent possible, be preserved after taking into account such Ares Reorganization Event.  The Buyers may not effect an Ares Reorganization Event without the prior consent of the Sellers’ Representative (not to be unreasonably withheld, conditioned or delayed) other than an Ares Reorganization Event in which (a) Ares Domestic is merged with and into, or all or a material portion of the equity interests or assets of Ares Domestic are transferred to, AH LP or its Subsidiaries or (b) Ares Real Estate is merged with and into, or all or a material portion of the equity interests or assets of Ares Real Estate are transferred to, AI LP or its Subsidiaries, in each case, in accordance with the terms set forth on Annex Q.

2.9.                            Waiver of Distributions for Pre-Closing Period.  Each KA Owner, on its behalf and on behalf of its transferees and its and their respective heirs, legal representatives, successors and assigns, irrevocably and unconditionally waives all rights such KA Owner or such other Persons may have to receive, directly or indirectly, any Ares Pre-Closing Distributions.

2.10.                     Ares Kayne Management, L.P.  From and after the Closing, the name of Ares Management shall be “Ares Kayne Management, L.P.”  Within one Business Day after the Closing, the Buyers shall cause to be filed an amendment of the certificate of limited partnership of Ares Management with the Secretary of State of the State of Delaware to change the name of Ares Management to “Ares Kayne Management, L.P.”

2.11.                     Assignment of Buyer Rights.  Prior to the Closing, (a) AH LP shall assign its right to purchase 0.1% of the KAFA Interests to its wholly owned corporate Subsidiary and (b) AI LP shall assign its right to purchase 0.1% of the KACALP Interests to its wholly owned corporate Subsidiary.

2.12.                     Additional Transaction Payments.

(a)                                 At the Closing, the Buyers shall, or shall cause other Buyer Affiliates to, deliver to each Person set forth on Annex R (i) the amount of cash specified opposite such Person’s name on Annex R, and (ii) the number of (A) Ares Common Units specified opposite such Person’s name on Annex R and (B) Ares Operating Group Units specified opposite such Person’s name on Annex R, provided that, in the case of clause (ii), such Person (A) executes and delivers, as applicable, a fair competition agreement (if so indicated on Annex R), a restricted unit award letter (which will provide, among other things, that (x) the Ares Common Units awarded thereunder will vest in three equal installments on the first three anniversaries of the Closing and (y) the transfer restrictions applicable thereto will lapse concurrently with the vesting thereof), contribution agreement, joinder agreement, lock-up agreement and other agreements reasonably requested by the Buyers, in each case, in form and substance satisfactory to the Buyers and the Sellers’ Representative and (B) delivers any withholding amount due in connection therewith.

(b)                                 Until the 10th Business Day prior to the Closing, the Sellers’ Representative may amend Annex R (the “Transaction Payment Amendment”), solely to change the amount of cash, the number of Ares Common Units, the number of Ares Operating Group Units or the Persons set forth on Annex R; provided that (i) the aggregate amount of cash plus the value of the Ares Common Units (valued at the Issue Price) plus the value of the Ares Operating Group Units (valued at the Issue Price) to be paid as set forth on Annex R shall not be more than $5,000,000 in excess of the aggregate amount of cash plus the value of the Ares Common Units (valued at the Issue Price) plus the value of the Ares Common Units (valued at the Issue Price) set forth on Annex R on the date hereof, (ii) each Person set forth on Annex R may only receive a whole number of Ares Common Units or Ares Operating Group Units and (iii) no (x) Person other than a Continuing Employee or (y) KA Owner may be set forth on Annex R.

(c)                                  If in the good faith belief of the Buyers the delivery of Ares Operating Group Units pursuant to this Section 2.12 could reasonably be expected to have any adverse tax, accounting, financial, regulatory or any other adverse effect on any Buyer Affiliate or the equityholders of Ares Management, each Person with Ares Operating Group Units specified opposite such Person’s name on Annex R shall receive an equal number of Ares Common Units in lieu of the Ares Operating Group Units as specified opposite such Person’s name on Annex R.

2.13.                     Additional Interests to KA RetainCo Owners.

(a)                                 Subject to Section 2.5, promptly following each fiscal quarter of Ares Management ending on or after the Closing, the Buyers shall, or shall cause other Buyer Affiliates to, deliver to each KA RetainCo Owner that is then a Continuing Employee a number of Ares Operating Group Units equal to (i) such KA RetainCo Owner’s KA RetainCo Pro Rata Percentage multiplied by (ii) the remainder of (x) the aggregate number of Forfeited Column 2 Class KA Units for such fiscal quarter minus (y) the Column 2 Separation Amount, rounded down to the nearest whole number; provided that such KA RetainCo Owner executes and delivers all agreements reasonably requested by the Buyers, in each case, in form and substance satisfactory to the Buyers and the Sellers’ Representative.

(b)                                 The Ares Owners Units received by each KA RetainCo Owner in exchange for such Ares Operating Group Units will be subject to the same vesting, forfeiture, lock-up and other provisions set forth in such KA RetainCo Owner’s Contribution Agreement, Lock-up Agreement, the Ares Owners LP Agreement and all other agreements entered into by such KA RetainCo Owner (or its Principal), in each case, as are applicable to the Column 1 Class KA Units received by such KA RetainCo Owner on the Closing Date.

(c)                                  Notwithstanding the other provisions of this Section 2.13, if any reorganization, recapitalization, exchange, merger, consolidation or other similar transaction (a “Reorganization”) occurs with respect to one or more Ares Operating Group Entities, then, in lieu of such Ares Operating Group Units, the Buyers shall, or shall cause other Buyer Affiliates to, deliver to the applicable KA RetainCo Owners such other equity consideration that such KA RetainCo Owners would have been entitled to receive immediately following such Reorganization had such KA RetainCo Owners owned such Ares Operating Group Units immediately prior to such Reorganization.

2.14.                     Adjustment to Form of Total Consideration.

(a)                                 If the Buyers deliver a Consideration Adjustment Notice on or prior to the 15th Business Day prior to the Closing, the parties shall enter into an amendment to this Agreement, and the Transaction Documents shall be amended, in each case, as proposed by the Buyers and subject to the prior written consent of the Sellers’ Representative (not to be unreasonably withheld, conditioned or delayed), as may be appropriate to reflect the Cash Reduction Amount, the Equity Increase Amount and all related matters, so that the intent, spirit, operation and effect of this Agreement and the other Transaction Documents shall, to the maximum extent possible, be preserved after taking into account delivery of such Consideration Adjustment Notice (it being understood that the Additional Cash Consideration shall be increased, and the KA Owners may receive additional cash consideration to purchase additional equity interests in AI LP).  Annex N shows a preliminary calculation of AOG Amount, AH Additional Cash Consideration and AI Additional Cash Consideration assuming the Adjustment Percentage is 100% and the Cash Reduction Amount is $250,000,000.

(b)                                 Within five Business Days after the Buyers’ delivery of a Consideration Adjustment Notice, the Sellers’ Representative shall amend Annex F to provide that the value of the portion of the Total Consideration that each KA Owner is receiving (based on the Issue

Price) is equal to the value of the portion of the Total Consideration that such KA Owner would have received had no Consideration Adjustment Notice been delivered.  Any such amendment to Annex F shall (i) only amend a KA Owner’s Pro Rata Percentage, Cash Percentage, Equity Percentage, Column 1 Equity Percentage or Column 2 Equity Percentage, (ii) not increase the aggregate amount of Ares Operating Group Units that any KA Owner who is not (and whose Principal is not) a Continuing Employee receives pursuant to the Transaction Documents, (iii) not increase the number of Column 2 Class KA Units that any KA RetainCo Owner (or any KA Owner whose Principal is a KA RetainCo Owner) receives pursuant to the Transaction Documents, except for Terry Quinn and Paul Blank, who may receive more Column 2 Class KA Units so long as each of their Column 2 Equity Percentages is not increased and (iv) not increase a KA Owner’s Pro Rata Percentage, Cash Percentage, Equity Percentage, Column 1 Equity Percentage or Column 2 Equity Percentage in an amount greater than the highest Pro Rata Percentage, Cash Percentage, Equity Percentage, Column 1 Equity Percentage or Column 2 Equity Percentage set forth on either Annex F or Annex F-1 with respect to such KA Owner or decrease a KA Owner’s Pro Rata Percentage, Cash Percentage, Equity Percentage, Column 1 Equity Percentage or Column 2 Equity Percentage in an amount lower than the lowest Pro Rata Percentage, Cash Percentage, Equity Percentage, Column 1 Equity Percentage or Column 2 Equity Percentage set forth on either Annex F or Annex F-1 with respect to such KA Owner. Annex F-1 is a preliminary amendment of Annex F assuming the Adjustment Percentage is 100% and the Cash Reduction Amount is $250,000,000.

ARTICLE III

REPRESENTATIONS AND WARRANTIES RELATING TO THE KA OWNERS

Each KA Owner, severally and not jointly, represents and warrants to the Buyers that the statements contained in this ARTICLE III are true and correct as of the date hereof and as of the Closing Date, except as set forth in the KA Disclosure Schedule.

3.1.                            Organization, Authorization and Enforceability.  If such KA Owner is not an individual, such KA Owner is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation.  Such KA Owner has full power, authority and legal capacity to execute and deliver each Transaction Document to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the Transactions.  Each Transaction Document to which such KA Owner is a party has been, or will be, when executed and delivered, duly and validly executed and delivered by such KA Owner and, assuming the due authorization, execution and delivery thereof by the Buyer Affiliates party thereto, constitutes, or when executed and delivered, will constitute, the valid and legally binding obligation of such KA Owner, enforceable in accordance with its terms, except as limited by Bankruptcy Laws and Principles of Equity.

3.2.                            Noncontravention; Governmental Approvals.  Neither the execution, delivery or performance of any Transaction Document to which such KA Owner is a party nor the consummation of the Transactions will, with or without notice or lapse of time or both, (a) if such KA Owner is not an individual, violate any provision of its Organizational Documents,

(b) violate, or require any material notice or material Consent under, any Law to which such KA Owner or any of its assets is subject, (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of any right or obligation under, require any notice or Consent under, or create in any Person the right to accelerate, terminate, modify, cancel, revoke or exercise any other remedy under, any Contract or Permit to which such KA Owner is a party or is subject or to which any of its assets is subject or (d) result in the creation of a Lien on any of its assets, except, in the case of clauses (c) and (d), to the extent that any such violation, conflict, breach, default or other matter would not result in a KA Material Adverse Effect.  Such KA Owner is not in violation of any of the provisions of the Organizational Documents of any KA Entity or KA Fund.

3.3.                            Proceedings.  There is no pending or, to the Knowledge of such KA Owner, threatened Action relating to such KA Owner that questions or otherwise challenges the validity or propriety of any Transaction Document or any of the Transactions (including with respect to such KA Owner’s ownership of equity interests in any KA Entity or ability to execute or perform any of the Transaction Documents).

3.4.                            Ownership of KACALP and KAFA.

(a)                                 As of the date hereof, such KA Owner owns, beneficially and of record, the KACALP Interests, the KAFA Interests and the Additional EPE Interests set forth opposite such KA Owner’s name on Annex B.  Immediately prior to the Closing (after giving effect to the Equity Restructuring), such KA Owner (i) will own, beneficially and of record, the KACALP Interests, the KAFA Interests and the Additional EPE Interests set forth opposite such KA Owner’s name on Annex C, in each case, free and clear of all Liens (other than Permitted Liens and Liens created by the Buyer Affiliates) and (ii) will not own any other equity interests in any KA Entity (other than employee vehicles which receive a portion of the Carried Interests, as set forth on Annex D).

(b)                                 Other than the Organizational Documents of the applicable KA Entity, there are no Contracts to which such KA Owner is a party or is subject with respect to (i) any equity interests in any KA Entity (including the transfer, disposition or voting thereof) or (ii) the nomination, designation or election of members of a Governing Body of any KA Entity.

(c)                                  No Management Fees or Carried Interests otherwise payable to such KA Owner have been waived or deferred by such KA Owner.

3.5.                            Brokers.  Such KA Owner (a) is not a party or otherwise subject to any Contract with, and (b) has no Liability to pay fees, commissions or similar payments to, any broker, finder, agent or other similar Person with respect to the Transactions.

3.6.                            Outside Investment Advice; Certain Agreements.

(a)                                 Such KA Owner does not directly or indirectly act as an investment adviser, investment manager, investment sub adviser, general partner (or general partner of a general partner), managing member, manager or trustee of, as sponsor for, or in any capacity similar to any of the foregoing with respect to, any Person or account, other than (i) for any KA

Entity, Client or KA RetainCo or otherwise in connection with the operation of the Business, in each case in the ordinary course, or (ii) the management of personal investments of such KA Owner or such KA Owner’s Family Parties.  Such KA Owner, its Affiliates and the Family Parties of such KA Owner and its Affiliates do not use the back offices, systems, employees or assets of the Business for any non-Business-related purposes or activities, other than non-Business activities that will (i) not be required to be disclosed in any Ares Management SEC Documents following the Closing and (ii) be discontinued on or prior to the Closing.

(b)                                 Such KA Owner (i) is not a party or otherwise subject to any Contract that prohibits or restricts such KA Owner from engaging in any business, operating in any geographical area, or competing with any Person (other than the KA Entities) and (ii) does not own any direct or indirect interest in any Person that is engaged in competition with any KA Entity or KA Fund, other than any interest that would be permitted by such KA Owner’s Fair Competition Agreement.

(c)                                  Such KA Owner does not have (i) any ownership right in or to any Business Intellectual Property or (ii) any right to use any “track record” or performance data of any KA Entity or KA Fund, except in connection with the operation of the Business.

(d)                                 If such KA Owner (or its Principal) is employed by or otherwise provides services to any KA Entity as of the date hereof, (i) such KA Owner (or its Principal) and his or her spouse has not directly or indirectly (A) made any contribution to any official of a Governmental Entity or (B) made any payment to any Person to solicit a Governmental Entity, in each case, since September 30, 2013, and (ii) such KA Owner has provided KACALP with a complete and correct list of all campaign contributions by such KA Owner (or its Principal) or his or her spouse since September 30, 2013 that would be required to be disclosed pursuant to Rule 206(4)-5 under the Advisers Act.

(e)                                  Such KA Owner will not be, and, to the Knowledge of such KA Owner, each other party to any KA Fund Restructuring Document or Equity Restructuring Agreement to which such KA Owner is a party will not be, after the execution and delivery thereof by all parties thereto (with notice or lapse of time or both), in material violation or material breach of, or in material default under, any such KA Fund Restructuring Document or Equity Restructuring Agreement.  To the Knowledge of such KA Owner, no Event has occurred, with or without the giving of notice or lapse of time or both, that has resulted in or that may result in a material breach under, or the loss of any benefit under, or cancellation, termination or modification of, any KA Fund Restructuring Document or Equity Restructuring Agreement to which such KA Owner is a party.

3.7.                            Affiliate Transactions.  None of such KA Owner or any of its Affiliates, or any of the Family Parties of such KA Owner or its Affiliates (in each case, other than the KA Entities):

(a)                                 owns any direct or indirect interest in (i) any material asset used in the Business, (ii) any Client or Controlled Portfolio Company, (iii) any consultant, service provider, supplier, landlord, creditor or debtor of or to any KA Entity, Client or Controlled Portfolio Company or (iv) any Person that is engaged in competition with any KA Entity, in each case, other than (x) through an equity interest in any KA Entity or KA Fund or (y) passive ownership of less than 5% of a class of securities of a Person that is not a KA Entity or a KA Fund;

(b)                                 is a party or otherwise subject to any Contract with any KA Entity or Client, other than the Transaction Documents, the Organizational Documents of the KA Entities and the KA Funds, customary subscription Contracts with a KA Fund, employment or non-disclosure agreements entered into in the ordinary course, or benefit plans; or

(c)                                  receives compensation from any Portfolio Company.

3.8.                            Securities Law Matters; Investigation; Exclusive Representations and Warranties.

(a)                                 Such KA Owner (i) is a sophisticated individual, is experienced in investments and is able to bear the economic risk associated with the receipt of the Ares Equity Interests and the Transactions, (ii) has such knowledge and experience as to be aware of the risks, uncertainties and consequences (legal, regulatory, tax, financial, accounting and otherwise) inherent in the Transactions and the receipt of consideration of the type contemplated thereby, (iii) understands that an investment in the Ares Operating Group Entities, Ares Owners Units and Ares Management are speculative investments that have limited liquidity and are subject to the risk of complete loss, (iv) has had access to the books, records, facilities and personnel of the Buyers and their Affiliates for purposes of conducting its due diligence investigation of the Buyers and their Affiliates, (v) has read the Ares Management SEC Documents (including the risk factors contained therein), (vi) has conducted its own independent review and analysis of, and formed an independent judgment concerning, the business, assets, liabilities, condition, operations and prospects of the Buyers and their Affiliates, (vii) understands that the Ares Equity Interests (A) are being sold in reliance upon one or more exemptions from the registration requirements of the Securities Act and any applicable state securities Laws, and (B) have not been registered under the Securities Act or any applicable state securities Laws and, therefore, must be held and cannot be resold unless such units are registered under the Securities Act and all applicable state securities Laws, unless exemptions from registration are available, (viii) is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated by the SEC under the Securities Act and (ix) has made its own independent decision that entering into the Transactions is suitable and appropriate for it.

(b)                                 Except for the representations and warranties set forth in ARTICLE V and the other representations and warranties of the Buyers set forth in any other Transaction Document and in any instrument or certificate delivered hereunder, no KA Entity, Buyer Affiliate or Representative of a KA Entity or Buyer Affiliate has made, and such KA Owner has not relied on and will make no claim with respect to, (i) any representation, warranty or statement, either express or implied, including as to the accuracy or completeness of any Ares Evaluation Material or (ii) any Recommendation (other than by advisors retained by such KA Owner on a fee-for-services basis). No Person shall have or be subject to any Liability to such KA Owner as a result of such KA Owner’s use of, or reliance on, any Ares Evaluation Material or any Recommendation by any KA Entity, a Buyer Affiliate or any of their respective Representatives.  Nothing in this Section 3.8(b) shall relieve any Buyer of any Liability for fraud.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES RELATING TO THE KA ENTITIES

Each KA Party, jointly and severally, represents and warrants to the Buyers that the statements contained in this ARTICLE IV are true and correct as of the date hereof and as of the Closing Date, except as set forth in the KA Disclosure Schedule.

4.1.                            Organization, Authorization and Enforceability.

(a)                                 Each KA Entity is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation or organization and has full power and authority to own, lease and operate its assets and to carry on its business as presently conducted.  Each KA Entity is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the assets owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for any failures to be so qualified or licensed or in good standing that would not result in a KA Material Adverse Effect.  KACALP has delivered to the Buyers complete and correct copies of the Organizational Documents of each KA Entity, each of which are in full force and effect.  No KA Entity is, or since January 1, 2013 has been, in violation of its Organizational Documents.

(b)                                 Each KA Entity has full power and authority to execute and deliver each Transaction Document to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the Transactions.  The execution and delivery by any KA Entity of each Transaction Document, the performance by such KA Entity of its obligations hereunder and thereunder, and the consummation by such KA Entity of the Transactions have been duly authorized by all requisite action on the part of such KA Entity.  Each Transaction Document to which any KA Entity is a party has been, or will be, when executed and delivered, duly and validly executed and delivered by such KA Entity and, assuming the due authorization, execution and delivery thereof by the Buyer Affiliates party thereto, constitutes, or when executed and delivered, will constitute, the valid and legally binding obligation of such KA Entity, enforceable in accordance with its terms, except as limited by Bankruptcy Laws and Principles of Equity.

4.2.                            Noncontravention; Governmental Approvals.  Neither the execution, delivery or performance of any Transaction Document by a KA Entity nor the consummation of the Transactions will, with or without notice or lapse of time or both, (a) violate any provision of the Organizational Documents of any KA Entity or KA Fund, (b) violate, or require any material notice or material Consent under, any Law to which any KA Entity or KA Fund or any of such Person’s assets is subject (including any Consent with FERC), (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of any right or obligation under, require any notice or Consent under, or create in any Person the right to accelerate, terminate, modify, cancel, revoke or exercise any other remedy under, any (i) Material Contract or (ii) Permit, or (d) result in the creation of a Lien on any assets of any KA Entity or KA Fund, except, in the case of clauses (c)(ii) and (d) of this Section 4.2, to the extent that any such conflict, breach, default, right or Lien would not result in a KA Material Adverse Effect or a Material Fund Change.

4.3.                            Subsidiaries; KA Entities.

(a)                                 Section 4.3(a) of the KA Disclosure Schedule identifies, with respect to each Subsidiary of a KA Party, as of the date hereof, (i) its name and jurisdiction of organization, (ii) all of its authorized equity interests, if applicable, (iii) the number or percentages of its equity interests (by class or series, if applicable) that are issued and outstanding, together with the owners thereof, and (iv) its general partner, managing member or equivalent controlling or managing Person.  The Persons set forth in Section 4.3(a) of the KA Disclosure Schedule are, as of the date hereof, the sole beneficial and record owners of all the issued and outstanding equity interests of each Subsidiary of either KA Party, in each case, free and clear of all Liens (other than Permitted Liens).  Except as set forth in Section 4.3(a) of the KA Disclosure Schedule, no KA Entity owns, of record or beneficially, any equity interest or Option in any Person.

(b)                                 Immediately prior to the Closing (after giving effect to the Equity Restructuring):

(i)                                     the KA Owners will own, beneficially and of record, all of the KA Interests, free and clear of all Liens (other than Permitted Liens); and

(ii)                                  each KA Party will own (A) the issued and outstanding equity interests of each of its respective Subsidiaries as set forth on Annex D and (B) the balance sheet investments as set forth on Annex E, in each case, free and clear of all Liens (other than Permitted Liens).

4.4.                            Capitalization.

(a)                                 The KA Interests and all of the issued and outstanding equity interests of each KA Entity (i) are duly authorized, fully paid and non-assessable (to the extent such concepts are applicable) and (ii) have been validly issued in compliance in all material respects with all applicable Laws.  There are no (i) outstanding Options or Contracts to issue Options with respect to any KA Entity or (ii) obligations, contingent or otherwise, of any KA Entity to issue, repurchase, redeem or otherwise acquire any equity interests in, or to provide funds to or make any investment in, and there are no rights plans affecting, any KA Entity, in each case, other than Options or obligations (x) that are set forth in the Organizational Documents of a KA Party or (y) in favor of any KA Entity that are set forth in the Organizational Documents of any other KA Entity.  The equity interests in the KA Entities are not represented by any certificates or other similar documents.  Upon consummation of the Transactions, (i) AI LP will own all of the KACALP Interests and Additional EPE Interests, (ii) AH LP will own all of the KAFA Interests and (iii) each KA Party will own all of the issued and outstanding equity interests of each of its Subsidiaries, in each case, free and clear of all Liens (other than Permitted Liens and Liens created by the Buyer Affiliates).

(b)                                 Other than the Organizational Documents of the applicable KA Entity, there are no Contracts to which any KA Entity is a party or is subject (i) with respect to (A) any equity interests in any KA Entity (including the transfer, disposition or voting thereof) or (B) the nomination, designation or election of members of a Governing Body of any KA Entity or (ii)

that place any Liability on, or restricts, any KA Entity with respect to declaring or paying any dividends or distributions.

(c)                                  Immediately following the Closing, the KA Parties and their wholly owned Subsidiaries (and no other Person) will be entitled to (i) 100% of the Management Fees and (ii) the percentage of the Carried Interest set forth on Annex J.

(d)                                 As of the Closing, KA RetainCo will not own any equity interests in any Person or any other assets or have any Contracts or Liabilities, in each case other than as set forth on Annex O and Annex P.

(e)                                  Other than as disclosed on Annex G, no KA Entity or KA Fund is a party or otherwise subject to any Contract that defers, caps, waives, offsets, reimburses, reduces, returns or otherwise modifies any fees, charges or other amounts payable to any KA Entity or KA Fund or to be paid by any Client or KA Fund Investor.  Without limiting the foregoing, no Management Fees or Carried Interests otherwise payable to any KA Entity or Fee Receiving Person have been waived or deferred.

4.5.                            Financial Statements; Certain Liabilities.

(a)                                 KACALP has delivered to the Buyers complete and correct copies of the Financial Statements and the Signing Pro Forma Financial Statements, together with the Additional Financial Data as of, and for the periods ending on, the dates set forth in the Signing Pro Forma Financial Statements. The Financial Statements and, as of the Closing Date, the Post-Signing Financial Statements and Unreviewed Financial Statements have been prepared (x) from, and are in accordance in all material respects with, KACALP’s books and records, and (y) in accordance with GAAP (except as may be indicated in the notes thereto) and present fairly, in all material respects, the financial condition, results of operations, changes in members’ capital and cash flows of KACALP and its Subsidiaries, as of the dates and for the periods indicated (subject in the case of the KACALP Balance Sheet to normal year-end-adjustments that are immaterial in nature and amount and the absence of notes).

(b)                                 KACALP and its Subsidiaries have established and maintain systems of internal accounting controls that are designed to provide reasonable assurances (i) that (A) all transactions are executed in accordance with management’s general or specific authorization, and are recorded as necessary to permit the preparation of proper and accurate financial statements in accordance with GAAP and (B) access to their property and assets is permitted only in accordance with management’s general or specific authorization and (ii) regarding the prevention or timely detection of unauthorized acquisition, use or disposition of the assets of KACALP or any of its Subsidiaries.  Since January 1, 2013, no KA Entity or KA Fund or, to the Knowledge of any KA Entity, any Representative of any KA Entity or KA Fund has received any written complaint, allegation, assertion, deficiency notice or claim regarding the accounting or auditing practices, procedures, methodologies or methods of KACALP, any of its Subsidiaries, or any of the KA Funds, or their respective internal accounting controls.

(c)                                  The Signing Pro Forma Financial Statements and, as of the Closing Date, all Pro Forma Financial Statements: (i) have been properly presented on the bases described therein, and (ii) give effect to assumptions used in the preparation thereof on a reasonable basis and in good faith, which assumptions are reasonable. The adjustments used in the Signing Pro Forma Financial Statements (and as of the Closing Date, the adjustments used in all Pro Forma Financial Statements) are appropriate to give effect to the transactions, actions and circumstances referred to therein and have been properly applied to the historical amounts in the compilation thereof. The Additional Financial Data delivered to the Buyers have been derived from the corresponding Pro Forma Financial Statements.

(d)                                 Section 4.5(d) of the KA Disclosure Schedule (i) sets forth the Indebtedness of each KA Entity as of the date hereof and (ii) identifies the debtor, the principal amount, the creditor, the maturity date and the collateral, if any, securing such Indebtedness. There are no Liabilities of the KA Entities, except for Liabilities (i) set forth on the face of the KACALP Balance Sheet, (ii) incurred in the ordinary course of business since the date of the KACALP Balance Sheet that, individually or in the aggregate, would not result in a KA Material Adverse Effect, (iii) that do not exceed $250,000 individually or $750,000 in the aggregate, or (iv) representing unperformed obligations under any Contract under which there is no breach or default thereunder.

(e)                                  Except for the Transactions, since December 31, 2014, (i) the Business has been operated in all material respects only in the ordinary course and (ii) no action has been taken that, if taken during the time period covered by Section 6.1 would require disclosure to, or consent of, the Buyers pursuant to Sections 6.1(d), 6.1(e) or, with respect to the foregoing, 6.1(m).  Since December 31, 2014, there has not occurred any Event that, individually or when aggregated with other such Events, has resulted in a KA Material Adverse Effect or a Material Fund Change.

4.6.                            Proceedings.  Since January 1, 2013, there has been no pending or, to the Knowledge of any KA Entity, threatened Action (a) involving any KA Entity, any KA Fund or any of their respective directors, members, managers, officers, partners or employees, in each case, that would reasonably be expected to result in a material Liability or otherwise be material to (x) KACALP and its Subsidiaries, taken as a whole, (y) KAFA and its Subsidiaries, taken as a whole, or (z) any KA Fund set forth on Section 7.1(e) of the KA Disclosure Schedule, or (b) that questions or otherwise challenges the validity or propriety of any Transaction Document or any of the Transactions. There are no material (x) outstanding Orders or unsatisfied judgments, penalties or awards against any KA Entity or KA Fund or (y) unresolved deficiencies, violations or exceptions claimed or asserted in writing by any Governmental Entity with respect to any KA Entity or KA Fund.

4.7.                            Taxes.

(a)                                 Each KA Entity and KA Fund (that is not a Public Fund) has always been properly treated for U.S. federal income tax purposes as either (i) a partnership that is not a publicly traded partnership treated as a corporation under Section 7704(a) of the Code, or (ii) an entity disregarded as separate from its owner.  Each KA REIT has been organized and operated in conformity in all material respects with the requirements for qualification as a REIT under the Code, and its proposed method of operation will enable it to be qualified as a REIT under the Code for its taxable years ending December 31, 2015 and thereafter. Each Subsidiary of a KA

REIT that is a corporation for U.S. federal income tax purposes, other than any qualified REIT subsidiary as defined in Section 856(i)(2) of the Code, has been in compliance in all material respects with all requirements applicable to a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code and all applicable Treasury Regulations thereunder.  Each KA RIC has been organized and operated in conformity in all material respects with the requirements for qualification as a RIC under the Code, and its proposed method of operation will enable it to be qualified as a RIC under the Code for its taxable years ending December 31, 2015 and thereafter.

(b)                                 All Tax Returns required to have been filed by a KA Entity or KA Fund have been duly and timely filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are complete and correct in all material respects.  With respect to any period or portion thereof for which Tax Returns have not yet been filed, or for which Taxes are not yet due or owing, each KA Entity and KA Fund has established due and sufficient reserves for the payment of such Taxes in accordance with GAAP and all other applicable generally accepted accounting standard for non-U.S. purposes.

(c)                                  All Taxes that have become due and payable by a KA Entity or KA Fund have been fully and timely paid when due. There are no Liens as a result of any unpaid Taxes (other than current Taxes not yet due and payable) upon any of the assets of a KA Entity.

(d)                                 Each KA Entity and KA Fund has (i) withheld and paid all Taxes (including Taxes imposed under FATCA) required to have been withheld and paid by such Person in connection with amounts paid or owing to any employee, independent contractor, creditor, KA Fund Investor or other Person and (ii) complied in all material respects with all information reporting provisions of applicable Law (including under FATCA and requirements to obtain a properly executed IRS Form W-8 or W-9 from each KA Fund Investor).

(e)                                  No material deficiencies for Taxes with respect to a KA Entity or KA Fund have been proposed in writing or assessed by any Tax authority.  There are no outstanding, pending or, to the Knowledge of any KA Entity, threatened Tax proceedings in respect of a KA Entity or KA Fund.  There is no outstanding waiver by a KA Entity or KA Fund of any statute of limitations with respect to Taxes of such Person.

(f)                                   No KA Entity or KA Fund will be required (i) as a result of a change in method of accounting for any Tax period ending on or before the Closing Date to include any adjustment under Section 481(c) of the Code (or any corresponding provision of any state, local, or foreign Law) in taxable income, or disallowance of deductions, for any Tax period (or portion thereof) ending after the Closing Date or (ii) to include any item of income in taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any (x) prepaid amount received on or prior to the Closing Date or (y) “closing agreement” described in Section 7121 of the Code (or any corresponding provision of any state, local, or foreign Law).

(g)                                  No KA Entity or KA Fund has any Liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any corresponding provision of any state, local, or foreign Law), by Contract or otherwise.

(h)                                 Section 4.7(h) of the KA Disclosure Schedule sets forth, for the tax year ended December 31, 2013, for each KA Entity and KA Fund, a list of each state, territory and jurisdiction (whether foreign or domestic) in which such Person files or is required to file a Tax Return.  To the Knowledge of any KA Entity, no Tax authority in any state, territory or jurisdiction where a KA Entity or KA Fund does not file a Tax Return has made a claim that such Person is required to file a Tax Return in such state, territory or jurisdiction.

(i)                                     No KA Entity or KA Fund has (i) engaged in any transaction that is a “reportable transaction” for U.S. federal income tax purposes within the meaning of Treasury Regulations Section 1.6011-4, or (ii) made an election to be treated as an “electing investment partnership” within the meaning of Section 743(e)(6) of the Code.

(j)                                    Except as disclosed on Annex J, each of the Carried Interests set forth on Annex J constitutes a validly issued “profits interest” as that term is used in IRS Revenue Procedures 93-27 and 2001-43.

(k)                                 KACALP has filed with the IRS the Change Requests with all schedules, attachments, written materials and other documents related thereto.

4.8.                            Compliance.

(a)                                 Since January 1, 2013, (i) each KA Entity and KA Fund has been in compliance in all material respects with all applicable Laws, (ii) there have been no Material Compliance Matters, as such term is defined in Rule 38a-1(e)(2) under the Investment Company Act, with respect to any Public Fund and (iii) no KA Entity or KA Fund has received any written notice from any Person asserting that (x) a KA Entity or a KA Fund is not in compliance in all material respects with applicable Laws (or is under investigation with respect thereto) or (y) a KA Entity or a KA Fund or any of its Representatives or Affiliates must undertake, or bear any cost of, any material remedial action related to the Business.  KACALP has delivered to the Buyers complete and correct copies of all material Governmental Filings delivered to or from any KA Entity or KA Fund since January 1, 2013.

(b)                                 Since January 1, 2013, no KA Entity, KA Fund, or Representative of any KA Entity or KA Fund, (i) has been a party or otherwise subject to any Contract with, or received any supervisory letter from, or adopted any resolutions at the request of, any Governmental Entity, in any case that restricts the conduct of, or relates to its management of, the Business, or (ii) has been advised in writing by any Governmental Entity that it is considering issuing or requesting any such Contract, letter or resolutions.

(c)                                  Since January 1, 2013, each KA Entity and KA Fund (i) has held all Material Permits, (ii) has been in compliance in all material respects with each Material Permit and (iii) no KA Entity or KA Fund has received written notice of any default, violation or threatened suspension or cancellation of any Material Permit. To the Knowledge of any KA Entity, no revocation, suspension, modification or cancellation of any Material Permit has been threatened and no Event exists that would reasonably be expected to give rise to any such revocation, suspension, modification or cancellation.  A complete and correct list of all Material

Permits is set forth in Section 4.8(c) of the KA Disclosure Schedule, including their respective dates of issuance and expiration.  Each Material Permit is in full force and effect.

(d)                                 Since January 1, 2013, each KA Entity has performed its investment management, advisory and related duties and responsibilities, and rendered investment advice, and allocated all internal fees and expenses, to its Clients, in compliance in all material respects with, and otherwise consistent with, such KA Entity’s and its applicable Clients’ objectives, mandates, guidelines, policies, restrictions, investment allocation provisions, Management Agreement, Organizational Documents, Sideletters, Offering Materials, Public Fund SEC Documents (with respect to the Public Funds) and all applicable Permits and Laws.

(e)                                  The KA Entities have implemented one or more formal codes of ethics, insider trading policies, personal trading policies and other policies and procedures as required by and in accordance with applicable Law, including Section 204A and Rule 204A-1 and Section 206 and Rule 206(4)-7 under the Advisers Act and Section 17(j) under the Investment Company Act.  Since January 1, 2013, there have been no material violations by any KA Entity or, to the Knowledge of any KA Entity, any supervised person of any KA Entity, of such codes of ethics, policies or procedures.

(f)                                   Since January 1, 2013, each RIA (i) has been duly registered as an investment adviser (or is properly deemed to be so registered by virtue of being a “relying adviser”) under the Advisers Act, (ii) has been duly registered, licensed or qualified as an investment adviser in each jurisdiction where the conduct of its business requires such registration, licensing or qualification and (iii) has timely filed all Governmental Filings required to be filed under applicable Law.  No KA Entity other than the RIAs provides investment advisory or investment management services to any Person. Each Form PF and Form ADV filed by a KA Entity and all amendments thereto, as of the date of filing with the SEC (and with respect to Form ADV Part 2 or its equivalent, its date) (x) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (y) complied with Section 206(4)-8 of the Advisers Act.

(g)                                  No KA Entity, KA Fund, Representative of a KA Entity or KA Fund, or, to the Knowledge of any KA Entity, Client or KA Fund Investor, is identified on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC or is a department, agency or instrumentality of, or otherwise controlled by or acting on behalf of, any Governmental Entity of any jurisdiction that is the target of any economic sanctions program administered by OFAC (31 C.F.R. Parts 500 through 598).  Each KA Entity has adopted and complied with policies and procedures intended to ensure that its Clients and the KA Fund Investors are not subject to sanctions administered by OFAC and are not identified on the list of “Specially Designated Nationals and Blocked Persons.”

(h)                                 Since January 1, 2013, no KA Entity or KA Fund (i) has been a party or otherwise subject to, been a beneficiary under, or performed service under, any Contract under which another party to such Contract has been designated on (x) any Governmental Entity list relating to economic or trade sanctions, or (y) the U.S. Department of Commerce Denied Person List and Entity List, (ii) to the Knowledge of any KA Entity, has participated in any transaction involving any such designated Person, or (iii) has taken any action that can be penalized under Section 999 of the Code.

(i)                                     Since September 30, 2013, each KA Entity and KA Fund has been in compliance in all material respects with Rule 206(4)-5 under the Advisers Act.  Without limiting the foregoing, since such date, no KA Entity, KA Fund or any Primary KA Owner or, to the Knowledge of any KA Entity, any of their respective covered associates, has directly or indirectly (i) made any contribution to any official of a Governmental Entity or (ii) made any payment to any Person to solicit a Governmental Entity.  Section 4.8(i) of the KA Disclosure Schedule sets forth (A) a copy of each KA Entity’s campaign contribution policies and (B) a complete list of all campaign contributions by each KA Entity, KA Fund or any Primary KA Owner or, to the Knowledge of any KA Entity, any of their respective covered associates, in each case, since September 30, 2013 that would be required to be disclosed pursuant to Rule 206(4)-5 under the Advisers Act.  Notwithstanding anything to the contrary herein, the representations and warranties contained in this Section 4.8(i) shall be the only representations and warranties of the KA Parties that address compliance with, or any Liability for non-compliance with, Rule 206(4)-5 under the Advisers Act as applied to the KA Entities and KA Funds.

(j)                                    No KA Entity is (i) a “broker-dealer” within the meaning of any applicable Law or (ii) required to be registered, licensed or qualified as a broker-dealer under the Exchange Act.

(k)                                 KACALP has delivered to the Buyers complete and correct copies of all material books and records of each Governing Body of, and equityholder consents and minute books of, each KA Entity since January 1, 2013.

(l)                                     No KA Entity or, to the Knowledge of any KA Entity, “affiliated person” (as defined in the Investment Company Act or the Advisers Act) of a KA Entity (i) is ineligible pursuant to Section 9(a) or 9(b) of the Investment Company Act to serve in any capacity referred to in Section 9(a) thereof to a registered investment company or (ii) is ineligible or subject to disqualification pursuant to Section 203 of the Advisers Act or Rule 206 thereunder to serve as an investment adviser or a “person associated with an investment adviser” (as defined in the Advisers Act).  There is no Action pending or, to the Knowledge of any KA Entity, threatened, that could reasonably be expected to result in, or provide the basis for, such ineligibility or disqualification.

(m)                             This Section 4.8 does not relate to (i) Taxes, which are addressed in Section 4.7 or (ii) Benefit Plans, which are addressed in Section 4.12.

4.9.                            KA Funds; Other Clients.

(a)                                 KACALP has delivered to the Buyers complete and correct copies of the Organizational Documents and Offering Materials pertaining to the KA Funds and Management Agreements and Sideletters.

(b)                                 KACALP has delivered to the Buyers complete and correct copies of each available Fund Financial Statements. Each Fund Financial Statement (x) required to be prepared for any KA Fund (by the Offering Materials or Organizational Documents of such KA Fund, applicable Law or otherwise) has been duly and timely prepared and delivered, (y) has been prepared from, and in accordance in all material respects with, the books and records of the applicable KA Fund, and (z) has been prepared in accordance with GAAP (except as may be indicated in the notes thereto) and presents fairly, in all material respects, the financial condition, results of operations, changes in capital and cash flows of the applicable KA Fund, as of the dates and for the periods indicated (subject, in the case of interim financial statements, to normal year-end adjustments that are immaterial in nature and amount and the absence of notes).

(c)                                  Each KA Fund is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation or organization and has full power and authority to own, lease and operate its assets and to carry on its business as presently conducted.  Each KA Fund is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where it is required to do so under applicable Law, except for any failures to be so qualified or licensed and in good standing that would not reasonably be expected to have a Material Fund Change.  All of the issued and outstanding equity interests of each KA Fund are duly authorized, fully paid and non-assessable (to the extent such concepts are applicable) (other than to the extent they are subject to capital calls pursuant to the Organizational Documents of each such KA Fund) and have been validly issued in compliance with all applicable Law and applicable Organizational Documents.  A Management Agreement has been in full force and effect at all times that any KA Entity was performing investment management, advisory or sub-advisory services for such KA Fund.  Each Contract pursuant to which any KA Entity has received compensation from a KA Fund was duly approved in accordance with the applicable Organizational Documents of such KA Fund and applicable Law.

(d)                                 All outstanding equity interests of each KA Fund were sold in compliance with applicable securities Laws.

(e)                                  Each Public Fund is duly registered (i) with all applicable Governmental Entities as an investment company or a regulated fund and (ii) for the purpose of marketing in each applicable jurisdiction.  Other than the Public Funds, no KA Fund has been required to register as an investment company under (i) the Investment Company Act, by virtue of exclusions from such definition under Section 3(c)(1) or Section 3(c)(7) or (ii) the comparable regulatory regime of any other jurisdiction.  Each KA Fund (and each operator thereof) has, since inception, (x) not constituted a “commodity pool” or a “commodity trading account” within the meaning of the CEA, (y) been exempt from registration (by virtue of its operator being so exempt as a commodity pool operator under the CEA) and has filed an appropriate claim of exclusion or exemption to the extent required and (z) filed all applicable documentation with the National Futures Association except to the extent the failure of which to file documentation would not, individually or in the aggregate, be reasonably expected to materially impair its ability to conduct its business.

(f)                                   Since January 1, 2013, each of the KA Funds has timely (i) filed all Fund Reports and (ii) delivered to each investor or offeree of an investment in a KA Fund Offering Materials relating to such KA Fund, in the case of each of clause (i) and (ii), required by applicable Law.  At all times since the original offering of equity interests in such KA Fund, each of the Fund Reports and the Offering Materials of the KA Funds, and any supplemental advertising and marketing materials relating to a KA Fund prepared by any KA Entity (i) has complied in all material respects with applicable Law, and (ii) has not contained any untrue statement of a material fact, or omitted to state a material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not materially misleading, in each such case at such time any such Fund Report, Offering Material or other material was delivered to investors or potential investors in such KA Fund.

(g)                                  The most recent annual report to shareholders of each Public Fund, comprising part of the Public Fund SEC Documents of such Public Fund, accurately describes the total net assets for such Public Fund and the fees payable by such Public Fund under the applicable Management Agreement, each as of the date of such annual report.

(h)                                 Except as set forth in Section 4.9(h) of the KA Disclosure Schedule, (i) no KA Fund (pursuant to its Organizational Documents, Offering Materials or otherwise) prevents or restricts any KA Entity from launching a similar KA Fund at any time or prior to any Event, other than any restriction (A) that has expired prior to the date hereof or (B) relating to launching a successive fund as set forth in its Organizational Documents or Offering Materials, and (ii) no KA Entity or KA Fund is subject to any priority or exclusivity arrangements with respect to the allocation of investment opportunities.

(i)                                     Annex G sets forth a complete and correct list, as of March 31, 2015, organized by Client, of (i) with respect to each KA Fund, its jurisdiction of formation, (ii) the name of each KA Fund Investor, KA Fund GP and “special limited partner” of each KA Fund, (iii) the original capital commitment and unpaid capital commitment (i.e., unfunded capital commitment plus the amount that is callable pursuant to recycling provisions, if any) for each such KA Fund Investor, and the aggregate capital commitments and unpaid capital commitments for each KA Fund or, for KA Funds that are hedge funds or other open-end funds (other than sub-advisory accounts), the net asset value attributable to each KA Fund Investor therein, (iv) the AUM and the Fee Earning AUM Managed for each Client, (v) the management fee rate in effect with respect to such KA Fund (or, if different, each KA Fund Investor therein), (vi) the percentage used to calculate the Carried Interest for each Client (or, if different, each KA Fund Investor therein), (vii) the amount of Carried Interest paid to any KA Entity by each Client since January 1, 2013 and the Accrued Carried Interest , (viii) all “clawback” and similar Liability of the KA Entities (or any direct or indirect owner thereof) that has accrued or is payable in respect of each Client and (ix) any escrow, hold back or similar account or amounts maintained or held by or on behalf of each Client (or a KA Entity in respect of such Client) in respect of any “clawback” or similar Liability.  Since March 31, 2015, there have been no (A) material changes to the information set forth in Annex G or (B) redemptions of AUM or of assets under management for any Client.  The calculation of Management Fees, Carried Interest and Accrued Carried Interest for each Client has been made in accordance with the applicable Organizational Documents, Management Agreements and Sideletters.  Since January 1, 2015, no KA Fund Investor (x) has been designated by a KA Fund as a “defaulting investor” or (y) is or has been in default in the making of any capital contribution or other payment to a KA Fund, except in the case of this clause (y), for such defaults by all KA Fund Investors that do not in the aggregate exceed $1,000,000 or defaults that have been cured within 30 days of such default.  No KA Fund Investor is in material breach of its obligations under any Organizational Document or Sideletter.

(j)                                    No Public Fund has adopted any 12b-1 Plan.  Each of the Public Funds has a separate prime broker, custodian or trustee which is a third party entity independent of the KA Entities undertaking asset management services for the KA Funds.

(k)                                 Since January 1, 2013, with respect to each account for each Client maintained by any KA Entity that is responsible for pricing, there has not existed any material unremedied “out of balance” condition, pricing error or similar condition.

(l)                                     Each “soft dollar” arrangement to which a KA Entity has been a party is in compliance with the safe harbor of Section 28(e) under the Exchange Act and all other applicable Laws.  At the time each KA Fund Investor entered into a subscription Contract with a KA Fund (or acquired an interest in a KA Fund by assignment or otherwise), either (i) such KA Fund Investor represented to a KA Entity that it was, or (ii) the applicable KA Entity had reason to believe that such KA Fund Investor was, (A) an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act and (B) either (x) a Qualified Client or (y) a “knowledgeable employee,” in case of clause (B), to the extent any KA Entity receives Carried Interest with respect to such KA Fund.

(m)                             Since January 1, 2013, the KA Entities and the KA Funds have been in compliance in all material respects with (i) all applicable data protection and privacy Laws and (ii) all privacy and related policies, programs and other written notices that concern any KA Entity’s or KA Fund’s collection or use of personal information.

(n)                                 Since January 1, 2013, (a) no Public Fund has (i) received any written notice from any Person (each, a “Contesting Party”) that such Contesting Party has an intent to change or influence the control of such Public Fund or participate in a transaction having that effect (including an unsolicited bid) as described in Rule 13d-1(c)(1) under the Exchange Act or (ii) been engaged in, or the subject of, a proxy contest or similar activity and (b) to the Knowledge of any KA Entity, no Contesting Party has filed a Schedule 13D that disclosed any plan or proposal or other intent to change or influence control over any Public Fund.

4.10.                     Material Contracts, etc.

(a)                                 Other than the Organizational Documents of the KA Entities and KA Funds, Section 4.10(a) of the KA Disclosure Schedule lists, as of the date hereof, all Contracts to which any KA Entity is a party or is subject on behalf of itself (and, with respect to clauses (i), (ii), (vi), (ix) or (x), to which any KA Fund is party or is subject) that:

(i)                                     are (A) Management Agreements, (B) other Contracts that relate to Management Fees or Carried Interest or (C) other material Contracts with any Client or KA Fund Investor (other than subscription Contracts on terms substantially similar to all subscription Contracts entered into by all similarly situated Clients or all KA Fund Investors in a KA Fund);

(ii)                                  are material and relate to the distribution or selling of interests in a KA Fund, including all material finders agreements;

(iii)                               either (A) are teaming, partnership, joint venture, equityholder or similar Contracts or (B) involve the sharing of profits or losses, or management rights, or the granting of a veto, consent or similar right;

(iv)                              relate to acquisitions or dispositions of material assets, any business, or a material amount of equity, in each case, other than the Transaction Documents;

(v)                                 either (A) could reasonably be expected to involve future Liabilities, payments or receipts of more than $250,000 in any 12 month period or more than $750,000 over the remaining life of the Contract (other than Contracts with employees of a KA Entity or KA Fund that are cancellable without severance or similar payments or any material penalty on no more than 30 days’ notice) or (B) are Leases;

(vi)                              are Contracts (A) pursuant to which any KA Entity (v) incurred or may incur Indebtedness, (w) grants any Liens, (x) guarantees or serves as a suretyship of any Liability, (y) assumes any material Liability, or (z) indemnifies any Person (other than ancillary indemnification contained in a Contract entered into in the ordinary course) or (B) that relate to interest rate swaps, caps, floors, option agreements, futures or forward Contracts, or other similar arrangements and derivative financial instruments;

(vii)                           contain contingent or non-contingent “earnout” or similar payments to be made by any KA Entity, in any such case which may be material in amount;

(viii)                        either (A) obligate any KA Entity to make, directly or indirectly, any advance, loan, extension of credit or capital contribution to, or other investment in, any Person, other than (x) subscription Contracts for KA Funds, (y) Contracts that terminate prior to the Closing or (z) Contracts relating to immaterial advances, loans or extensions of credit in the ordinary course of business to employees who are not executive officers of any KA Entity or (B) contain a “clawback” or similar undertaking requiring the reimbursement or refund of any fees or return of any amounts (whether performance-based or otherwise) paid or distributed to any equityholder, member or partner of any KA Entity;

(ix)                              either (A) provide for payments or the acceleration or vesting of payments or other material rights conditioned, in whole or in part, on a change in control of any KA Entity or (B) are with individuals who are consultants or contractors (or similar arrangements) that are not cancellable without penalty and without more than 30 days’ notice, except, in each case, vendor or service agreements entered into in the ordinary course that are not material to the Business;

(x)                                 contain a provision applicable to any KA Entity or KA Fund (or, following the Closing, a Buyer or any of its Affiliates) (A) restricting any of them from competing with any Person or engaging in any activity or operating in any geographic area (other than any such restriction on a Portfolio Company or any other investment by a KA Fund ), (B) containing an exclusive dealing provision, (C) granting a right of refusal, first offer, first negotiation or similar right (other than any such right relating to a Portfolio Company or any other investment by a KA Fund), (D) granting “most favored nation” pricing or terms, other than “most favored nation” pricing or terms granted to investors in an investment program that relate solely to such investment program to the extent such KA Entity is in compliance therewith, (E) relating to any standstill or similar arrangement or (F) relating to any material confidentiality undertakings;

(xi)                              either (A) waive any material claims or (B) relate to the settlement of any Action that (x) contain any obligations of a KA Entity to pay an amount in excess of $250,000 individually or $500,000 in the aggregate (other than settlements made prior to January 1, 2014 for which there are no remaining obligations of a KA Entity), or (y) could reasonably be expected to materially impact the ordinary course of business of any KA Entity (or either Buyer or any of its Affiliates after the Closing); or

(xii)                           contain a provision under which any Person (A) has granted any KA Entity a license or other right with respect to (x) use of any “track record” or performance data or (y) any Intellectual Property, other than, in the case of this clause (y), (i) licenses entered into in the ordinary course of the Business with agents and service providers providing services for or on behalf of a KA Entity and (ii) licenses for commercially available, off-the-shelf software applications or (B) has been granted a license or other right with respect to Owned Intellectual Property.

(b)                                 Each Material Contract is (i) a legal, valid and binding obligation of each KA Entity and KA Fund party thereto and (ii) in full force and effect and enforceable against each KA Entity and KA Fund party thereto, and, to the Knowledge of any KA Entity, each other party thereto, in accordance with its terms. No KA Entity or KA Fund or, to the Knowledge of any KA Entity, any other party to any Material Contract, is (or with notice or lapse of time or both, would be) in material violation or material breach of, or in material default under, any such Material Contract.  No KA Entity or KA Fund has given or received any written notice relating to any actual, alleged or potential default under, or any intention to terminate or to renegotiate any material rights or amounts paid or payable under, any Material Contract (other than any default that has been cured or waived).  To the Knowledge of any KA Entity, no Event has occurred, with or without the giving of notice or lapse of time or both, that has resulted in or that may result in a material breach under, or the loss of any benefit under, acceleration of the maturity or performance of or payment under, or cancellation, termination or modification of, any Material Contract.  KACALP has delivered to the Buyers complete and correct copies of each of the written Material Contracts and complete and correct descriptions of all material terms of each of the oral Material Contracts, if any, including all waivers to any of the foregoing.

(c)                                  Each KA Fund Restructuring Document and Equity Restructuring Agreement is, or will be when executed and delivered, (i) a legal, valid and binding obligation of each KA Entity, KA Fund and KA Owner party thereto and (ii) in full force and effect and enforceable against each KA Entity, KA Fund and KA Owner party thereto, and, to the Knowledge of any KA Entity, each other party thereto, in accordance with its terms. No KA Entity, KA Fund or KA Owner or, to the Knowledge of any KA Entity, any other party to any KA Fund Restructuring Document or Equity Restructuring Agreement, will be, after the execution and delivery thereof by all parties thereto (with notice or lapse of time or both), in material violation or material breach of, or in material default under, any such KA Fund Restructuring Document or Equity Restructuring Agreement.  To the Knowledge of any KA Entity, no Event has occurred, with or without the giving of notice or lapse of time or both, that has resulted in or that may result in a material breach under, or the loss of any benefit under, or cancellation, termination or modification of, any KA Fund Restructuring Document or Equity Restructuring Agreement.

4.11.                     Intellectual Property.

(a)                                 Section 4.11(a) of the KA Disclosure Schedule sets forth all the Owned Intellectual Property that (i) with respect to the “Kayne,” “Kayne Anderson” and similar trademarks, exists at common law (unregistered) or (ii) is registered or applied for with a Governmental Entity and, in each case, has not been abandoned or cancelled and which has not expired.  All Owned Intellectual Property set forth on Section 4.11(a) of the KA Disclosure Schedule is subsisting and, to the Knowledge of any KA Entity, valid and enforceable.  To the Knowledge of any KA Entity, the KA Entities own or have the legal right to use all Business Intellectual Property, free and clear of all Liens.

(b)                                 No Person other than the KA Entities exclusively owns or has any other ownership right in or to, or to the Knowledge of any KA Entity has claimed any ownership right in or to, any Owned Intellectual Property which is material to the Business.  To the Knowledge of any KA Entity, no KA Entity has, since January 1, 2013, infringed, misappropriated or otherwise violated the Intellectual Property of any Person and, to the Knowledge of any KA Entity, no Person is infringing upon any Owned Intellectual Property.

(c)                                  The KA Entities have taken commercially reasonable actions to maintain and protect all the Business Intellectual Property constituting trade secrets. The Company Systems are sufficient for the needs of the KA Entities as currently conducted.  The KA Entities maintain commercially reasonable security, disaster recovery and business continuity plans, procedures and facilities.  Since January 1, 2013, there has not been any material failure with respect to any of the Company Systems owned by any of the KA Entities and their Subsidiaries that has not been remedied or replaced in all material respects, and, to the Knowledge of any KA Entity, the Company Systems owned by any of the KA Entities have not been subject to any security breach, intrusion, or other compromise.

4.12.                     Benefit Plans.

(a)                                 Section 4.12(a) of the KA Disclosure Schedule sets forth a list of each Benefit Plan.

(b)                                 Section 4.12(b) of the KA Disclosure Schedule contains a complete and correct list, as of the date hereof, of for each current employee of any KA Entity or KA Fund, such employee’s (i) name, title and primary office location, (ii) current base salary and fiscal year 2014 compensation and (iii) guaranteed compensation from and after the Closing to the extent such guaranteed compensation exceeds $200,000.  KACALP has made available to the Buyers a summary of the services and number of all individuals who are independent contractors that perform services for any of the KA Entities and the KA Funds.

(c)                                  With respect to each Benefit Plan, KACALP has made available to the Buyers a complete and correct copy of (i) such Benefit Plan (or a written description thereof if such Benefit Plan has not been reduced to writing), including any related summary plan descriptions, (ii) each trust, insurance, annuity or other funding Contract, (iii) the two most recent annual reports, and accompanying schedules, filed (or required to be filed) with any Governmental Entity, (iv) the most recent annual financial report, (v) the most recent IRS determination letter and (vi) any material communications with any Governmental Entity since January 1, 2012.

(d)                                 Each Benefit Plan (i) is in compliance in all material respects with applicable Law and (ii) has, since January 1, 2012, been administered in all material respects in accordance with its terms and applicable Law.  Each Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified, the trust required to be maintained thereunder is exempt from taxation under Section 501(a) of the Code since January 1, 2012 and, to the Knowledge of any KA Entity, no event has occurred (whether by an action or a failure to act) that would reasonably be expected to result in the disqualification of such Benefit Plan or the loss of tax exempt status of such trust.

(e)                                  No KA Entity, KA Fund or any of their respective ERISA Affiliates has now or at any time since January 1, 2012, contributed to, sponsored or maintained a (i) “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, (ii) “multiemployer plan” within the meaning of Section 3(37) of ERISA, (iii) “multiple employer plan” within the meaning of Section 413(c) of the Code, or (iv) plan subject to Title IV of ERISA or the minimum funding standards of Section 302 of ERISA or Sections 412 or 418(B) of the Code.

(f)                                   No KA Entity, KA Fund or any of their respective Representatives acts as a fiduciary with respect to “plan assets” (within the meaning of Title I of ERISA) or Section 4975 of the Code (other than plans maintained for employees of the KA Entities), and no assets of any KA Entity, KA Fund or Subsidiary of a KA Fund are considered “plan assets” within the meaning of ERISA or other applicable Law. Since January 1, 2012, there have been no prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Benefits Plans that could result in any Liability or excise Tax under ERISA or the Code being imposed on any KA Entity or KA Fund. During any period since January 1, 2012 in which the assets of any KA Fund were deemed to constitute “plan assets” for purposes of Title I of ERISA or Section 4975 of the Code, the KA Entities and KA Funds complied in all material respects with the applicable indicia of ownership and bonding requirements of Sections 404(b) and 412 of ERISA.

(g)                                  With respect to each Benefit Plan that is subject to Section 4980B of the Code, each KA Entity, KA Fund and their respective ERISA Affiliates has, since January 1, 2012, complied in all material respects with Section 4980B of the Code and similar state law. No Benefit Plan is or at any time was funded through a “welfare benefit fund” as defined in Section 419(e) of the Code, and no benefits under any Benefit Plan are or at any time have been provided through a voluntary employees’ beneficiary association (within the meaning of subsection 501(c)(9) of the Code) or a supplemental unemployment benefit plan (within the meaning of Section 501(c)(17) of the Code).  No KA Entity, KA Fund or any of their respective ERISA

Affiliates has any material current or potential future Liability in respect of any retiree, severance or other post-employment or post-service life, health, medical or other welfare benefits to current or former employees of, or other service providers to, any KA Entity or KA Fund, or beneficiaries or dependents thereof, except for health continuation coverage as required by applicable Law.

(h)                                 There is no pending or, to the Knowledge of any KA Entity, threatened Action relating to a Benefit Plan (other than routine claims for benefits) and, since January 1, 2012, no Benefit Plan has been the subject of an Action or an application or filing under, and no KA Entity or KA Fund is or is considering being a participant in, an amnesty, voluntary compliance, self-correction or similar program.

(i)                                     Each individual that renders services to any KA Entity or KA Fund who is classified by such KA Entity or KA Fund, as applicable, as (i) an independent contractor or other non-employee status or (ii) an exempt or non-exempt employee, is properly so classified for all purposes, including for purposes of (A) sponsorship of any Benefit Plans and (B) all applicable Laws, except as would not reasonably be expected to result in a material Liability.

(j)                                    Other than the Organizational Documents of the applicable KA Entity, no KA Entity or KA Fund is subject to any (i) Contract with any partner, member, manager, director, officer or other employee or consultant (A) the benefits of which are contingent either alone or in combination with any other Event (e.g., termination of employment), or the terms of which will be materially altered (including accelerated vesting, funding or delivery of, or increase in the amount of value of any compensation, payment or benefit), upon the occurrence of a transaction involving any KA Entity or KA Fund of the nature of any of the Transactions, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such Person or (ii) Contract, the value of any benefits under which shall be calculated on the basis of any of the Transactions.  The Transactions will not (either alone or in connection with any other Events), result in any payment that would constitute an “excess parachute payment” for purposes of Section 280G or 4999 of the Code.  Each Benefit Plan that is a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated since January 1, 2012, in compliance in all material respects with Section 409A of the Code. No Benefit Plan provides any individual with an indemnification, “gross up” or similar payment in respect of any Taxes that may become payable under Section 409A or Section 4999 of the Code or under applicable Law.

(k)                                 Other than as specifically contemplated by the Transaction Documents, no KA Entity or KA Fund is subject to any contractual, equitable or other obligation to, or has made any commitments to any Person to, in the future, establish, amend or terminate any Benefit Plan or to, in the future, make any change to any employee’s or individual independent contractor’s remuneration, except in each such case as required by the terms of any such Benefit Plan or applicable Laws.

4.13.                     Employee Matters.

(a)                                 No Person previously employed by any KA Entity or KA Fund has a statutory or contractual right to return to work or be reinstated or re-engaged by any KA Entity or KA Fund.

(b)                                 Since January 1, 2013, each KA Entity and KA Fund has complied in all material respects with all applicable Laws that require retention of records regarding the service of each of its employees (including details of terms of employment, payments of statutory sick pay, statutory maternity pay, disciplinary and health and safety matters, and tax and social security contributions) and termination of services.

(c)                                  No KA Entity or KA Fund is a party or otherwise subject to a collective bargaining agreement.  To the Knowledge of any KA Entity, no labor union has been certified to represent any employee of a KA Entity or KA Fund or applied to represent or is attempting to organize to represent such employees.  There is no pending or, to the Knowledge of any KA Entity, threatened work stoppage, lock-out, slowdown or labor strike against any KA Entity or KA Fund.

(d)                                 No KA Entity or KA Fund is delinquent in any material respect in any payments to, or on behalf of, any current or former independent contractors or employees for any services or amounts required to be reimbursed or otherwise paid.

(e)                                  To the Knowledge of any KA Entity, (i) no Fee Receiving Person intends to terminate his or her employment during the next 12 months and (ii) no employee or individual independent contractor of any KA Entity or KA Fund is in violation of any Contract, common Law non-disclosure obligation, fiduciary duty, or other obligation to a former employer or services recipient of such employee or independent contractor.

4.14.                     Insurance.  Section 4.14 of the KA Disclosure Schedule contains a complete and correct list of the Policies.  KACALP has delivered to the Buyers complete and correct copies of each Policy.  The insurance coverage provided by the Policies has continued in full force and effect without interruption since January 1, 2013, and all premiums due thereon have been timely paid in full. No Policy will terminate or lapse by reason of the Transactions. No KA Entity or KA Fund (x) has received any written notice of cancellation or termination or intent to materially increase any premium in respect of any Policy or (y) is in material default under any Policy.  Taken together, the Policies provide reasonably adequate insurance coverage for the KA Entities and the KA Funds, as applicable, in accordance with customary industry practice.  There is no self-insurance arrangement affecting the Business or any obligation of any KA Entity or KA Fund to provide insurance coverage to third parties, other than third party endorsements entered into in the ordinary course of business.

4.15.                     Affiliate Transactions.  No (1) Primary KA Owner or any of its Affiliates, or any Family Parties of such Primary KA Owner or its Affiliates, or (2) to the Knowledge of any KA Entity, (x) manager, officer, partner or member of a KA Entity or director, employee, consultant or individual independent contractor of a KA Entity or KA Fund or (y) (A) former director, manager, officer, partner or member of a KA Entity or (B) Family Party of any of the foregoing Persons set forth in clauses (x) and (y):

(a)                                 owns any direct or indirect interest in (i) any material asset used in the Business, (ii) any Client or Controlled Portfolio Company, (iii) any consultant, service provider, supplier, landlord, creditor or debtor of or to any KA Entity, Client or Controlled Portfolio Company or (iv) any Person that is engaged in competition with any KA Entity, in each case, other than (x) through an equity interest in any KA Entity or KA Fund and (y) passive ownership of less than 5% of a class of securities of a Person;

(b)                                 is party or otherwise subject to any Contract with any KA Entity or Client, other than the Transaction Documents, the Organizational Documents of the KA Entities and the KA Funds, customary subscription Contracts with a KA Fund, employment or non-disclosure agreements entered into in the ordinary course, or benefit plans; or

(c)                                  receives compensation from any Portfolio Company.

4.16.                     Brokers.  No KA Entity (a) is a party or otherwise subject to any Contract with, or (b) has any Liability to pay fees, commissions or similar payments to, any broker, finder, agent or other similar Person with respect to the Transactions.

4.17.                     Real Estate.  No KA Entity owns any real property or fee interests in real property.  No KA Entity is a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any real property.

4.18.                     Portfolio Companies.  To the actual knowledge of the Persons set forth on Section 4.18 of the KA Disclosure Schedule, except as would not result in a Portfolio Company Material Adverse Effect,

(a)                                 (i) There are no (x) pending or threatened Actions (including pursuant to any Environmental Law) involving any Controlled Portfolio Company, any of its assets or any of its Representatives, (y) outstanding Orders or unsatisfied judgments, penalties or awards against or affecting any Controlled Portfolio Company or (z) unresolved deficiencies, violations or exceptions claimed or asserted by any Governmental Entity with respect to any examination of any Controlled Portfolio Company; and

(b)                                 Each Controlled Portfolio Company has been in compliance with all applicable Laws (including Environmental Laws). No Controlled Portfolio Company has received any written notice from any Person asserting that (x) such Controlled Portfolio Company is not in compliance with applicable Laws (or is under investigation with respect thereto) or (y) such Controlled Portfolio Company or any of its Representatives must undertake, or bear any cost of, any remedial action related to its assets or operations.

4.19.                     Exclusive Representations and Warranties.  Except for the representations and warranties set forth in ARTICLE V and the other representations and warranties of the Buyer set forth in any other Transaction Document and in any instrument or certificate delivered hereunder, no Buyer, Buyer Affiliate or Representative of a Buyer or Buyer Affiliate has made, and the KA Parties have not relied on and will make no claim with respect to, (i) any representation, warranty or statement, either express or implied, including as to the accuracy or completeness of any Ares Evaluation Material or (ii) any Recommendation (other than by advisors retained by such KA Party on a fee-for-services basis). No Person shall have or be subject to any Liability to any KA Owner or the KA Entity as a result of such Person’s use of, or reliance on, any Ares Evaluation Material or Recommendation by any Buyer Affiliate or any of its Representatives.  Nothing in this Section 4.19(b) shall relieve any Buyer of any Liability for fraud.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BUYERS

The Buyers represent and warrant to the KA Parties and the KA Owners that the statements contained in this ARTICLE V are true and correct as of the date hereof and as of the Closing Date, except as set forth in (x) the Ares Disclosure Schedule or (y) the Ares Filings (other than any disclosures contained under the captions “Risk Factors” or “Forward Looking Statements,” in each case to the extent they are predictive, cautionary or forward-looking in nature, or in any exhibits to any such documents or in any information incorporated therein by reference).

5.1.                            Organization, Authorization and Enforceability.

(a)                                 Each Ares Operating Group Entity is duly formed, validly existing, and in good standing under the Laws of the State of Delaware and has full power and authority to own, lease and operate its assets and to carry on its business as presently conducted.  Each Ares Operating Group Entity is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the assets owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for any failures to be so qualified or licensed or in good standing that would not result in an Ares Material Adverse Effect.  The Buyers have delivered to the KA Parties complete and correct copies of the Buyers’ Organizational Documents, each of which are in full force and effect.  Neither AH LP nor AI LP is in violation of its Organizational Documents.

(b)                                 Each Buyer Affiliate has full power and authority to execute and deliver each Transaction Document to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the Transactions.  The execution and delivery by a Buyer Affiliate of each Transaction Document, the performance by such Buyer Affiliate of its obligations hereunder and thereunder, and the consummation of the Transactions have been duly authorized by all requisite action on the part of such Buyer Affiliate.  Each Transaction Document to which any Buyer Affiliate is a party has been, or will be, when executed and delivered, duly and validly executed and delivered by such Buyer Affiliate and, assuming the due authorization, execution and delivery thereof by the other parties thereto (other than any Buyer Affiliate), constitutes, or when executed and delivered, will constitute, the valid and legally binding obligation of such Buyer Affiliate, enforceable in accordance with its terms, except as limited by Bankruptcy Laws and Principles of Equity.

5.2.                            Noncontravention; Governmental Approvals.  Neither the execution, delivery or performance of any Transaction Document nor the consummation of the Transactions will, with or without notice or lapse of time or both, (a) violate any provision of the Organizational Documents of any Buyer Affiliate, (b) violate, or require any material notice or material Consent under, any Law to which any Buyer Affiliate or any of its assets is subject, (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of any right or obligation under, require any notice or Consent under, or create in any Person the right to accelerate, terminate, modify, cancel, revoke or exercise any other remedy under, any Contract or Permit to which any Buyer Affiliate is a party or subject to or to which any of its assets is subject or (d) result in the creation of a Lien on any of its assets, except, in the case of clauses (c) and (d), to the extent that any such violation, conflict, breach, default, Lien or other matter would not result in an Ares Material Adverse Effect.

5.3.                            Proceedings.  Since January 1, 2013, there has been no pending or, to the Knowledge of the Buyers, threatened Action (a) involving any Buyer Affiliate or any of its directors, members, managers, officers, partners or employees, in each case, that would reasonably be expected to result in a material Liability or otherwise be material to Ares Management and its Subsidiaries, taken as a whole, or an Ares Fund, or (b) that questions or otherwise challenges the validity or propriety of any Transaction Document or any of the Transactions.  There are no material (x) outstanding Orders or unsatisfied judgments, penalties or awards against any Buyer Affiliate or (y) unresolved deficiencies, violations or exceptions claimed or asserted in writing by any Governmental Entity with respect to any Buyer Affiliate.

5.4.                            Compliance.

(a)                                 (i) Since January 1, 2013, each Buyer Affiliate has been in compliance in all material respects with all applicable Laws and (ii) no Buyer Affiliate has received since January 1, 2013, any written notice from any Person asserting that (x) any Buyer Affiliate is not in compliance in all material respects with applicable Laws (or is under investigation with respect thereto) or (y) any Buyer Affiliate or any of its Representatives must undertake, or bear any cost of, any material remedial action related to its assets or operations.

(b)                                 Since January 1, 2013, there have been no Material Compliance Matters, as such term is defined in Rule 38a-1(e)(2) under the Investment Company Act, with respect to any BDC or Closed-End Fund.

(c)                                  Since January 1, 2013, no (x) Buyer Affiliate or any of its directors, members, managers, officers, partners or employees, (y) BDC or (z) Closed-End Fund (i) has been a party or otherwise subject to any Contract with, or received any supervisory letter from, or adopted any resolutions at the request of, any Governmental Entity, in any case that restricts the conduct of, or relates to its management of, its business, or (ii) has been advised by any Governmental Entity in writing that it is considering issuing or requesting any such Contract, letter or resolutions, except, in each case and with respect to any Buyer Affiliate or any Representative thereof, for any such Contract, letter or resolutions that relate to a matter that would not result in an Ares Material Adverse Effect.

(d)                                 Since January 1, 2013, each Buyer Affiliate has held all Permits that are necessary for it to lawfully conduct its operations and own, lease and operate its assets and each such Permit has been in full force and effect, except for any Permits the absence of which, or the lack of full force and effect of which, would not result in an Ares Material Adverse Effect.  Since January 1, 2013, each Buyer Affiliate has been in compliance with each such Permit, except for any such noncompliance that would not result in an Ares Material Adverse Effect.  Since January 1, 2013, no Buyer Affiliate has received written notice of any default, violation or threatened suspension or cancellation of any Permit that has had or would result in an Ares Material Adverse Effect, and to the Knowledge of the Buyers, no revocation, suspension, modification or cancellation of any such Permit has been threatened and no Event exists that would reasonably be expected to give rise to any such revocation, suspension, modification or cancellation, in each case, except for any such matter that would not result in an Ares Material Adverse Effect.

(e)                                  No Buyer Affiliate or any “affiliated person” (as defined in the Investment Company Act or the Advisers Act) of a Buyer Affiliate (i) is ineligible pursuant to Section 9(a) or 9(b) of the Investment Company Act to serve in any capacity referred to in Section 9(a) thereof to a registered investment company or (ii) is ineligible or subject to disqualification pursuant to Section 203 of the Advisers Act or Rule 206 thereunder to serve as an investment adviser or a “person associated with an investment adviser” (as defined in the Advisers Act), except, to the extent any such ineligibility or disqualification would not result in an Ares Material Adverse Effect. There is no Action pending or, to the Knowledge of the Buyers, threatened, that could reasonably be expected to result in, or provide the basis for, such ineligibility or disqualification, except, to the extent any such ineligibility or disqualification would not result in an Ares Material Adverse Effect.

(f)                                   No Buyer Affiliate, Ares Fund, Representative of a Buyer Affiliate or Ares Fund, or, to the Knowledge of Buyers, Ares Client or Ares Fund Investor, is identified on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC or is a department, agency or instrumentality of, or otherwise controlled by or acting on behalf of, any Governmental Entity of any jurisdiction that is the target of any economic sanctions program administered by OFAC (31 C.F.R. Parts 500 through 598).  Each Buyer Affiliate has adopted and complied with policies and procedures intended to ensure that its Ares Clients and the Ares Fund Investors are not subject to sanctions administered by OFAC and are not identified on the list of “Specially Designated Nationals and Blocked Persons.”

(g)                                  Since January 1, 2013, no Buyer Affiliate or Ares Fund (i) has been a party or otherwise subject to, been a beneficiary under, or performed service under, any Contract under which another party to such Contract has been designated on (x) any Governmental Entity list relating to economic or trade sanctions, or (y) the U.S. Department of Commerce Denied Person List and Entity List, (ii) to the Knowledge of Buyers, has participated in any transaction involving any such designated Person, or (iii) has taken any action that can be penalized under Section 999 of the Code.

(h)                                 Ares Management is not, and, assuming the consummation of the Equity Restructuring and the transactions contemplated by the KA Fund Restructuring Documents in accordance with the terms of the Equity Restructuring Documents and such KA Fund

Restructuring Documents, immediately following the Closing will not be, an investment company within the meaning of the Investment Company Act.

(i)                                     This Section 5.4 does not relate to (i) Taxes, which are addressed in Section 5.8 or (ii) Benefit Plans of any Buyer Affiliate, which are addressed in Section 5.9.

5.5.                            Capitalization.

(a)                                 As of the date hereof, the issued and outstanding limited partnership interests of Ares Management consist of 80,676,127 Ares Common Units.  All of the outstanding Ares Common Units have been duly authorized and validly issued, and are fully paid (to the extent required by the Ares Management Partnership Agreement) and non-assessable (except as such non-assessability may be affected by Section 17-607 or Section 17-804 of the Delaware RULPA or the Ares Management Partnership Agreement).

(b)                                 As of the date hereof, the issued and outstanding limited partnership interests of (i) AH LP consist of 213,112,571 Ares Holdings Units and (ii) AI LP consists of 213,112,571 Ares Investments Units.  All of the outstanding Ares Holdings Units and Ares Investments Units have been duly authorized and validly issued, and are fully paid (to the extent required by the Ares Holdings LP Agreement or the Ares Investments LP Agreement, as applicable) and non-assessable (except as such non-assessability may be affected by Section 17-607 or Section 17-804 of the Delaware RULPA or the Ares Holdings LP Agreement or the Ares Investments LP Agreement, as applicable).

(c)                                  The Ares Holdings Units and the Ares Investments Units that comprise the Ares Holdings Unit Consideration and the Ares Investments Unit Consideration have been duly authorized and, when issued and delivered in accordance with the terms of the Transaction Documents, will be validly issued, fully paid (to the extent required by the Ares Holdings LP Agreement and the Ares Investments LP Agreement, as applicable) and non-assessable (except as such non-assessability may be affected by Section 17-607 or Section 17-804 of the Delaware RULPA, the Ares Holdings LP Agreement or the Ares Investments LP Agreement), pari passu with all other limited partner interests in AH LP or AI LP, as applicable, free and clear of all Liens created by any Buyer Affiliate (except for Permitted Liens, restrictions on transfer imposed by applicable Law, the Ares Holdings LP Agreement or the Ares Investments LP Agreement, as applicable, or any other Contracts to which any KA Owner or KA Party is a party or otherwise subject). The issuance of such Ares Holdings Units and Ares Investments Units is not subject to any preemptive or similar rights.  The Ares Owners Units and Ares Operating Group Units (other than Ares Holdings Units and Ares Investments Units) to be delivered to the KA Owners in connection with the Transactions, and the Ares Common Units exchangeable therefor, have been duly authorized and, when issued and delivered in accordance with the terms of the Transaction Documents and the Exchange Agreement, will be validly issued, fully paid (to the extent required by the applicable partnership agreement with respect to such partnership interests) and non-assessable (except as such non-assessability may be affected by Section 17-607 or Section 17-804 of the Delaware RULPA or the applicable partnership agreement relating to such partnership interests), free and clear of all Liens created by any Buyer Affiliate (except for Permitted Liens, restrictions on transfer imposed by applicable Law, the applicable partnership agreement relating to such partnership interests or any other Contracts to which any KA Owner or KA Party is a party or otherwise subject).  The issuance of such Ares Owners Units, Ares Operating Group Units and Ares Common Units is not subject to any preemptive or similar rights.

(d)                                 Each of the Ares Management Partnership Agreement, the Ares Holdings LP Agreement and the Ares Investments LP Agreements has been duly authorized, executed and delivered by, and constitutes a valid and legally binding agreement of, the Ares General Partner, Ares Holdings Parent and Ares Management, respectively, enforceable against the Ares General Partner, Ares Holdings Parent and Ares Management, as applicable, in accordance with its terms, except as enforceability Bankruptcy Laws and Principles of Equity.

5.6.                            SEC Reports; Financial Statements.

(a)                                 Ares Management has timely filed with or furnished to, as applicable, the SEC the Ares Management SEC Documents. As of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), each of the Ares Management SEC Documents (i) complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations of the SEC thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)                                 The consolidated financial statements (including, in each case, any related notes thereto) contained in the Ares Management SEC Documents: (i) were prepared from, and were in accordance in all material respects with, the books and records of Ares Management, and (ii) were prepared in accordance with GAAP (except as may be indicated in the notes thereto) and, on that basis, presented fairly, in all material respects, the financial condition, results of operations, changes in partners’ equity and cash flows of Ares Management and its consolidated Subsidiaries, as of the dates and for the periods indicated (subject in the case of unaudited interim financial statements to normal year-end adjustments that are immaterial in nature and amount and the absence of notes).

5.7.                            Brokers.  No Buyer Affiliate (a) is a party or otherwise subject to any Contract with, or (b) has any Liability to pay fees, commissions or similar payments to, any broker, finder, agent or other similar Person with respect to the Transactions.

5.8.                            Taxes.

(a)                                 Ares Management is properly classified as a partnership for U.S. federal income tax purposes, and not as an association or a publicly traded partnership taxable as a corporation under Section 7704 of the Code, and has been properly treated as such since its existence as a separate entity was recognized for U.S. federal income tax purposes.  Ares Management has proper procedures and controls in place, and has operated in accordance with such procedures and controls, as to ensure that at least 90% of its gross income for the taxable year ending on December 31, 2014, and for the calendar quarter ending on March 31, 2015, has consisted of “qualifying income” within the meaning of Section 7704(d).

(b)                                 Each of AH LP, Ares Domestic, AI LP, and Ares Real Estate has always been properly treated for U.S. federal income tax purposes as either (i) a partnership that is not a publicly traded partnership treated as a corporation under Section 7704(a) of the Code, or (ii) an entity disregarded as separate from its owner.  Ares Real Estate Parent has been organized and operated in conformity in all material respects with the requirements for qualification as a REIT under the Code, and its proposed method of operation will enable it to be qualified as a REIT under the Code for its taxable years ending December 31, 2015 and thereafter (or through its termination, if earlier). Each Subsidiary of Ares Real Estate Parent that is a corporation for U.S. federal income tax purposes, other than any qualified REIT subsidiary as defined in Section 856(i)(2) of the Code, has been in compliance in all material respects with all requirements applicable to a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code and all applicable Treasury Regulations thereunder.  Each Ares RIC has been organized and operated in conformity in all material respects with the requirements for qualification as a RIC under the Code, and its proposed method of operation will enable it to be qualified as a RIC under the Code for its taxable years ending December 31, 2015 and thereafter.

(c)                                  All Tax Returns required to have been filed by Ares Management, each Ares Operating Group Entity, Ares Holdings Parent, Ares Domestic Parent, and each Ares Fund have been duly and timely filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are complete and correct in all material respects.  With respect to any period or portion thereof for which Tax Returns have not yet been filed, or for which Taxes are not yet due or owing, Ares Management, each Ares Operating Group Entity, Ares Holdings Parent, Ares Domestic Parent and each Ares Fund have established due and sufficient reserves for the payment of such Taxes in accordance with GAAP and all other applicable generally accepted accounting standard for non-U.S. purposes.

(d)                                 All Taxes that have become due and payable by Ares Management, each Ares Operating Group Entity, Ares Holdings Parent, Ares Domestic Parent and each Ares Fund have been fully and timely paid when due. There are no Liens as a result of any unpaid Taxes (other than current Taxes not yet due and payable) upon any of the assets of Ares Management, an Ares Operating Group Entity, Ares Holdings Parent, Ares Domestic Parent or each Ares Fund.

(e)                                  No material deficiencies for Taxes with respect to Ares Management, an Ares Operating Group Entity, Ares Holdings Parent, Ares Domestic Parent or an Ares Fund have been proposed in writing or assessed by any Tax authority.  There are no outstanding, pending or, to the Knowledge of Buyers, threatened Tax proceedings in respect of Ares Management, an Ares Operating Group Entity, Ares Holdings Parent, Ares Domestic Parent or an Ares Fund.  There is no outstanding waiver by Ares Management, an Ares Operating Group Entity, Ares Holdings Parent, Ares Domestic Parent or an Ares Fund of any statute of limitations with respect to Taxes of such Person.

(f)                                   None of Ares Management, an Ares Operating Group Entity, Ares Holdings Parent, Ares Domestic Parent or an Ares Fund have engaged in any transaction that is a “reportable transaction” (other than a “loss transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(5)) for U.S. federal income tax purposes within the meaning of Treasury Regulations Section 1.6011-4.

5.9.                            Benefits Matters.

(a)                                 Each Ares Benefit Plan (i) is in compliance in all material respects with applicable Law and (ii) has, since January 1, 2012, been administered in all material respects in accordance with its terms and applicable Law.  Each Ares Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified, the trust required to be maintained thereunder is exempt from taxation under Section 501(a) of the Code and since January 1, 2012, to the Knowledge of Buyers, no event has occurred (whether by an action or a failure to act) that would reasonably be expected to result in the disqualification of such Ares Benefit Plan or the loss of tax exempt status of such trust.

(b)                                 No Buyer Affiliate or any of their respective ERISA Affiliates has now or at any time since January 1, 2012, contributed to, sponsored or maintained a (i) “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, (ii) “multiemployer plan” within the meaning of Section 3(37) of ERISA, (iii) “multiple employer plan” within the meaning of Section 413(c) of the Code, or (iv) plan subject to Title IV of ERISA or the minimum funding standards of Section 302 of ERISA or Sections 412 or 418(B) of the Code.

(c)                                  Since January 1, 2012, there have been no prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Ares Benefits Plans, except, for any such transactions or breaches as would not result in an Ares Material Adverse Effect.

(d)                                 Each Ares Benefit Plan that is a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated since January 1, 2012 in compliance with Section 409A of the Code, except for any such noncompliance as would not result in an Ares Material Adverse Effect.

5.10.                     Insurance.  Taken together, the Ares Policies provide reasonably adequate insurance coverage for the Buyer Affiliates and the Ares Funds, as applicable, in accordance with customary industry practice.

5.11.                     Financing.  Assuming (i) the representations and warranties set forth in ARTICLE III and ARTICLE IV are true and correct and (ii) the performance by the KA Owners and the KA Parties of their respective obligations hereunder, the Buyers will have at the Closing, sufficient funds on hand or available to them to pay the Closing Base Cash Consideration and the Additional Cash Consideration, as contemplated to be paid herein and to make all other payments to be made by the Buyers pursuant to the terms hereof.

5.12.                     Securities Law Matters; Investigation; Exclusive Representations and Warranties.

(a)                                 Each of the Buyers (i) is experienced in investments and is able to bear the economic risk associated with the receipt of the KA Interests and the Transactions, (ii) has such knowledge and experience as to be aware of the risks, uncertainties and consequences (legal, regulatory, tax, financial, accounting and otherwise) inherent in the Transactions and the receipt of the KA Interests, (iii) understands that an investment in the KA Interests is a speculative investment that has limited liquidity and is subject to the risk of complete loss, (iv) has had access to the books, records, facilities and personnel of the KA Entities for purposes of conducting its due diligence investigation of the KA Entities, (v) has conducted its own independent review and analysis of, and formed an independent judgment concerning, the business, assets, liabilities, condition, operations and prospects of the KA Entities, (vi) understands that the KA Interests (A) are being sold in reliance upon one or more exemptions from the registration requirements of the Securities Act and any applicable state securities Laws, and (B) have not been registered under the Securities Act or any applicable state securities Laws and, therefore, must be held and cannot be resold unless such units are registered under the Securities Act and all applicable state securities Laws, unless exemptions from registration are available, (vii) is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act and (viii) has made its own independent decision that entering into the Transactions is suitable and appropriate for it.

(b)                                 Except for the representations and warranties set forth in ARTICLE III and ARTICLE IV and the other representations and warranties of the KA Owners and the KA Parties set forth in any other Transaction Document and in any instrument or certificate delivered hereunder, no KA Owner, KA Party or Representative of a KA Owner or KA Party has made, and the Buyers have not relied on and will make no claim with respect to, (i) any representation, warranty or statement, either express or implied, including as to the accuracy or completeness of any KA Evaluation Material or any Recommendation (other than by advisors retained by such Buyer on a fee-for-services basis). No Person shall have or be subject to any Liability to the Buyers as a result of the Buyers’ use of, or reliance on, any KA Evaluation Material or Recommendation by any KA Owner, KA Entity or their respective Representatives.  Nothing in this Section 5.12(b) shall relieve any KA Owner or KA Entity of any Liability for fraud.

ARTICLE VI

COVENANTS

6.1.                            Operation of the Business.  Through the Closing, each KA Party shall, and shall cause its Subsidiaries to: (v) carry on its business only in the ordinary course, (w) use commercially reasonable efforts to preserve its current business organizations and relationships (including preserving its rights, franchises, goodwill, Permits and relationships with Clients, KA Fund Investors, Governmental Entities and others with whom it conducts business), (x) use commercially reasonable efforts to keep available the services of its officers, key employees and subadvisors (if any), (y) pay all of its Liabilities as and when they become due, and (z) maintain and keep its assets (including back offices and systems) in good repair and condition, and keep in full force and effect the Policies.  Without limiting the foregoing, except (i) as set forth in the corresponding subsection of Section 6.1 of the KA Disclosure Schedule, (ii) as otherwise specifically required by the Transaction Documents or (iii) as required by applicable Law, through the Closing, none of the KA Parties shall, and each KA Party shall cause its Subsidiaries not to, engage in, or take any action with respect to, any of the following without the prior written consent of the Buyers (which shall not be unreasonably withheld, conditioned or delayed; provided that with respect to the actions set forth in clauses (d), (e)(iii) and (e)(iv) below, the Buyers may withhold, condition or delay such consent in their sole discretion):

(a)                                 any amendment or other modification of, or failure to comply with, the Organizational Documents of any KA Entity or KA Fund;

(b)                                 (i) any issuance, sale, repurchase, transfer, disposition, redemption or other acquisition of, (ii) any creation of any Lien (other than Permitted Liens) on, or (iii) any subdivision, reclassification, combination or modification to the terms or rights of, any equity interests of any KA Entity;

(c)                                  making, declaring, setting aside or establishing a record date for payment of, any dividend or other distribution on or in respect of, any equity interests in any KA Entity, unless (A) such dividend or distribution reduces Working Capital and (B) after any such dividend or distribution, the Estimated Working Capital is greater than the Target Working Capital;

(d)                                 any (i) material change in any accounting methods, practices or policies, or in any Tax accounting methods, practices, policies or procedures, of any KA Entity, except as required by GAAP or (ii) revaluation of any of the assets of any KA Entity, including the write-off of notes or accounts receivable in any material amount, other than in the ordinary course;

(e)                                  (i) entering into any closing agreement with a Governmental Entity with respect to Taxes payable by any KA Entity or KA Fund where the amount at issue is greater than $100,000, (ii) settling any Tax litigation or administrative Action in respect of Taxes payable by any KA Entity or KA Fund where the amount at issue is greater than $100,000, (iii) consenting to any extension or waiver of the limitation period applicable to any Action or assessment in respect of Taxes payable by any KA Entity or KA Fund or (iv) making, changing or revoking any Tax election of any KA Entity or KA Fund;

(f)                                   any cancellation, modification, amendment, extension, renewal or assignment with respect to, or waiver of any right of any KA Entity under, any material Indebtedness owing to any KA Entity, other than any cancellation of Indebtedness that reduces Working Capital;

(g)                                  any acquisition, disposition, transfer or lease of, or creation of a Lien (other than Permitted Liens) on, any business or material asset of any KA Entity, or any merger, consolidation, reorganization, liquidation or dissolution of, or entry into any new line of business by, any KA Entity or making or incurring any capital expenditures in excess of $1,000,000 in the aggregate;

(h)                                 any investment in, acquisition of the equity interests or assets of, or any loan or capital contribution or commitment to, any Person, in each case, other than in the ordinary course of business; provided that no new capital commitments shall be made to any KA Fund by a KA Entity;

(i)                                     other than as required by applicable Laws, (i) any material increase in (or acceleration of vesting of) the aggregate compensation (including equity, bonus opportunities and Carried Interest) or benefits of any director, manager, officer, employee or consultant, of any KA Entity, other than any acceleration of vesting of compensation pursuant to the Organizational

Documents of such KA Entity, (ii) hiring any director, manager, officer or employee (other than hiring a replacement for a vacant position with aggregate annual compensation that does not exceed by more than 10% that of the former Person holding such position), (iii) entering into any new, or extension, amendment or establishment of the terms under any existing, Contract with any director, manager, officer or employee of any KA Entity, in each case, in which (x) the compensation and benefits paid, or to be paid, to such Person are, or are reasonably expected to be, greater than $200,000 annually, or (y) any severance, change in control or similar payment could exceed $200,000, or (iv) adoption, establishment, amendment, entry into, or termination of any Benefit Plan (or any Contract thereunder);

(j)                                    (i) entering into any Contract that would have been (x) a Material Contract or (y) required to have been disclosed pursuant to Section 4.15, in each case, had such Contract been entered into as of the date of this Agreement, or materially amending (including with respect to the fees payable thereunder) or terminating any such Contract or (ii) modifying, amending, extending, renewing, assigning or terminating, or granting any waiver of, any material provision of any Material Contract, Contract set forth in Section 4.15 of the KA Disclosure Schedule or Permit;

(k)                                 (i) cancelling or waiving any claims or rights of, or compromising or settling any Action relating to, any KA Entity or KA Fund, in each case, involving (x) claims, rights or payments in excess of $200,000 or (y) any material conditions on, or material changes or restrictions relating to, the business, operations or Taxes of any KA Entity or KA Fund post-Closing, or (ii) responding to any material, non-routine inquiry of a Governmental Entity prior to providing notice to, and obtaining consent from, the Buyers (to the extent permitted by Law);

(l)                                     forming a KA Fund; and

(m)                             entering into any Contract or commitment to do any of the foregoing.

6.2.                            KA Entity Contracts.  Through the Closing, without the prior written consent of the Buyers (which will not be unreasonably withheld, conditioned or delayed), none of the KA Owners or the KA Parties shall, and each KA Party shall cause its Subsidiaries not to amend, assign, cancel, terminate, modify or grant a waiver under, any KA Fund Restructuring Document or Equity Restructuring Agreement.

6.3.                            Further Assurances.  The parties will, and will cause each of their controlled Affiliates to, take, or cause to be taken, all commercially reasonable and lawful actions as may be necessary or appropriate to (a) cause the conditions to the other parties’ obligations set forth in Article VII to be satisfied, including all actions necessary to obtain all Client Consents, and, (b) effectuate the Transactions in accordance with the terms of the Transaction Documents, in each case, as promptly as practicable; provided that nothing in this Agreement shall require any party to waive any of the conditions in ARTICLE VII or otherwise waive any of its rights hereunder or thereunder.  Nothing in this Section 6.3 shall require any party or its Affiliates to expend any material sum or make a material financial commitment (other than reasonable out-of-pocket fees and expenses) or grant or agree to any material concession to any third Person to obtain any Permit or waiver.

6.4.                            Access.  Through the Closing, the KA Parties, on the one hand, and the Buyers, on the other hand, shall, and shall cause their respective Subsidiaries to, (a) provide the other party, their Affiliates and their respective Representatives with reasonable access, upon reasonable notice, to the personnel, properties, books and records, Contracts, and other information of or relating to the assets, operations, personnel and such other aspects of the business of the requested entity and the Clients or Ares Clients, as applicable, as the other party shall reasonably request, (b) cause its and their respective Representatives to furnish to the other party, their Affiliates and their respective Representatives such financial and operating data and other information with respect to the assets and operations of the requested entity and the Clients (or Ares Clients, as applicable) as any such Person shall from time to time reasonably request, and (c) reasonably cooperate, and cause their respective Representatives to reasonably cooperate, with the other party and their Affiliates and their respective Representatives so as to enable the Buyers or the KA Parties, as applicable, to become fully informed with respect to the business, assets, financial condition, results of operations and prospects of the requested entities and the Clients (or Ares Clients, as applicable), provided that (x) no party shall be required to afford such access if it would unreasonably disrupt its operations, (y) a party may withhold any document or information the disclosure of which would cause a violation of any (i) Contract to which it or any of its Subsidiaries (or any Buyer Affiliate) is a party (provided that such party shall use its commercially reasonable efforts to obtain the required consent of the applicable counterparties to such Contract) or (ii) applicable Laws and (z) a party may withhold any document or information the disclosure of which would be reasonably likely to risk a loss of legal privilege (provided that such party shall use its commercially reasonable efforts to allow for such access or disclosure (or as much of it as possible) in a manner that would not be reasonably likely to risk a loss of legal privilege). If any material is withheld pursuant to the immediately preceding sentence or in accordance with applicable Law, the withholding party shall inform the other party as to the general nature of what is being withheld.

6.5.                            Data Room.  Through the Closing, the Buyers and the KA Parties shall (a) maintain the Ares Data Room and the KA Data Room, as applicable, (b) not remove any documents from the Ares Data Room or the KA Data Room, as applicable, without the other’s prior written consent and (c) use commercially reasonable efforts to add thereto documents that constitute books and records that may, upon reasonable request, be provided to the requesting party and their Representatives after the date hereof.

6.6.                            Internal Reorganization.

(a)                                 Prior to the Closing, the KA Parties shall, and shall cause their Subsidiaries to, amend the Organizational Documents of the KA Funds and KA Entities, and the Management Agreements and other Contracts (i) as necessary to give substantial effect to the reorganizational steps and resulting structure set forth in Section 6.6 of the KA Disclosure Schedule and (ii) consistent with the terms set forth on Annex J, in each case, in a manner reasonably acceptable to the Buyers (such modified Organizational Documents, Management Agreements and other Contracts, the “KA Fund Restructuring Documents”).

(b)                                 Immediately prior to the Closing, the KA Owners and the KA Parties shall, and each KA Party shall cause its Subsidiaries to, effect the Equity Restructuring in accordance with the Equity Restructuring Agreements.

(c)                                  The calculation of all Priority Amounts shall be made in the manner described on Annex J.

6.7.                            Consents and Governmental Approvals.

(a)                                 Except as otherwise provided in this Agreement, as soon as reasonably practicable after the date hereof, (i) the KA Parties shall, at their sole expense, use commercially reasonable efforts to deliver all notices and obtain all Consents set forth on Section 6.7(a) of the KA Disclosure Schedule and (ii) the Buyers shall, at their sole expense, use commercially reasonable efforts to deliver all notices and obtain all Consents set forth on Section 6.7(a) of the Ares Disclosure Schedule.

(b)                                 As promptly as is reasonably practicable after the date of this Agreement, the KA Parties and the Buyers shall (i) make, or cause or be made, all filings and submissions (including those under the HSR Act) required under any Law applicable to such party or any of its Affiliates (including, in the case of the KA Parties, for purposes of this Section 6.7, the KA Entities and the KA Owners) and (ii) observe all applicable waiting periods and use commercially reasonable efforts to obtain, or cause to be obtained, all Consents from all Governmental Entities that may be or become necessary for its (or its Affiliates’) execution and delivery of the Transaction Documents and the performance of its (or its Affiliates’) obligations pursuant to the Transaction Documents. Each party shall cooperate fully with the other parties and its Affiliates in promptly (x) making or causing to be made, all filings and submissions (including those under the HSR Act) required under any Law applicable to such party or any of its Affiliates and (y) seeking to obtain all such Consents. The parties shall not willfully take any action that will have the effect of materially delaying, impairing or impeding the receipt of any required Consents.  Without limiting the foregoing, each of the parties shall use commercially reasonable efforts to respond to any inquiries by any Governmental Entity regarding antitrust or other matters with respect to the Transactions.

(c)                                  The KA Parties and the Buyers shall (i) disclose in advance all appearances, meetings, material discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by any of them or on their behalf before any Governmental Entity in connection with the Transactions (excluding any disclosure that is not permitted by Law) and (ii) consult and cooperate with one another, and consider in good faith the views of one another, in connection therewith.

(d)                                 Nothing in this Agreement shall require, or be construed to require, the Buyers, the KA Parties or any of their respective Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of the Buyers, the KA Parties or any of their respective Affiliates, (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests or (iii) any material modification or waiver of the terms and conditions of this Agreement.

(e)                                  The KA Parties shall cooperate with the Buyers in identifying the Permits required to operate the KA Parties, their Subsidiaries and the KA Funds from and after the Closing Date and, upon the receipt and effectiveness of all applicable Consents, shall either transfer existing Permits of the KA Parties, their Subsidiaries and the KA Funds to the Buyers, where necessary and permissible, or cooperate with the Buyers’ efforts to obtain the applicable new Permits.

6.8.                            Client Notices and Consents; Public Fund Consents.

(a)                                 The KA Parties shall:

(i)                                     use commercially reasonable efforts to, or cause the applicable KA Fund GP to, send a written notice (in form and substance reasonably acceptable to the Buyers and the Sellers’ Representative) to each Client (other than the Public Funds) and, in the case of each such Client that is a KA Fund, each KA Fund Investor in respect thereof, in each case, within 30 days after the date of this Agreement, describing the Transactions and requesting all required Consents to the matters set forth on Annex I (“Client Consent”) of each Person listed on Section 6.8 of the KA Disclosure Schedule; and

(ii)                                  use commercially reasonable efforts to obtain such Client Consents or, to the extent applicable, new or amended Management Agreements and other Contracts (and any required Governing Body Consents) with the applicable KA Entity thereof, in each case, as promptly as reasonably practicable and effective upon the Closing.

(b)                                 The KA Parties shall use commercially reasonable efforts to, in accordance with applicable Law, (i) as promptly as practicable after the date of this Agreement obtain Consents of the Governing Body of each Public Fund of a New Management Agreement with respect to such Public Fund and (ii) request each Public Fund to obtain, as promptly as practicable after the date of this Agreement, the necessary Public Fund Consent. If a Public Fund Consent is not obtained prior to the Closing, at Buyers’ request, the KA Parties shall, (i) request that the Governing Body of such Public Fund approve, in conformity with Rule 15a-4 under the Investment Company Act, an interim Management Agreement for each such Public Fund with KAFA, to be effective immediately following the Closing, containing the same terms and conditions as the existing Management Agreement (except as permitted under Rule 15a-4 under the Investment Company Act) with each such Public Fund and (ii) use commercially reasonable efforts to obtain the required stockholder Consents as promptly as practicable following the Closing Date.

(c)                                  In connection with obtaining the Consents and the other actions required by Sections 6.8(a) and (b), the KA Parties shall, (i) provide the Buyers the right to review in advance of distribution all notices and other materials to be distributed by any KA Entity to Clients and reflect its reasonable comments therein prior to distribution and (ii) keep the Buyers promptly informed of the status of obtaining such Consents and, upon the Buyers’ request, make available to the Buyers copies of all such executed Consents, as applicable, and any related materials and other records relating to the Consent process.

6.9.                            Public Fund Proxy Statements; Registration Statements.

(a)                                 As promptly as practicable following approval of the Governing Body of a Public Fund described in Section 6.8(b), the KA Parties shall, in coordination with the applicable Public Fund (and under the general direction of the Governing Body of the applicable Public

Fund) prepare and file proxy materials for the Public Fund stockholder meeting to approve the new Management Agreement. The KA Parties shall provide the Buyers the right to (i) review in advance of submission to the SEC the proxy materials (and any amendment or supplement thereto) to be furnished to the stockholders of any Public Fund, (ii) approve information or data that is provided by or on behalf of any Buyer Affiliate specifically for inclusion in such proxy materials and (iii) provide comments on all such materials, which the KA Parties (in coordination with the applicable Public Fund and under the general direction of the Governing Body of the applicable Public Fund) will use commercially reasonable efforts to include.

(b)                                 As soon as reasonably practicable following the date of this Agreement, the KA Parties shall use commercially reasonable efforts to cause each Public Fund then engaged in a public offering of its shares to (i) file supplements to its prospectus forming a part of its registration statement then currently in use, which supplements or amendments shall reflect changes as necessary in such Public Fund’s affairs as a consequence of the Transactions, and (ii) make all other filings necessary under applicable Law to satisfy disclosure requirements to permit the continued public distribution of the shares of that Public Fund.  The Buyers shall have the same review and approval rights with respect to such materials as they do with respect to the proxy materials as set forth in Section 6.9(a).

6.10.                     Section 15(f) of the Investment Company Act.  The Buyers shall, and shall cause their Affiliates to, use commercially reasonable efforts to (a) cause no more than 25% of the members of the Governing Body of any Public Fund to be “interested persons” (as defined in the Investment Company Act) of the investment adviser or predecessor investment adviser of such Public Fund for three years after the Closing; provided that no more than 25% of the Governing Body of such Public Fund are “interested persons” (as defined in the Investment Company Act) as of immediately prior to the Closing, and (b) avoid imposing an “unfair burden” (within the meaning of the Investment Company Act) on any Public Fund as a result of the Transactions for two years after the Closing.

6.11.                     Notice of Developments.

(a)                                 Through the Closing the KA Parties shall give prompt written notice to the Buyers of (i) any written or oral notification to any KA Entity or KA Fund that any party to any Material Permit or Material Contract, or KA Fund Restructuring Document or Equity Restructuring Agreement (A) is in breach of or default under or (B) intends to terminate, cancel or not renew, such Material Permit, Material Contract, KA Fund Restructuring Document or Equity Restructuring Agreement beyond its expiration date as in effect on the date hereof, (ii) the resignation or termination of any Person whose resignation or termination, individually or together with the resignation or termination of other Persons, could result in a “Key Person” event for any KA Fund, (iii) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the Transactions, (iv) any material notice or other communication delivered to any KA Entity by any Governmental Entity relating to any KA Entity, (v) any Actions commenced or threatened relating to any KA Entity that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.6 and (vi) any revocation, termination or waiver of rights, or attempt or notice to revoke, terminate or waive any rights, by any Person party to any Equity Restructuring Agreement.  Through the Closing Date, each KA Party and KA Owner shall give prompt written notice to the Buyers of any Event the existence, occurrence or taking of which (x) has had a KA Material Adverse Effect or Material Fund Change or (y) has resulted in (or with notice or lapse of time could result in) any material breach of any of its representations, warranties, covenants or agreements in this Agreement; provided that, in the case of each of clauses (x) and (y) above, the obligation to make any such notification shall not affect the representations or warranties of any party hereto or the conditions to the obligations of any party hereto.  No later than the earlier of (i) five Business Days prior to the Closing Date and (ii) September 30, 2015, the KA Parties shall deliver to Buyers a schedule setting forth, for the tax year ended December 31, 2014 (or the most recent taxable period ended thereafter and prior to the delivery date), for each KA Entity and KA Fund, a list of each state, territory and jurisdiction (whether foreign or domestic) in which such Person files or is required to file a Tax Return.

(b)                                 Through the Closing, the Buyers shall give prompt written notice to the KA Parties of (i) any written or oral notification to any Buyer from a Governmental Entity that any Material Ares Permit is revoked or about to be revoked, (ii) the resignation or termination of any Person whose resignation or termination, individually or together with the resignation or termination of other Persons, could result in a “Key Person” event for any Ares Fund, (iii) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the Transactions, (iv) any material notice or other communication delivered to (A) Ares Management by any Governmental Entity or (B) any Buyer Affiliate by any Governmental Entity relating to a matter that results in an Ares Material Adverse Effect, (v) any Actions commenced or threatened relating to any Buyer that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 5.3 and (vi) any Event the existence, occurrence or taking of which (x) has had an Ares Material Adverse Effect or (y) has resulted in (or with notice or lapse of time could result in) any material breach of any of its representations, warranties, covenants or agreements in this Agreement; provided that, in the case of each of clauses (x) and (y) above, the obligation to make any such notification shall not affect the representations or warranties of any party hereto or the conditions to the obligations of any party hereto.

(c)                                  The KA Parties shall not, and shall cause their respective Subsidiaries not to, grant any Person Carried Interest with respect to any KA Fund that has not had a “final closing” prior to the date hereof, unless the KA Parties consult with, and consider in good faith the views of, the Buyers in connection therewith.

6.12.                     Non-Solicitation.  Through the Closing, none of the KA Owners or the KA Parties shall, and each KA Party shall cause its Subsidiaries and its and their respective Representatives not to, directly or indirectly, enter into, knowingly accept, solicit, initiate, facilitate, participate in or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or provide any information to, or enter into any Contracts or other arrangements or understandings (whether or not binding) with, any Person, concerning or that would reasonably be expected to lead to (a) any issuance or direct or indirect sale of any equity interests in any KA Entity, (b) the sale, lease, exchange or other disposition of all or a significant portion of the assets of the KA Entities, taken as a whole, or (c) any conversion, consolidation, recapitalization, merger, exchange, liquidation, dissolution or similar transaction involving any KA Entity, other than with the Buyers and their Representatives.  Each KA Owner and KA Party shall promptly (and in any event within two days after receipt thereof)

advise the Buyers of its receipt of any proposal regarding any transaction described in the immediately preceding sentence, including the material terms of, and identity of the Person making, such proposal.

6.13.                     Financing Matters; Additional Financial Information.

(a)                                 Through the Closing, each KA Party shall, and shall cause its Subsidiaries and its and their respective Representatives to, take all actions reasonably requested by the Buyers in connection with the arrangement, syndication, marketing and consummation of the Debt Financing. Such actions include (i) arranging for reasonable direct contact between senior management of the KA Entities and the Debt Financing Sources at times and locations mutually agreed upon among the Buyers, the Sellers’ Representative and such Persons, (ii) making appropriate officers and executive employees available to participate in meetings, conference calls, presentations, due diligence sessions, road shows and drafting sessions, to assist in the preparation of offering memoranda, private placement memoranda, prospectuses, rating agency presentations, bank information memoranda, “public” and “private” marketing materials and similar documents, and to execute and deliver all definitive financing documents reasonably requested by the Buyers or their Affiliates or any prospective lender, underwriter, initial purchaser or placement agent, (iii) furnishing the Buyers, their Affiliates and the Debt Financing Sources with copies of such customary financial and operating data as is requested by any of them, including financial statements (including the applicable Post-Signing Financial Statements, Pro Forma Financial Statements and Additional Financial Data), projections and business data and other pertinent information, (iv) assisting Buyers and their Affiliates in preparing and making appropriate adjustments with respect to any pro forma financial information proposed or necessary to be included in such offering memoranda, private placement memoranda, prospectuses, rating agency presentations, bank information memoranda, “public” and “private” marketing materials and similar documents (including, if requested, to comply with the requirements of Regulation S-X under the Exchange Act), (v) taking such actions as are reasonably requested by the Buyers, their Affiliates and the Debt Financing Sources to facilitate the satisfaction on a timely basis of all conditions precedent to obtaining the Debt Financing or in connection with the repayment of existing Indebtedness of the KA Entities, including obtaining customary payoff letters and (vi) requesting its independent accountants to provide reasonable assistance to the Buyers, their Affiliates and the Debt Financing Sources in connection with the Debt Financing (including consenting to the use of their audit reports in materials relating to the Debt Financing and issuing “comfort letters”), in each case, on customary terms.  Through the closing of the Debt Financing (or if later, the date any Buyer Affiliate is obligated to update materials used in connection with a Debt Financing pursuant to the underwriting, purchase or similar agreement entered into in connection with such Debt Financing), the KA Entities shall supplement any of the information provided by or on behalf of the KA Entities (other than projections, forecasts or other forward-looking information or data) that has been included in any offering materials used in connection with a Debt Financing on a reasonably current basis, to the extent that any such information contains any material misstatement of fact or omits to state any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading in any material respect.  The Sellers’ Representative shall be provided with a reasonable amount of time to review and approve such materials in advance of their use.  Each of the KA Parties hereby consents to the use of its and its

Subsidiaries’ logos in connection with the Debt Financing, provided that no KA Entity or any of its Subsidiaries shall be required to be an issuer or obligor with respect to the Debt Financing, or incur any obligation under any such documents or certificates that is effective, in any case, prior to the Closing.  Notwithstanding the foregoing, (i) such cooperation shall not be required to the extent that it would (A) unreasonably impact the ongoing business or operations of the KA Entities, (B) require any KA Entity to take any action that would conflict with or violate its Organizational Documents or applicable Law or (C) result in any officer or director of any KA Entity incurring any personal liability with respect to its cooperation relating to the Debt Financing and (ii) no KA Entity shall be required to bear any cost or expense, pay any fee or make any commitment or agreement effective in connection with the Debt Financing prior to the Closing (other than costs, expenses, fees, commitments and agreements that are, individually and in the aggregate, de minimis) unless such cost, expense, fee, commitment or agreement is contingent on, and due after, the Closing.  The Buyers shall indemnify and hold harmless the KA Entities and their respective Representatives from and against all Losses suffered or incurred by them in complying with their obligations pursuant to this Section 6.13(a) in connection with the arrangement of the Debt Financing except to the extent suffered or incurred as a result of (i) the gross negligence, bad faith or willful misconduct of any KA Entity or any of their respective Representatives or (ii) information provided by or on behalf of any KA Entity or any of their respective Representatives.

(b)                                 Prior to the Closing, the KA Parties shall, and shall cause their Subsidiaries to, (i) repay all outstanding Indebtedness of the KA Entities and (ii) deliver executed payoff letters for all Indebtedness for borrowed money, if any, in form and substance reasonably satisfactory to the Buyers, which payoff letters shall (A) confirm the full amount then outstanding, along with accrued interest thereon and all fees and other obligations of the KA Entities accrued thereunder, (B) contain payment instructions and (C) evidence the satisfaction, release and discharge of the Liabilities thereunder and the agreement by the applicable lenders to terminate and release all guarantees and Liens upon the payment of such amount in accordance with the payment instructions.  Prior to the Closing, the KA Entities shall obtain all documents, executed terminations and releases of outstanding mortgages, as are reasonably necessary to release all Liens with respect to all Indebtedness for borrowed money.

(c)                                  Prior to the Closing, (i) each KA Owner shall repay all outstanding Indebtedness of such KA Owner owed to the KA Entities and (ii) the KA Parties shall cause each director, manager, officer and employee of any KA Entity that owes outstanding Indebtedness to any KA Entity to repay such outstanding Indebtedness.

(d)                                 As soon as reasonably practicable following the date hereof (and in any event no later than August 24, 2015), the KA Parties shall deliver to the Buyers complete and correct copies of the Unreviewed Financial Statements.  The KA Parties shall use their commercially reasonable efforts to deliver to the Buyers by July 24, 2015 and, in any event, the KA Parties shall deliver to the Buyers no later than August 31, 2015, complete and correct copies of the Post-Signing Financial Statements and the Pro Forma Financial Statements, in each case, as of, and for, the fiscal year ended December 31, 2013 and the fiscal quarter ended March 31, 2015. As soon as reasonably practicable following each fiscal quarter ending after March 31, 2015 (and in any event no later than August 31, 2015 with respect to the quarter ending June 30, 2015 and within 45 days with respect to each quarter thereafter), the KA Parties shall (i) deliver to the Buyers complete and correct copies of the Post-Signing Financial Statements and the Pro Forma Financial Statements as of, and for, such fiscal quarter and (ii) assist Buyers and their Affiliates in preparing and making appropriate adjustments with respect to such financial information as is reasonably requested by any of them.  Through the Closing, the KA Parties shall take all commercially reasonable efforts to cause to be delivered to the Buyers, no later than February 29, 2016, complete and correct copies of the (i) audited balance sheet and the related statements of income and changes in members’ capital and cash flows of KACALP and its consolidated subsidiaries and (ii) Pro Forma Financial Statements, in each case, as of, and for, the fiscal year ended December 31, 2015.

(e)                                  As soon as reasonably practicable following each fiscal quarter or year ending after March 31, 2015 (and in any event within 45 days thereof with respect to each fiscal quarter and within 60 days with respect to each fiscal year) until the Closing Date, the KA Parties shall (i) deliver to the Buyers complete and correct copies of the Fund Financial Statements as of, and for, such fiscal quarter or year.

6.14.                     Employee Matters.

(a)                                 Within 15 days after the date of this Agreement, the KA Parties shall make available to the Buyers an Employee Benefits List, determined as of the date of this Agreement. At least 30 days prior to the Closing Date, the KA Parties shall make available to the Buyers an Employee Benefits List, determined as of a date that is no later than 45 days prior to the Closing Date.

(b)                                 The KA Parties shall (i) take all necessary actions to terminate the 401(k) Plan immediately prior to the Closing and (ii) make all required employer contributions to the 401(k) Plan prior to Closing.  Prior to the termination of the 401(k) Plan at Closing, the KA Parties shall, or cause their Subsidiaries to, adopt and execute such amendments to the 401(k) Plan, if any, as reasonably requested by the Buyers.

(c)                                  Buyers shall use commercially reasonable efforts to (i) cause each Ares Benefit Plan providing benefits to Continuing Employees after the Closing (the “New Plans”) to waive waiting periods for each Continuing Employee to the extent coverage under such New Plan is replacing coverage under a Benefit Plan in which such Continuing Employee participated immediately prior to the Closing (such plans, the “Old Plans”) and (ii) ensure that each Continuing Employee is provided with full credit for service with the KA Entities, other than with respect to any leaves of absence that extended six months or more, for eligibility and vesting purposes with respect to any New Plan that is applicable to hired, active employees to the same extent such Continuing Employee was entitled, before the Closing, to such service credit under a corresponding Old Plan, except with respect to the vesting of the employer contributions in any Ares Benefit Plan intended to be qualified under Section 401(a) of the Code.  For purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to a Continuing Employee, Buyers shall use commercially reasonable efforts to (i) waive all pre-existing condition exclusions and actively-at-work requirements of such New Plan for each Continuing Employee and his or her covered dependents, to the extent such conditions are prohibited by applicable legal requirements or were inapplicable or waived under the corresponding Old Plan, and (ii) cause any eligible expenses incurred by such Continuing

Employee and his or her covered dependents during the portion of the plan year of the corresponding Old Plan ending on the date such Continuing Employee’s participation in the New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(d)                                 Buyers shall use commercially reasonable efforts to provide each Continuing Employee who has elected to participate in a health or dental flexible spending account plan maintained by a KA Entity or KA Fund with coverage under such plan, or a similar plan maintained by Buyer, through the end of the calendar year in which the Closing occurs.

(e)                                  Buyers shall use commercially reasonable efforts to provide that an Ares Benefit Plan intended to be qualified under Section 401(a) of the Code promptly accepts elective “roll overs” of each Continuing Employee’s entire vested account balances (including any outstanding loans) under any Benefit Plan intended to be qualified under Section 401(a) of the Code to the extent such rollover is permitted by the applicable Benefit Plans.

(f)                                   Nothing contained in this Agreement, express or implied, shall (i) create any third party beneficiary rights in any Person or confer upon any Continuing Employee or legal representative or beneficiary thereof any rights or remedies of any nature or kind whatsoever under or by reason of the Transaction Documents, including any right to employment or continued employment for any specified period, or level of compensation or benefits, (ii) be deemed to amend, establish or modify any Benefit Plan or Ares Benefit Plan or (iii) limit the ability of any Buyer Affiliate to amend, modify or terminate in accordance with its terms any benefit or compensation plan, program, agreement, contract, policy or arrangement at any time assumed, established, sponsored or maintained by any Buyer Affiliate.

6.15.                     Release; Clawback Reimbursement Agreements.

(a)                                 Each KA Owner shall execute and deliver to the Buyers a Release at the Closing.

(b)                                 Each KA Owner shall, and the KA Parties shall use commercially reasonable efforts to cause each other Person who receives or has received Carried Interest to, deliver a fully executed copy of a Clawback Reimbursement Agreement by such Person at or prior to the Closing.

6.16.                     KA RetainCo.

(a)                                 Until KA RetainCo is dissolved, the KA RetainCo Owners shall cause KA RetainCo and its Representatives not to (a) engage in any business activities, conduct any operations, enter into any Contract, acquire any assets or incur any Liabilities, or otherwise take any action, other than (i) with the prior written consent of the Buyers in accordance with the Buyer Affiliates’ compliance policies, (ii) in connection with the Transactions, (iii) with respect to the maintenance of (A) its existence, (B) the balance sheet investments and other assets set forth on Annex O, (C) the KA RetainCo Reimbursement Agreement and the KA RetainCo

Services Agreement and (D) the Investment Funds set forth on Annex P or (iv) as set forth in the Transaction Documents or (b) use the back offices, systems, employees or assets of the Business, other than as expressly contemplated by Section 3.6.

(b)                                 The KA RetainCo Owners and the Buyers shall use commercially reasonable efforts to enter into the KA RetainCo Services Agreement on or prior to the Closing.

6.17.                     KA License Agreement.  The KA Parties shall use commercially reasonable efforts to deliver, or cause to be delivered, a fully executed copy of the KA License Agreement to the Buyers on or prior to the Closing.

6.18.                     BD Purchase Agreement.  The KA Owners who are the owners of KA Associates and the Buyers shall use commercially reasonable efforts to enter into the BD Purchase Agreement on or prior to the Closing.

6.19.                     Unfunded Investment Commitments.

(a)                                 At the Closing, the applicable Buyer Affiliate will purchase from KA RetainCo an interest in each Group 1 Fund such that, after such purchase, such Buyer Affiliate and KA RetainCo jointly beneficially own an interest in such Group 1 Fund in accordance with the “Target Ownership Percentage” set forth on Section 6.19 of the KA Disclosure Schedule.  All capital contributions to a Group 1 Fund after the Closing shall be funded by KA RetainCo and the applicable Buyer Affiliate in accordance with their applicable Target Ownership Percentage.  From and after the Closing, all distributions by a Group 1 Fund that otherwise would be made to KA RetainCo and Buyer Affiliate shall be made to them according to their applicable Target Ownership Percentage, without regard to any prior distributions made before the Closing.

(b)                                 From and after the Closing, all capital calls by a Group 2 Fund as set forth on Section 6.19 of the KA Disclosure Schedule in respect of a Designated Commitment shall be funded 100% by the applicable Buyer Affiliate, and such Buyer Affiliate shall be entitled to 100% of the distributions from such Group 2 Fund. For purposes of this Section 6.19(b), Kayne Anderson Real Estate Partners IV, L.P. shall be treated as a Group 2 Fund, and it shall be purchased at the Closing by a Buyer Affiliate for an amount equal to the capital contributed by KA RetainCo.

(c)                                  No Buyer Affiliate shall have any obligation to fund, or cause the funding of, any remaining capital commitments with respect to the investment commitments listed under Group 3 as set forth on Section 6.19 of the KA Disclosure Schedule.  Each of such commitments shall be transferred to KA RetainCo in connection with the Equity Restructuring; provided that upon the mutual agreement of the Buyers and KA RetainCo, a Buyer Affiliate may purchase the interest in a Group 3 Fund held by KA RetainCo.

ARTICLE VII

CONDITIONS TO OBLIGATION TO CLOSE

7.1.                            Conditions to Closing by the Buyers.  The obligations of the Buyers to effect the transactions contemplated hereby are subject to the satisfaction or waiver (in writing) by the Buyers, on or prior to the Closing, of each of the following conditions:

(a)                                 The Fundamental Representations of the KA Owners and KA Parties set forth in this Agreement shall be true and correct in all respects (other than de minimis inaccuracies), as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except, in each case, to the extent such representations and warranties speak only as of a particular date, in which case such representations and warranties shall have been true and correct in all respects as of such date).  All other representations and warranties of the KA Owners set forth in ARTICLE III and of the KA Parties set forth in ARTICLE IV shall be true and correct (without giving effect to any limitation as to “materiality” or “KA Material Adverse Effect”, “Material Fund Change”, “Portfolio Company Material Adverse Effect” or any similar limitation contained herein) as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty speaks only as of a particular date, in which case such representation and warranty shall have been true and correct as of such date), except where the failure of such representations and warranties of the KA Owners or of the KA Parties to be so true and correct, individually or in the aggregate, has not resulted in a KA Material Adverse Effect.

(b)                                 The KA Owners and the KA Parties shall have performed and complied on or prior to the Closing Date (i) in all material respects with each of the covenants required to be performed or complied with by them under this Agreement and (ii) if the Debt Financing has not been consummated due in whole or substantial part to the failure of the KA Parties to comply with their covenants in Section 6.13(d), in all respects with the covenants required to be performed or complied with under Section 6.13(d).

(c)                                  No Event has occurred since the date hereof through the Conditions Satisfaction Date that, individually or when aggregated with other such Events, has resulted in a KA Material Adverse Effect that is continuing as of the Conditions Satisfaction Date; provided that, for purposes of this clause (c), any Event that results from a KA Party or KA Owner complying with its obligations under this Agreement shall not be considered in determining whether a KA Material Adverse Effect has occurred.

(d)                                 No voluntary or involuntary petition under any bankruptcy or insolvency Law or under the reorganization provisions of any such Law has been filed or threatened to be filed with respect to any KA Entity, no assignment of any of its respective property for the benefit of creditors has been made, and no receiver of or for its respective property has been appointed.

(e)                                  The KA Parties shall have obtained the Client Consents, the Public Fund Consents and other Consents, in each such case, as set forth on Section 7.1(e) of the KA Disclosure Schedule.

(f)                                   As of immediately prior to the Conditions Satisfaction Date, the Adjustment Percentage shall be no less than 75%.

(g)                                  The transactions contemplated by each of the KA Fund Restructuring Documents and the Equity Restructuring Agreements shall have been consummated, in each case, in accordance with the terms of the agreements governing such transactions and this Agreement.

(h)                                 No Material Fund Change has occurred since the date hereof through the Conditions Satisfaction Date that is continuing as of the Conditions Satisfaction Date.

7.2.                            Conditions to Closing by the KA Owners and the KA Parties.  The obligations of the KA Owners and the KA Parties to consummate the transactions contemplated hereby are subject to the satisfaction or waiver (in writing) by the Sellers’ Representative (on behalf of all such Persons) of each of the following conditions:

(a)                                 The Fundamental Representations of the Buyers set forth in this Agreement shall be true and correct in all respects (other than de minimis inaccuracies), as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except, in each case, to the extent such representations and warranties speak only as of a particular date, in which case such representations and warranties shall have been true and correct in all respects as of such date).  All other representations and warranties of the Buyers set forth in ARTICLE V shall be true and correct (without giving effect to any limitation as to “materiality” or “Ares Material Adverse Effect” or any similar limitation contained herein) as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty speaks only as of a particular date, in which case such representation and warranty shall have been true and correct as of such date), except where the failure of such representations and warranties of the Buyers to be so true and correct, individually or in the aggregate, has not resulted in an Ares Material Adverse Effect.

(b)                                 The Buyers shall have performed and complied in all material respects with the covenants required to be performed or complied with by them under this Agreement on or prior to the Closing Date.

(c)                                  No Event has occurred since the date hereof through the Conditions Satisfaction Date that, individually or when aggregated with other such Events, has resulted in an Ares Material Adverse Effect that is continuing as of the Conditions Satisfaction Date; provided that, for purposes of this clause (c), any Event that results from a Buyer complying with its obligations under this Agreement shall not be considered in determining whether an Ares Material Adverse Effect has occurred.

(d)                                 No voluntary or involuntary petition under any bankruptcy or insolvency Law or under the reorganization provisions of any such Law has been filed or threatened to be filed with respect to any Buyer, any other Ares Operating Group Entity or Ares Management, no assignment of any of its respective property for the benefit of creditors has been made, and no receiver of or for its respective property has been appointed.

(e)                                  As of immediately prior to the Conditions Satisfaction Date, the Adjustment Percentage shall be no less than 75%.

7.3.                            Mutual Conditions to Closing.  The respective obligation of the Buyers, on one hand, and the KA Owners and the KA Parties, on the other hand, to effect the transactions contemplated hereby is subject to the satisfaction or waiver (in writing) by the Buyers and the Sellers’ Representative (on behalf of the KA Owners and KA Parties) of each of the following conditions:

(a)                                 The KA Parties and the Buyers shall have obtained all of the Permits set forth on Section 7.3(a) of the KA Disclosure Schedule of any Governmental Entities in connection with the Transactions, free of any term, condition, restriction, imposed Liability or other provision that would be reasonably likely to result in a material adverse effect upon the business of the Buyers and its Affiliates, taken as a whole.  All the applicable waiting periods (and any extensions thereof) under the HSR Act necessary for the consummation of the Transactions will have expired or otherwise been terminated.

(b)                                 No provision of any applicable Law prohibiting, enjoining, restricting or making illegal the consummation of the Transactions or the operation of the Business by the Buyers and their Affiliates after the consummation of the Transactions shall be in effect, and no temporary, preliminary or permanent restraining Order enjoining, restricting or making illegal the consummation of the Transactions or the operation of the Business by the Buyers and their Affiliates after the consummation of the Transactions will be in effect (and no Action seeking any such Order shall be pending).

7.4.                            Frustration of Closing Conditions.  No party to this Agreement may rely, as a basis for terminating this Agreement, on the failure of any condition set forth in Section 7.1, 7.2 or 7.3, as the case may be, to be satisfied, if such failure was caused by such party’s breach of any provision of this Agreement or failure to use commercially reasonable efforts to cause such condition to be satisfied.

7.5.                            Compliance with Pre-Closing Covenants.  For the avoidance of doubt, regardless of whether the Conditions Satisfaction Date is determined pursuant to clause (a) or clause (b) of the definition thereof, the parties shall be obligated to comply with their Pre-Closing Covenants through the Closing Date (or through such other date specifically set forth herein).

ARTICLE VIII

TERMINATION

8.1.                            Termination of Agreement.  This Agreement may be terminated prior to the Closing as follows:

(a)                                 by written consent of the Buyers and the Sellers’ Representative;

(b)                                 by written notice of the Buyers or the Sellers’ Representative to the other party, if any Governmental Entity shall have issued an Order or taken any other Action permanently enjoining, restraining or otherwise prohibiting the Transactions and such Order or other Action shall have become final and nonappealable; provided that the right to terminate this Agreement under this Section 8.1(b) in respect of such Order or Action shall not be available to the party that has directly or indirectly solicited or encouraged the adoption of any such Order or Action;

(c)                                  by written notice of the Buyers or the Sellers’ Representative to the other party, if the Transactions shall not have been consummated on or before the Outside Date (other than due to the failure of the party providing such notice to perform any obligations under this Agreement required to be performed by it at or prior to the Closing or to satisfy any Closing condition and other than due to the failure to be satisfied of any condition set forth in Section 7.1 or 7.2 that by its nature will be satisfied on the Closing Date);

(d)                                 by written notice of the Buyers to the Sellers’ Representative if the KA Owners or the KA Parties shall have breached or failed to perform any of their respective representations, warranties, covenants or other agreements contained herein and such breach or failure to perform (i) would give rise to the failure of any of the conditions specified in Section 7.1(a) or (b) and (ii) is incapable of being cured or, if capable of being cured, has not been cured within 30 days after receipt of written notice thereof from the Buyers; or

(e)                                  by written notice of the Sellers’ Representative to the Buyers, if the Buyers shall have breached or failed to perform any of their respective representations, warranties, covenants or other agreements contained herein and such breach or failure to perform (i) would give rise to the failure of any of the conditions specified in Section 7.2(a) or (b) and (ii) is incapable of being cured or, if capable of being cured, has not been cured by the Buyers within 30 days after receipt of written notice thereof from the Sellers’ Representative.

8.2.                            Effect of Termination.  In the event of termination of this Agreement by either the Sellers’ Representative or the Buyers as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without any Liability on the part of any party; provided that the provisions of ARTICLE XI and ARTICLE XII and this Section 8.2 shall survive any termination hereof pursuant to Section 8.1.  Nothing contained in this Section 8.2 shall relieve any party hereto of any Liability that it may have for (a) any breach of any representation, warranty, covenant or agreement set forth in this Agreement prior to any termination pursuant to Section 8.1 or (b) fraud.

ARTICLE IX

INDEMNIFICATION

9.1.                            Indemnification Obligations.

(a)                                 Indemnification by the KA Owners.  From and after the Closing, subject to Section 12.1 and Section 9.3,

(i)                                     each KA Owner shall severally and not jointly indemnify, defend and hold harmless the Buyer Indemnitees against any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, directly or indirectly resulting from or arising out of (A) any breach of any representation or warranty made by such KA Owner in ARTICLE III or (B) any failure by such KA Owner to perform any of its Pre-Closing Covenants; and

(ii)                                  each KA Owner shall severally and not jointly, in accordance with its Pro Rata Percentage, indemnify, defend and hold harmless the Buyer Indemnitees against any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, directly or indirectly resulting from or arising out of (A) any breach of any representation or warranty made by any KA Party in ARTICLE IV (other than Section 4.7), (B) any failure by a KA Entity to perform any of its Pre-Closing Covenants or (C) any Specified Matter.

(b)                                 Indemnification by Buyers.  From and after the Closing, subject to Section 12.1 and Section 9.3, the Buyers shall indemnify, defend and hold harmless the KA Indemnitees against any and all Losses suffered, incurred or sustained by any of them or to which any of them become subject, directly or indirectly resulting from or arising out of (i) any breach of the Ares Public Disclosure Representations or any Fundamental Representation made by the Buyers in ARTICLE V or (ii) any failure by a Buyer to perform any of its Pre-Closing Covenants.

(c)                                  Except as set forth in Section 12.15 and the last sentence of this Section 9.1(c), from and after the Closing, (i) the indemnification provisions set forth in this ARTICLE IX and ARTICLE X are the sole and exclusive remedy of the parties with respect to any and all rights, claims and causes of action arising out of, or relating to, any breach of any representation, warranty, or Pre-Closing Covenant set forth herein and (ii) each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action arising out of, or relating to, any breach of any representation, warranty, or Pre-Closing Covenant set forth herein it may have against the other parties hereto, their Affiliates and their and their Affiliates’ respective Representatives, except pursuant to the indemnification provisions set forth in this ARTICLE IX or ARTICLE X.  This Section 9.1(c) shall not preclude any party from seeking any remedy, or asserting any right, claim or cause of action, with respect to (i) fraud or (ii) any Post-Closing Covenant.

9.2.                            Method of Asserting Claims.

(a)                                 Third-Party Claims.

(i)                                     If an Indemnified Party intends to seek indemnity with respect to a Third-Party Claim, then such Indemnified Party shall deliver an Indemnity Notice to the Indemnifying Party promptly after receipt of written notice of such Third-Party Claim; provided that any failure to give such notice promptly will not relieve the Indemnifying Party of its indemnification obligations hereunder unless and only to the extent that (i) such failure results in a lack of actual notice and (ii) the Indemnifying Party is actually materially prejudiced by such failure.  The Indemnifying Party shall have 30 days after receipt of an Indemnity Notice to assume the conduct and control, through counsel reasonably acceptable to the Indemnified Party and at the expense of the Indemnifying Party, of the settlement or defense of such Third-Party Claim; provided that the Indemnifying Party (A) shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party and, except as provided in clause (ii) below, the fees and expenses of such counsel shall be borne by such Indemnified Party and (B) may assume the defense of such Third-Party Claim only to the extent the Indemnifying Party acknowledges its indemnity obligation hereunder.

(ii)                                  Notwithstanding the foregoing clause (i), the Indemnifying Party shall not be entitled to assume control of the defense of such Third-Party Claim and shall pay the reasonable fees and expenses of counsel (reasonably acceptable to the Indemnifying Party) retained by the Indemnified Party if (A) the Third-Party Claim relates to or arises in connection with any criminal Action, indictment or allegation, (B) the Third-Party Claim seeks a material injunction or equitable relief against the Indemnified Party, (C) the Indemnified Party has been advised in writing by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party, (D) the Indemnified Party reasonably believes an adverse determination with respect to the Third-Party Claim is likely to establish a precedential custom or practice or would otherwise be materially detrimental to or materially injure the Indemnified Party or its Affiliates, (E) the Indemnified Party is a Buyer Indemnitee and the Third-Party Claim involves a Client or KA Fund Investor, (F) the Indemnifying Party fails, within 30 days after receiving an Indemnity Notice, to assume the defense of the Third-Party Claim in accordance with this Section 9.2(a) or (G) the Indemnifying Party has failed or is failing to vigorously prosecute or defend such Third-Party Claim.  If the Indemnifying Party assumes control of the defense of the Third-Party Claim in accordance with the terms hereof, then the Indemnified Party shall have the right to employ separate counsel with respect to such Third-Party Claim and to participate in the defense thereof, and the fees and expenses of such counsel shall be borne by such Indemnified Party, except that the reasonable fees and expenses of such counsel shall be borne by the Indemnifying Party if (x) the payment of such counsel’s fees and expenses has been specifically authorized in writing by the Indemnifying Party, or (y) the named parties in such Third-Party Claim (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party and such Indemnified Party shall have been advised by its counsel that (1) there are one or more legal defenses available to the Indemnified Party that are not available to the Indemnifying Party, or the assertion of which would be adverse to or in conflict with the interests of the Indemnifying Party, or (2) representation of both parties by the same counsel would be otherwise inappropriate under applicable standards of professional conduct.  If the Indemnifying Party does not assume control of the defense of the Third Party

Claim, the Indemnified Party shall not pay or settle any such Third-Party Claim unless the Indemnifying Party shall have consented in writing to such payment or settlement (not to be unreasonably withheld, delayed or conditioned); provided that, notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such Third-Party Claim without such consent from the Indemnifying Party if (i) the Indemnified Party agrees in writing to waive any right to indemnity by the Indemnifying Party for such Third-Party Claim or (ii) the Indemnifying Party assumes control but fails to vigorously defend a Third Party Claim.

(iii)                               If the Indemnifying Party is not entitled to assume control of the defense of any Third-Party Claim in accordance with the terms of this Section 9.2(a), or the Indemnifying Party elects to undertake the defense thereof but thereafter fails to defend the Third-Party Claim in good faith, the Indemnified Party shall have the right to contest, settle or compromise the Third-Party Claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement.  The Indemnifying Party shall not, except with the written consent of the Indemnified Party, enter into any settlement or consent to entry of any judgment, in each case, unless such settlement or consent does not contain any admission of guilt or wrongdoing on the part of the Indemnified Party and its Affiliates, is entirely indemnifiable by the Indemnifying Party pursuant to this ARTICLE IX or Section 10.4, and includes as an unconditional written term thereof the giving by the Person or Persons asserting such Third-Party Claim to all Indemnified Parties of an unconditional release from all Liability with respect to such Third-Party Claim. The Indemnifying Party and the Indemnified Party shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available records relating to such Third-Party Claim and furnishing, without expense to the Indemnifying Party, such employees of the Indemnified Party reasonably necessary for the preparation of the defense of such Third-Party Claim or for testimony as witnesses in any proceeding relating to such Third-Party Claim; provided that (A) such cooperation shall not unreasonably interfere with the business of the non-requesting party, (B) nothing herein shall require any Indemnified Party to waive any attorney-client privilege or attorney’s duty of confidentiality or confidential treatment and (C) the obligations set forth in this sentence shall be null and void and of no force and effect whatsoever if such Indemnified Party has been advised in writing by counsel that a reasonable likelihood exists of a material conflict of interest between the Indemnifying Party and such Indemnified Party.

(b)                                 Non-Third-Party Claims.  If any Indemnified Party has a claim under Section 9.1 or Section 10.4 against any Indemnifying Party that does not involve a Third-Party Claim, the Indemnified Party shall deliver an Indemnity Notice with reasonable promptness to the Indemnifying Party.  The failure or delay by any Indemnified Party to give the Indemnity Notice shall not impair such Indemnified Party’s rights hereunder except to the extent that (i) such failure results in a lack of actual notice and (ii) the Indemnifying Party is actually materially prejudiced by such failure or delay.  If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such Indemnity Notice or fails to notify the Indemnified Party within the 30 day period following receipt of an Indemnity Notice that it disputes the claim described in such Indemnity Notice, the Loss identified in the Indemnity Notice will be conclusively deemed an indemnifiable Loss pursuant to Section 9.1 or Section 10.4, as applicable, and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand.  If the Indemnifying Party has timely disputed its Liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations within the 30 day period following receipt by the Indemnified Party of notice that the Indemnifying Party disputes its Liability with respect to such Loss, such dispute shall be resolved in accordance with Section 12.9.

(c)                                  Sellers’ Representative.  The Sellers’ Representative shall act on behalf of the KA Owners with respect to all claims pursuant to Article IX (other than pursuant to Section 9.1(a)(i)) or Section 10.4.

9.3.                            Further Items Relating to Indemnification.  Notwithstanding any other provision hereof:

(a)                                 No KA Owner shall have any indemnification obligation pursuant to (i) Section 9.1(a)(i)(A) or 9.1(a)(ii)(A) until the aggregate Losses incurred by the Buyer Indemnitees pursuant to Sections 9.1(a)(i)(A) and 9.1(a)(ii)(A) exceed the Basket, after which the Buyer Indemnitees will be indemnified only for such Losses in excess of the Basket.  The aggregate indemnification obligation of each KA Owner under Sections 9.1(a)(i)(A) and 9.1(a)(ii)(A) shall in no event exceed such KA Owner’s Pro Rata Percentage of the KA General Cap.  No Buyer shall have any indemnification obligation pursuant to Section 9.1(b)(i) until the aggregate Losses incurred by the KA Indemnitees pursuant to Section 9.1(b)(i) exceed the Basket, after which the KA Indemnitees will be indemnified only for such Losses in excess of the Basket.  The aggregate indemnification obligation of the Buyers under Section 9.1(b)(i) shall in no event exceed the Buyer General Cap.  The limitations set forth in this Section 9.3(a) shall not apply to Losses related to breaches of any Fundamental Representations.

(b)                                 The aggregate indemnification obligation of each KA Owner under this Agreement shall in no event exceed such KA Owner’s Pro Rata Percentage of the KA Absolute Cap.

(c)                                  The aggregate indemnification obligation of the Buyers under this Agreement shall in no event exceed the Buyer Absolute Cap.

(d)                                 For purposes of determining the amount of Losses recoverable pursuant to this ARTICLE IX and Section 10.4, but not for determining whether a breach has occurred, all qualifications as to materiality, “Ares Material Adverse Effect”, “KA Material Adverse Effect”, “Material Fund Change”, “Portfolio Company Material Adverse Effect” or other similar qualifier contained in any representation or warranty (other than the Listing Representations) shall be disregarded.

(e)                                  No party hereto shall have any Liability to any other party for any remote, speculative or punitive damages, except, in each case, with respect to Third-Party Claims if such damages are paid to a third party.

(f)                                   For all applicable tax purposes, the parties shall (i) treat any indemnity payment made under this Agreement as an adjustment to the Total Consideration (other than the portion of the Total Consideration that represents amounts distributed in the Debt-Financed

Distribution) for the applicable KA Interests and (ii) report such payments consistent therewith, in each case, to the extent permitted under applicable Law.  Notwithstanding the foregoing, if, after consultation with Sellers’ Representative and its Representatives, Buyers’ Tax Return preparer advises that it cannot adopt such reporting position on the applicable Buyer’s Tax Return at a “more likely than not” standard, the parties shall adopt such treatment and reporting position as is advised by the Buyers’ Tax Return preparer.

(g)                                  The amount of any Loss subject to indemnification hereunder shall be calculated after giving effect to any insurance proceeds actually received by an indemnitee on account of such Loss, net of out-of-pocket costs, fees, Taxes and expenses in procuring any such recovery (including deductibles, retrospective premium adjustments and premium increases).  If an applicable indemnitee receives an insurance recovery or indemnification payment with respect to any Loss for which such Person has been indemnified hereunder, then it shall refund to, or cause to be refunded to, the applicable Indemnifying Party an amount equal to the aggregate amount of such recovery or payment (net of the out-of-pocket costs, fees and expenses paid to third parties and Taxes related thereto).

(h)                                 To the extent that any Losses were included in calculating the Closing Indebtedness or the Working Capital amount reflected in the Final Base Cash Consideration, no Buyer Indemnitee may recover such Losses through an indemnification claim pursuant to this ARTICLE IX.

9.4.                            Satisfaction of KA Owner Indemnification and Payment Obligations.

(a)                                 A Buyer Indemnitee may recover the amount of Losses determined to be payable to such Buyer Indemnitee in respect of any KA Owner’s indemnification obligations hereunder (including under Section 10.4) and amounts outstanding under Section 2.6(b)(iv)(B) not timely paid by KA RetainCo, (x) directly from the applicable KA Owner, (y) by cancellation of the Indemnity Equity Amount of such KA Owner’s (or its Permitted Transferees’) Ares Equity Interests or (z) via offset from one or more of the following sources (and in any order as may be determined by a Buyer Indemnitee in its discretion):

(i)                                     any amounts to be distributed to such KA Owner (or any Permitted Transferee thereof) by any Buyer Affiliate (whether or not such right of set off is specifically provided for in the applicable Organizational Documents) with respect to such KA Owner’s (or such other Person’s) Ares Equity Interests, as applicable;

(ii)                                  any amounts payable (whether as a guaranteed payment, draw or otherwise (other than (x) compensation in the form of base salary or (y) reimbursement or advancement of expenses)) to such KA Owner by any Buyer Affiliate, including amounts payable as (A) compensation or (B) a performance fee, performance allocations, carried interest or other performance-based payments; and

(iii)                               any amounts owed to, or on behalf of, such KA Owner under this Agreement or under any of the other Transaction Documents.

(b)                                 Each KA Owner, on its behalf and on behalf of its Permitted Transferees and their respective heirs, legal representatives, successors and assigns, authorizes each Buyer Indemnitee and its Affiliates to cause any such cancellation or offset to be effected with respect to such KA Owner; provided that (i) such KA Owner is provided written notice specifying the amount and nature of any such offset pursuant to Section 9.4(a) and (ii) no Buyer Indemnitee or any of its Affiliates may cancel any KA Owner’s (or its Permitted Transferees’) Ares Equity Interests pursuant to Section 9.4(a)(y) unless such KA Owner (A) has been provided written notice by a Buyer Indemnitee or its Affiliate that it intends to cancel the Indemnity Equity Amount of such KA Owner’s Ares Equity Interests pursuant to Section 9.4(a)(y) and (B) fails to pay in full its indemnification obligations hereunder in cash within 30 days after delivery of such notice.  To the extent any indemnification obligation of a KA Owner is satisfied via cancellation or offset pursuant to Section 9.4(a), such KA Owner shall be deemed (x) to have received the amount so offset as a distribution or payment, as applicable, and (y) have paid such amount offset, or tendered the Indemnity Equity Amount cancelled, to the Buyer Indemnitee in respect of such indemnification obligation.

(c)                                  Each Buyer Indemnitee and its Affiliates may withhold any amount or restrict the transfer of Ares Equity Interests (in an amount not to exceed the alleged amount of the indemnification obligation set forth in any Indemnity Notice delivered pursuant to Section 9.2, or if no such amount is set forth thereon, the Buyers’ reasonable, good faith estimation of the potential amount of such indemnification obligation) described in Section 9.4(a) that is otherwise distributable, payable or owed (as applicable) to, or owned by, such KA Owner (or its Permitted Transferees) after the time that a Buyer Indemnitee has given a notice of indemnification under Section 9.2 but prior to the rendering of a settlement, judgment or arbitral decision establishing or denying (or reducing) the indemnification obligation of such KA Owner until the time of such settlement, judgment or arbitral decision and (i) if such settlement, judgment or arbitral decision establishes the indemnification obligation of such KA Owner, (A) the Person holding such withheld amount may promptly pay over a portion of the withheld amount equal to the indemnification obligation (or such entire withheld amount if equal to or less than the indemnification obligation) to the applicable Buyer Indemnitee and (B) the Person restricting the transfer of the Ares Equity Interests may cancel the Indemnity Equity Amount of such KA Owner’s (or its Permitted Transferees’) Ares Equity Interests and (ii) if such settlement, judgment or arbitral decision denies (or reduces) the indemnification obligation of such KA Owner, (A) the Person holding such withheld amount shall promptly release the portion of the amounts so withheld in excess of such determined indemnification obligation to such KA Owner and (B) the Person restricting the transfer of the Ares Equity Interests shall cease to restrict such transfer pursuant to this Section 9.4, in each case, to the extent it is determined (whether by settlement, judgment or arbitral decision) that such amounts are required to be so released or to cease to be so restricted.

ARTICLE X

TAX MATTERS

10.1.                     Tax Returns.

(a)                                 Pre-Closing Tax Returns.  The Sellers’ Representative shall prepare and timely file, or cause to be prepared and timely filed, (A) all Tax Returns of the KA Entities and the KA Funds that are required to be filed (taking into account extensions) prior to the Closing Date and (B) all income Tax Returns of the KA Entities for Tax periods that end on or prior to the Closing Date that are required to be filed (taking into account extensions) on or after the Closing Date, including KAFA and KACALP’s federal information returns on IRS Form 1065 and analogous state information returns for the tax year of KAFA, KACALP and their respective Subsidiaries that will end prior to or as of the close of business on the Closing Date.

(b)                                 Other Tax Returns.  The Buyers shall cause to be prepared and timely filed all other Tax Returns of the KA Parties and their Subsidiaries and all Tax Returns of the KA Funds required to be filed after the Closing Date.  Any Tax Return to be prepared and filed by the Buyers after the Closing Date for Tax periods beginning before the Closing Date that would reflect a Tax Liability for a KA Entity or KA Fund in respect of which the KA Owners may become obligated to make any indemnity payment pursuant to Section 10.4 shall be prepared on a basis consistent with the last previous similar Tax Return, if Buyers reasonably determine that treatment of Tax items or positions on such previous Tax Return are sustainable at a “more likely than not” standard.  The Buyers shall provide the Sellers’ Representative with a copy of such proposed Tax Return (and such additional information regarding such Tax Return as may reasonably be requested by the Sellers’ Representative, including any workpapers) at least 30 days, or such shorter period as is reasonable based on the filing deadline, prior to the filing of such Tax Return.  The Buyers shall consult with the Sellers’ Representative concerning such Tax Return and the Buyers and the Sellers’ Representative shall use good faith efforts to resolve any dispute regarding the preparation of any such Tax Return.

10.2.                     Cooperation.  The Buyers and the Sellers’ Representative shall cooperate in the preparation of Tax Returns of the KA Parties, their Subsidiaries and the KA Funds and the conduct of any Tax Action involving the KA Parties, any of their Subsidiaries and the KA Funds.  Such cooperation shall include (i) furnishing powers of attorney or other authorizations or assistance necessary for the party responsible for controlling a Tax Action or filing a Tax Return, and (ii) furnishing prior years’ Tax Returns and such other information within such party’s possession as is relevant to the preparation of such Tax Returns or the conduct of such Tax Action.

10.3.                     Transfer Taxes.  The Buyers, on the one hand, and the Sellers’ Representative (on behalf of the KA Owners), on the other hand, shall each bear 50% of all transfer, documentary, sales, use, stamp, registration, real property transfer, real property withholding, controlling interest transfer and other similar Taxes and all conveyance fees, recording charges and other fees and charges (“Transfer Taxes”) incurred as a result of the Transactions (including the Equity Restructuring, but excluding the transfer of any equity interests or other assets of KA RetainCo or its Subsidiaries) when due.  The Sellers’ Representative (on behalf of the KA Owners) shall bear 100% of any Transfer Taxes incurred as a result of the transfer of any equity interests or other assets of KA RetainCo or its Subsidiaries.  The Buyers shall prepare any Tax Returns with respect to such Transfer Taxes, and the Sellers’ Representative shall cooperate with the Buyers in the preparation of such Tax Returns.  The Sellers’ Representative and the Buyers shall use commercially reasonable efforts to mitigate any Transfer Taxes to the extent such efforts do not impose any commercially unreasonable cost or other adverse effect on such party or any of its Affiliates.

10.4.                     Tax Indemnification.

(a)                                 From and after the Closing, subject to Section 12.1 and Sections 9.3(b) and 9.3(d) through (h), each KA Owner shall severally and not jointly, in accordance with its Pro Rata Percentage, indemnify, defend and hold harmless the Buyer Indemnitees against any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to: (i) Taxes (or the non-payment thereof) of each KA Entity for any Pre-Closing Tax Period (determined in accordance with Section 10.4(b) hereof) (including for the avoidance of doubt, any Taxes (A) resulting from the Equity Restructuring or (B) that should have been withheld by any KA Entity in connection with amounts paid to any Person (including an employee or independent contractor)), (ii) Taxes of KA RetainCo or its Subsidiaries for any period, (iii) any breach of any representation or warranty made by any KA Party in Section 4.7, (iv) any failure by any KA Party to perform any of its Pre-Closing Covenants with respect to Tax matters or (v) Taxes that are the responsibility of the Sellers’ Representative determined in accordance with Section 10.3.  The disclosure of any Liability for or relating to any Tax on any section of the KA Disclosure Schedule does not relieve the indemnification obligations arising under Sections 10.4(a)(i), (ii), (iv) or (v) with respect to such disclosed Liability.

(b)                                 The parties shall, to the extent permitted under applicable Law, elect with the relevant Taxing authority for all Tax purposes to treat the Closing Date as the last day of the taxable period of the KA Parties and their Subsidiaries.  Where not so permitted, in the case of any Straddle Period of a KA Party or its Subsidiary, the portion of any Taxes that are allocable to the Pre-Closing Tax Period shall be, (i) in the case of Taxes that are not based on income or receipts, the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, such as real property Taxes, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the Straddle Period and (ii) in all other cases, the amount that would be payable if the taxable year or period ended on and included the Closing Date.

10.5.                     Certain Post-Closing Actions.

(a)                                 Prior to the fifth anniversary of the Closing, the Buyers shall not effect a disposition of any of the KA Interests or any material asset of either of the KA Parties if such disposition would result in an allocation of built-in gain to any KA Owner under Section 704(c) of the Code, without first obtaining consent from the Sellers’ Representative, unless the applicable Buyer Affiliate waives restrictions on the sale or exchange of Ares Operating Group Units (together with any prior waivers) to provide each applicable KA Owner sufficient liquidity

(determined after considering all Ares Equity Interests of such KA Owner not subject at such time to any lock up period) to pay the income taxes on gains allocated to such KA Owner from such disposition under Section 704(c) of the Code.  The Buyers shall use the “traditional method” of making Code Section 704(c) allocations provided by Treasury Regulations Section 1.704-3(b) and the principles of Treasury Regulations Section 1.704-3(a)(9) with respect to the KA Interests and the assets of the KA Parties.

(b)                                 Prior to the second anniversary of the Closing, the Buyers shall not, and shall cause the other Buyer Affiliates not to, take any action that would cause any KA Party to terminate as a partnership for U.S. federal income tax purposes under Section 708(b)(1)(A) of the Code.

10.6.                     Tax Treatment of the Transactions.  Unless otherwise required by applicable Law:

(a)                                 Subject to Section 10.6(b), the KAFA Acquisition is intended to be treated for U.S. federal income tax purposes (i) from the perspective of the KA Owners as, in part, a contribution of KA Owners’ KAFA Interests to AH LP in exchange for Ares Holdings Units in a non-recognition exchange governed by Section 721 of the Code and, in part, a transfer of the KA Owners’ KAFA Interests to AH LP for cash in a taxable exchange and (ii) from the perspective of AH LP, as a contribution of the KAFA Interests to AH LP in exchange for Ares Holdings Units in a non-recognition exchange governed by Section 721 of the Code and an acquisition of the KAFA Interests for cash.

(b)                                 The Buyers and the KA Owners shall use their commercially reasonable efforts to cause (i) the Post-Closing KA Percentage of the lesser of (A) Closing Base Cash Consideration and (B) the aggregate amount of the Debt Financing (such lesser amount, the “Debt-Financed Distribution”) to be treated as a “debt-financed transfer” from each of the Buyers to the KA Owners within the meaning of Treasury Regulations Section 1.707-5(b), (ii) the Debt Financing to be characterized as a nonrecourse liability within the meaning of Treasury Regulations Section 1.752-1(a)(2) and (iii) the proceeds of such Debt-Financed Distribution to be traceable under Treasury Regulations Section 1.163-8T to the proceeds of the Debt Financing; in each case, provided that, at the Buyers’ request and subject to the Sellers’ Representative’s consent (not to be unreasonably withheld, conditioned or delayed), the Buyers and the KA Owners shall, alternatively, enter into an amendment to this Agreement to provide that a Buyer Affiliate shall assume indebtedness of the KA Owners in lieu of payment of the Closing Base Cash Consideration (or a portion thereof), which indebtedness may be repaid by a Buyer Affiliate with the proceeds of the Debt Financing, in a manner intended to qualify as a “refinancing” with the meaning of Treasury Regulations Section 1.707-5(c).  Notwithstanding any other provision hereof, (i) the Debt Financing may be consummated prior to the Closing and if the Closing is delayed beyond the date anticipated by the parties, such failure to incur the Debt Financing within the time period required under Treasury Regulations Section 1.707-5(b) will not be deemed to be a failure by any party to use its “commercially reasonable efforts” for purposes of Section 10.6(b)(i) and (ii) the Buyers shall not be obligated to take or refrain from taking any action under this Section 10.6 if such action could adversely affect (x) the Buyers, any Buyer Affiliate or the equityholders of Ares Management or (y) the certainty of consummating the Debt Financing or the Transactions.  The Debt Financing that is the basis for the Debt-

Financed Distribution will not be refinanced and the terms of such Debt Financing will not be amended, in each case, prior to May 7, 2021, unless (A) such refinancing or amendment would not adversely affect the intended U.S. federal income tax treatment of the Debt-Financed Distribution pursuant to this Section 10.6(b), as mutually agreed to by the Buyers and the Sellers’ Representative in good faith, (B) the applicable Buyer Affiliate waives restrictions on the sale or exchange of Ares Operating Group Units (together with any prior waivers) to provide each applicable KA Owner sufficient liquidity (determined after considering all Ares Equity Interests of such KA Owner at such time not subject to any lock-up period) to pay the income taxes on gains incurred by such KA Owner directly as a result of such refinancing or amendment or (C) the Governing Body of Ares Management determines in good faith that forgoing such refinancing or amendment would adversely affect the Buyers, any Buyer Affiliate or the equityholders of Ares Management.

(c)                                  Subject to Section 10.6(b), the KACALP Acquisition is intended to be treated for U.S. federal income tax purposes (i) from the perspective of the KA Owners as, in part, a contribution of the KA Owners’ KACALP Interests to AI LP in exchange for Ares Investments Units in a non-recognition exchange governed by Section 721 of the Code and, in part, a transfer of the KA Owners’ KACALP Interests to AI LP to the extent of any cash received in a taxable exchange, and (ii) from the perspective of AI LP, as a contribution of the KACALP Interests to AI LP in exchange for Ares Investments Units in a non-recognition exchange governed by Section 721 of the Code and an acquisition of the KACALP Interests for cash to the extent of any cash paid.

(d)                                 Subject to Section 10.6(b), the acquisition by AI LP of the Additional EPE Interests is intended to be treated for U.S. federal income tax purposes (i) from the perspective of the transferors of such Additional EPE Interests as, in part, a contribution of such transferors’ Additional EPE Interests to AI LP in exchange for Ares Investments Units in a non-recognition exchange governed by Section 721 of the Code and, in part, a transfer of such transferors’ Additional EPE Interests to AI LP to the extent of any cash received in a taxable exchange, and (ii) from the perspective of AI LP, as a contribution of the Additional EPE Interests to AI LP in exchange for Ares Investments Units in a non-recognition exchange governed by Section 721 of the Code and an acquisition of the Additional EPE Interests for cash to the extent of any cash paid.

(e)                                  The Buyers, on the one hand, and the applicable KA Owners, on the other hand, shall report the transactions described in Sections 2.12 and 2.13 consistent with their intended U.S. federal income tax treatment as mutually agreed to by the parties in good faith; provided that if the parties fail to agree to such tax treatment by the 60th day prior to the due date for the filing of any applicable Tax Return for such transactions, such disagreement shall be submitted to the Accountant and resolved in accordance with the procedures set forth in Section 10.7(b).

(f)                                   The applicable Buyers, the Sellers’ Representative and the KA Owners shall file all Tax Returns in a manner consistent with this Section 10.6 and otherwise act in a manner consistent with the intended tax treatment described in this Section 10.6, including that the acquisition of the KAFA Interests by AH LP and the acquisition of the KACALP Interests and the Additional EPE Interests by AI LP shall be treated as separate transactions for U.S. federal, and all applicable state, income tax purposes.

10.7.                     Allocation of Total Consideration.

(a)                                 At the request of the applicable Buyer, the Sellers’ Representative shall cause KAFA, KACALP and each issuing entity (“EPE Entity”) of the Additional EPE Interests that is treated as a partnership for U.S. federal income tax purposes to make and include an election under Section 754 of the Code on the Tax Return (both federal and any applicable state Tax Return) of each of KAFA, KACALP and the EPE Entities (collectively, the “Acquired Entities”) for the taxable period that includes the Closing Date.  For purposes of allocating the gross consideration pursuant to Sections 1060, 743, 751 and 755 of the Code and the Treasury Regulations thereunder among the portion of the assets of the Acquired Entities that are deemed to be acquired by the Buyers (and for all other Tax purposes), the respective gross fair market values of the assets of the Acquired Entities will be determined in accordance with principles set forth on Annex H.  The parties shall use commercially reasonable efforts to agree to an allocation of the gross consideration prior to the Closing Date, including the portion of the gross consideration to be allocated to KA Associates, Inc.  Within 45 days after the date hereof, the Buyers shall prepare and provide to the Sellers’ Representative proposed allocations of the final consideration, as determined for U.S. federal income tax purposes, among the portion of the assets of the Acquired Entities that are deemed to be acquired by the Buyers that is consistent with the preceding sentence (the “Allocation Statements”).  The Sellers’ Representative may deliver a written notice to the Buyers of any disagreement with the Buyers’ proposed Allocation Statements within 20 days of receipt of the same (a “Disagreement Notice”).  If the Sellers’ Representative does not deliver a Disagreement Notice within such 20 day period, such proposed Allocation Statements will represent the parties’ agreement as to the final allocations of the consideration among the portion of the assets of the Acquired Entities that are deemed to be acquired by the Buyers.  If the Sellers’ Representative delivers a Disagreement Notice within such 20 day period, the Buyers and the Sellers’ Representative shall cooperate in good faith to resolve any such disagreement.

(b)                                 If the Buyers and the Sellers’ Representative fail to agree on the proposed allocations within 20 days after delivery of the Disagreement Notice, the Buyers and the Sellers’ Representative shall each deliver to the other and to the Accountant a notice setting forth in reasonable detail their proposed allocations.  The Buyers and the Sellers’ Representative shall promptly cooperate with the Accountant.  The Accountant shall be instructed to determine the final allocations of the consideration among the portion of the assets of the Acquired Entities that are deemed to be acquired by the Buyers and provide a written report setting forth such allocations (the “Final Allocation Schedule”) no later than 20 days following the date of the Accountant’s retention with respect to the Allocation Statements.  The costs and expenses of the Accountant with respect to the Allocation Statements shall be allocated between the Buyers, on the one hand, and the Sellers’ Representative, on the other hand, based upon the percentage that the portion of the aggregate amount of the items or amounts unsuccessfully disputed by each party bears to the total amount of such disputed items, as reasonably determined by the Accountant.  The Final Allocation Schedule, and the Accountant’s allocation of its costs and expenses between the parties, shall be final, conclusive and binding upon all of the parties hereto and shall become the final Allocation Statements.

(c)                                  The Allocation Statements will be adjusted as appropriate, consistent with this Section 10.7, to reflect any additional payments and adjustments to the Total Consideration (including any payments under Section 9.3(f) that are treated as adjustments to the Total Consideration).  The Buyers, the Sellers’ Representative and the KA Owners shall file all Tax Returns in a manner consistent with this Section 10.7 and the final Allocation Statements, unless otherwise required by applicable Law or pursuant to a final “determination” within the meaning of Section 1313(a) of the Code.  The Buyers and the Sellers’ Representative shall (i) promptly inform one another in writing of, and provide information reasonably requested by the other party in connection with, any challenge by any Tax authority to any allocation of the consideration or other determination made pursuant to this Section 10.7 and (ii) consult with and keep one another informed with respect to the status of, and any discussion, proposal or submission with respect to, any such challenge.

10.8.                     Change Requests.

(a)                                 The KA Parties shall (i) use commercially reasonable efforts to obtain, or cause to be obtained, all Consents that may be or become necessary to approve the Change Requests and (ii) not take any action that will have the effect of materially delaying, impairing or impeding the receipt of any such Consents.

(b)                                 Without limiting the foregoing, each of the KA Parties shall use commercially reasonable efforts to respond to any inquiries by any applicable Governmental Entity regarding the Change Requests. The KA Parties shall (i) notify the Buyers in advance of all meetings and material discussions with any applicable Governmental Entity so as to allow the Buyers and their Representatives to participate in such communications, (ii) submit to the Buyers drafts of any memoranda, forms or written materials to be filed by any of them, or on their behalf, with any applicable Governmental Entity in connection with the Change Requests and (iii) consult and cooperate with the Buyers, and consider and reflect in good faith the views and comments of the Buyers, in connection therewith.

10.9.                     Voluntary Disclosure.  Notwithstanding any other provision of this Agreement to the contrary, the Buyers may, based on a good faith determination that such action is appropriate to reduce potential Tax liabilities of the KA Entities, initiate requests for voluntary disclosure relief with one or more state or local Governmental Entities relating to sales and use (and any similar) or state and local income Taxes for the Pre-Closing Tax Period in circumstances in which the Buyers determine that a KA Entity should collect and remit such Taxes with respect to jurisdictions in which the KA Entities have not historically, prior to the Closing Date, collected and remitted such Taxes; provided that no such action shall be permitted without the Sellers’ Representative’s prior written consent (which shall not be unreasonably withheld, delayed or conditioned).  Any Liability of a KA Entity for Taxes arising as a result of actions taken by or at the direction of the Buyers pursuant to this Section 10.9 shall be deemed a Liability for Taxes for a Pre-Closing Tax Period and subject to indemnification under Section 10.4(a)(i).

ARTICLE XI

SELLERS’ REPRESENTATIVE

11.1.                     Authorization of the Sellers’ Representative.  The Sellers’ Representative shall act on behalf of the KA Owners, and accepts the appointment by each such KA Owner to act on its behalf, as provided herein.  In connection with such appointment, the Sellers’ Representative shall be authorized and empowered to act, on behalf of each of the KA Owners after the date hereof in connection with the activities to be performed on behalf of the KA Owners under this Agreement, for the purposes and with the powers and authority hereinafter set forth in this ARTICLE XI, which shall include, the power and authority on behalf of the KA Owners:

(a)                                 to give and receive notices and communications hereunder, including any notices in respect of claims by the Buyer Indemnitees for indemnification under Section 9.1(a) or Section 10.4 of this Agreement (and notice to the Sellers’ Representative shall constitute valid notice to the applicable KA Owner or KA Owners for such purposes);

(b)                                 to represent or certify the power and authority of the Sellers’ Representative to act on behalf of any or all KA Owners;

(c)                                  to execute and deliver (i) such amendments, waivers and consents in connection with this Agreement, the Transaction Documents and the consummation of the Transactions as the Sellers’ Representative, in its sole discretion, may deem necessary or desirable, including all amendments that may be contemplated hereunder, and (ii) such Transaction Documents as any KA Owner is obligated to deliver hereunder;

(d)                                 to amend (i) Annex C in accordance with Section 2.2(d), (ii) Annex R in accordance with Section 2.12 and (iii) Annex F in accordance with Section 2.2(d) and Section 2.14;

(e)                                  to (i) assert any Action relating to this Agreement or the Transactions, (ii) investigate, defend, contest or litigate any Action initiated by the Buyers, or any other Person against the Sellers’ Representative or any KA Owner relating to this Agreement or the Transactions, (iii) settle or compromise any Actions or potential Actions relating to this Agreement, in each case, prior to the Closing, (iv) act as set forth in Section 9.2(c) and (v) file and prosecute appeals from any judgment rendered in any of the foregoing Actions;

(f)                                   to enforce payment and distribution of any amounts payable to the KA Owners, as applicable, and to make any withholding of Taxes that the Sellers’ Representative deems necessary;

(g)                                  to withhold from any cash payment or distribution to the KA Owners on and after the date hereof, the Expense Holdback Amount and the amount of any reasonable out of pocket cost and expense incurred directly or indirectly by the Sellers’ Representative in connection with its obligations hereunder or relating to the Transactions;

(h)                                 to negotiate and settle disputes and controversies with the Buyers; and

(i)                                     to make, execute, acknowledge and deliver all such other agreements, and, in general, to do any and all things and to take any and all action that the Sellers’ Representative, in its sole and absolute discretion, may consider necessary, proper or convenient in connection with, or to carry out the activities described in this Section 11.1 and the Transactions and all other agreements, documents or instruments referred to herein or executed in connection herewith.

11.2.                     Buyers Entitled to Rely.  The Buyers and their respective Affiliates may (a) rely conclusively (without further evidence of any kind whatsoever) on (i) any document executed or purported to be executed by the Sellers’ Representative on behalf of any KA Owner and (ii) the full power and authority of the Sellers’ Representative to act hereunder on behalf of the KA Owners, including in connection with the reallocation or other change in the type or amount of consideration to be received by any KA Owner hereunder and (b) deal exclusively with the Sellers’ Representative on behalf of any and all KA Owners with respect to all matters pursuant to the authority granted in this Agreement.  The Buyers shall not be liable to any KA Owner for any action the Buyers take or omit to take in reliance upon such document, power or authority.  The KA Owners acknowledge that the type or amount of the consideration to be received by the KA Owners may be reallocated or otherwise changed by the Sellers’ Representative pursuant to this Agreement and that the Buyers shall have no responsibility or Liability with respect to any such reallocations or changes.

11.3.                     Power of Attorney; Binding Effect.  Each KA Owner hereby appoints the Sellers’ Representative as its exclusive agent, proxy, attorney-in-fact and representative under this Agreement.  The appointment and power of attorney granted by each KA Owner (a) shall be deemed coupled with an interest and all authority conferred hereby shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any KA Owner and (b) shall survive the consummation of the Transactions.  Any action taken by the Sellers’ Representative pursuant to the authority granted in this Agreement shall be effective and absolutely binding on each KA Owner notwithstanding any contrary action of or direction from such KA Owner.  Without limiting the foregoing, any decision or action by the Sellers’ Representative hereunder, including any agreement between the Sellers’ Representative and the Buyers relating to the defense, payment or settlement of any claims for indemnification hereunder, shall constitute a decision or action of all KA Owners and shall be final, conclusive and binding upon each such KA Owner. No KA Owner shall have the right to object to, dissent from, protest or otherwise contest the same. The provisions of this ARTICLE XI, including the power of attorney granted hereby, are independent and severable, are irrevocable and coupled with an interest and shall not be terminated by any act of any one or more KA Owners, or by operation of Law.  The provisions of this ARTICLE XI shall be binding upon the heirs, legal representatives, successors and assigns of each KA Owner.

11.4.                     Replacement of the Sellers’ Representative.  Subject to the appointment and acceptance of a successor Sellers’ Representative, as provided below, (a) the Sellers’ Representative may be removed or replaced by the KA Owners at any time upon the vote of the KA Owners whose Pro Rata Percentages in the aggregate exceed 50% (a “Majority Vote”) and (b) the Sellers’ Representative may resign at any time upon 30 days’ prior written notice to the KA Owners.  Upon any such removal or resignation or upon the death or disability of the Sellers’ Representative, the KA Owners shall promptly appoint a successor Sellers’ Representative by a

Majority Vote.  If no successor Sellers’ Representative shall have been appointed by the KA Owners and accepted within 20 days after the delivery of a Sellers’ Representative notice of resignation, then the departing Sellers’ Representative may, on behalf of the KA Owners, appoint a successor Sellers’ Representative.  Notice of the appointment shall be sent to the Buyers, and such appointment shall be effective upon the later of the date indicated in such notice or the date such notice is received by the Buyers.  Until such notice is received, the Buyers shall be entitled to rely on the decisions and actions of the prior Sellers’ Representative as described herein. Upon the effectiveness of any appointment as a successor Sellers’ Representative hereunder, such successor Sellers’ Representative shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of, and subject to all limitations on, and obligations of, the departing Sellers’ Representative, and the departing Sellers’ Representative shall be discharged from its duties and obligations hereunder.  Any successor shall become the Sellers’ Representative for all purposes of this Agreement.

11.5.                     Sellers’ Representative Performance.  Each KA Owner shall (i) pay or reimburse the Sellers’ Representative for its costs and expenses hereunder (including indemnifiable Losses pursuant to Section 11.6), in accordance with its Pro Rata Percentage and (ii) cause the Sellers’ Representative (and any permitted assignees thereof) to perform all of the Sellers’ Representative’s obligations after the Closing pursuant to any Transaction Document, including pursuant to Sections 2.6(b), ARTICLE X, and Sections 12.9 and 12.13 of this Agreement, in each case, subject to the terms, conditions and limitations set forth in the Transaction Documents.

11.6.                     Indemnification of Sellers’ Representative. The Sellers’ Representative shall not be liable to the KA Owners for actions taken pursuant to the Transaction Documents, except to the extent such actions shall have constituted gross negligence, willful misconduct or fraud. Each KA Owner shall indemnify severally and not jointly in accordance with its Pro Rata Percentage, and defend and hold harmless the Sellers’ Representative from and against any and all Losses arising out of and in connection with its activities as Sellers’ Representative under the Transaction Documents or otherwise, in each case as such Loss is suffered or incurred other than to the extent such Loss is attributable the gross negligence, bad faith or willful misconduct of the Sellers’ Representative.  In no event will the Sellers’ Representative be required hereunder to advance its own funds on behalf of the KA Owners or otherwise.

ARTICLE XII

MISCELLANEOUS

12.1.                     Survival.  The representations and warranties of the KA Owners and the KA Parties made in ARTICLE III and ARTICLE IV shall survive the Closing until 5:00 p.m. Pacific Time on the date that is 18 months following the Closing Date (the “General Survival Date”); provided that the Fundamental Representations shall survive the Closing until the 60th day immediately following the expiration of all applicable statutes of limitation (including all applicable extensions thereof) with respect thereto.  The representations and warranties of the Buyers made in ARTICLE V shall expire and be of no further force and effect as of the Closing; provided that (i) the Fundamental Representations of the Buyers shall survive the Closing until the 60th day immediately following the expiration of all applicable statutes of limitation

(including all applicable extensions thereof) with respect thereto and (ii) the Ares Public Disclosure Representations shall survive the Closing until the General Survival Date.  The Pre-Closing Covenants shall survive the Closing until the General Survival Date and the Post-Closing Covenants shall survive the Closing in accordance with their terms until the 60th day immediately following the expiration of the applicable statute of limitation (including all applicable extensions thereof).  Except as otherwise set forth herein, the applicable survival period described in this Section 12.1 supersedes any applicable statute of limitations with respect to any such representation, warranty, covenant or agreement.  Notwithstanding anything in this Section 12.1 to the contrary, any representation, warranty, or covenant that would otherwise terminate in accordance with this Section 12.1 will continue to survive if an Indemnity Notice shall have been timely given under ARTICLE IX on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved as provided in ARTICLE IX or Section 10.4.

12.2.                     Press Releases and Public Announcement.  The KA Owners, KA Parties and the Buyers shall not, and each such party shall cause its Affiliates and its and its Affiliates’ respective Representatives to not, (a) issue any press release, (b) make any public announcement, or (c) respond to any requests for information or inquiries from any Person (including any reporter), in each case, relating to the Transaction Documents or the Transactions (except (i) as provided herein with respect to communications with Governmental Entities or (ii) previously mutually agreed upon communications to Clients, KA Fund Investors, Ares Clients or Ares Fund Investors, without the prior review and written approval of the Sellers’ Representative, in the case of the Buyers, and the Buyers, in the case of the KA Owners or the KA Parties (in each case, not to be unreasonably withheld, conditioned or delayed)); provided that if such release or announcement is required by Law or by any national securities exchange and such party is unable after good faith efforts to obtain timely the approval of the other party (to the extent obtaining such approval is permitted by applicable Law and reasonably practicable), then such party may make or issue the legally required release or announcement and promptly furnish the other party with a copy thereof.  The KA Owners and KA Parties, on the one hand, and the Buyers, on the other hand, shall immediately (and in any event within one Business Day) give the other notice of any requests for information or inquiries from any representative of a newspaper, magazine, radio, television, internet publication or other media outlet, in each case, relating to the Transactions.

12.3.                     No Third-Party Beneficiaries.  The terms and provisions of this Agreement are intended solely for the benefit of the parties hereto and their respective successors and permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights, upon any other Person (including any KA Owner that is not a party hereto), except for any Person entitled to indemnity under ARTICLE IX.

12.4.                     Entire Agreement.  This Agreement (including the Annexes, Exhibits, Schedules, the KA Disclosure Schedule and the Ares Disclosure Schedule hereto and all documents and certificates delivered by the Buyers, the KA Parties and the KA Owners pursuant hereto), together with the Confidentiality Agreement, constitutes the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes any prior understandings, agreements (including any term sheets) or representations by or between the parties hereto, written or oral, with respect to such subject matter.

12.5.                     Succession and Assignment.  Subject to the next sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties named herein and their respective successors and permitted assigns.  No party hereto may assign either this Agreement or any of its or their respective rights, interests or obligations hereunder without the prior written approval of (a) the Sellers’ Representative, in the case of assignment by the Buyers, or (b) the Buyers, in the case of assignment by a KA Owner or a KA Party, and any attempt to do so will be null and void ab initio; provided that (i) any of the Buyers may assign, in its sole discretion, any or all of its rights, interests or obligations hereunder to any other Buyer Affiliate without obtaining the consent of the Sellers’ Representative and (ii) no such assignment shall relieve such Buyer of its obligations hereunder.

12.6.                     Drafting.  The parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

12.7.                     Notices.  All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if (a) delivered personally against written receipt, (b) mailed by registered or certified mail, postage prepaid, return receipt requested, (c) mailed by reputable international overnight courier, fee prepaid or (d) sent by e-mail with confirmation of transmission by the transmitting equipment or no failure message is generated, to the parties hereto at the following addresses:

If to the KA Owners or the Sellers’ Representative, to:

David Shladovsky
1800 Avenue of the Stars, Third Floor

Los Angeles, CA 90067
E-mail address:                                    dshladovsky@kaynecapital.com

with a copy to:

Paul Hastings, LLP

55 Second Street, 24th Floor

San Francisco, CA 94105

Attention:                                                                 David Hearth

E-mail address:                                    davidhearth@paulhastings.com

and

Paul Hastings, LLP

515 South Flower Street, 25th Floor

Los Angeles, CA 90015

Attention:                                                                 Robert A. Miller, Jr.

E-mail address:                                    robertmiller@paulhastings.com

If to the Buyers or Ares Management, to:

Ares Management, L.P.
2000 Avenue of the Stars, 12th Floor
Los Angeles, CA  90067
Attention:                                                                 Michael D. Weiner

Naseem Sagati

E-mail address:                                    weiner@aresmgmt.com

nsagati@aresmgmt.com

with a copy to:

Proskauer Rose LLP
2049 Century Park East
Suite 3200
Los Angeles, CA  90067

Attention:                                                                 Michael A. Woronoff

Jonathan Benloulou

E-mail address:                                    mworonoff@proskauer.com

jbenloulou@proskauer.com

All such notices, requests and other communications will be deemed given, (i) if delivered personally as provided in this Section 12.7, upon delivery, (ii) if delivered by mail as provided in this Section 12.7, upon receipt, (iii) if delivered by overnight courier as provided in this Section 12.7, upon the earlier of the second Business Day following the date sent by such overnight courier and receipt and (iv) if sent by e-mail, on the date confirmation of delivery is received by the sender from the intended recipient by e-mail or no failure message is generated (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 12.7).  Any party hereto may change the address to which notices, requests and other communications hereunder are to be delivered by giving the other party hereto notice in the manner set forth herein.

12.8.                     Governing Law.  This Agreement, the legal relations between the parties and the adjudication and enforcement thereof shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to any choice of Law or conflict of Law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.

12.9.                     Arbitration.

(a)                                 Except as provided in Section 12.15, and except for requests for orders in aid of arbitration or enforcement of the award of an arbitrator or as set forth in Section 2.6, all disputes arising out of or in connection with this Agreement, the breach, termination, enforcement, interpretation or validity thereof or the legal relations between the parties, including disputes about arbitrability or the jurisdiction of the arbitral tribunal, shall, to the fullest extent permitted by Law, be determined by final, binding and confidential arbitration in

New York, New York, conducted by Judicial Arbitration and Mediation Services/Endispute, Inc. (“JAMS”), or its successor, before a panel of arbitrators comprised of one arbitrator selected by the Sellers’ Representative, one arbitrator selected by the Buyers and one arbitrator (who shall chair the tribunal) jointly selected by the other two arbitrators.  Disputes shall be resolved in accordance with the Federal Arbitration Act, 9 U.S.C. §§1—16, and JAMS’ Comprehensive Arbitration Rules and Procedures then in effect.  The arbitral tribunal will have the same, but no greater, remedial authority than would a court of law and shall issue a written decision including the arbitral tribunal’s essential findings and conclusions and a statement of the award.  Judgment upon the award rendered by the arbitral tribunal may be entered by any court having jurisdiction thereof.  Except in accordance with any express exception contained in this Agreement, each party hereby irrevocably waives and foregoes any right to recover remote, speculative or punitive damages with respect to any dispute as set forth in Section 9.3(e), and the parties hereby agree that the arbitral tribunal is not empowered to award damages except in accordance with the express limitations contained in this Agreement (including Section 9.3(e)). The award of such arbitral tribunal shall be a reasoned award.

(b)                                 The prevailing party in any such arbitration proceeding, as determined by the arbitral tribunal, or in any proceeding to enforce the arbitration award, will be entitled, to the extent permitted by Law, to reimbursement from the other party for all of the prevailing party’s costs (including but not limited to the arbitral tribunal’s fees), expenses and attorneys’ fees.  If no party entirely prevails in such arbitration or proceeding, the arbitral tribunal or court shall apportion an award of such fees based on the relative success of each party.  In the event of a conflict between this provision and any provision in the applicable rules of JAMS, the provisions of this Agreement will prevail.

(c)                                  The arbitral award shall be final, conclusive and binding on the parties and judgment upon any award may be entered in any court of competent jurisdiction over any of the parties or any of their assets.  All notices relating to any arbitration hereunder shall be in writing and shall be effective if given in accordance with the provisions of Section 12.7.

(d)                                 By agreeing to arbitration, the parties do not intend to deprive any court, as provided for in Section 12.10, of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings and the enforcement of any award and judgment thereon.  Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies or modify or vacate any temporary or preliminary relief issued by a court, and to award damages for the failure of any party to respect the arbitral tribunal’s orders to that effect.

12.10.              Jurisdiction; Service of Process; Waiver of Jury Trial.  Subject to the arbitration requirements of Section 12.9 and except as set forth in Section 2.6, all actions permitted under this Agreement (including any action to compel arbitration in aid of arbitration or for provisional relief in aid of arbitration) shall be brought exclusively in any state or federal court located within the County of Los Angeles in the State of California.  Each of the parties hereto consents and agrees to the jurisdiction of the aforesaid courts for such purpose, and waives any objection as to the venue of such courts for purposes of such action or any claim of inconvenient forum.  Each of the parties hereto further consents and agrees that any action to enforce a final arbitral award or judgment thereon may be brought in any court of competent jurisdiction.  Each of the parties hereto further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such party at the address specified in this Agreement, such service to become effective 15 days after such mailing.  Nothing herein shall in any way be deemed to limit the ability of any party hereto to serve any such legal process, summons, notices and documents in any other manner permitted by applicable Law.  Each of the parties hereto irrevocably and unconditionally waives all right to trial by jury in any legal proceeding permitted hereunder.

12.11.              Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless such amendment is in writing and signed by the Buyers and the Sellers’ Representative. No waiver by any party hereto of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver shall be valid unless such waiver is in writing and signed by the party against whom such waiver is sought to be enforced (it being understood that a waiver signed by the Sellers’ Representative is valid against all the KA Owners and, prior to the Closing, KAFA and KACALP).

12.12.              Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such provision or its severance herefrom and (d) in lieu of such provision, the parties will negotiate in good faith to add as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such provision as may be possible.

12.13.              Expenses.  Except as otherwise expressly set forth herein, each of the parties hereto will bear its own costs and expenses (including legal fees and expenses) incurred in connection with the Transaction Documents and the Transactions; provided that (a) the KA Parties will bear the costs and expenses (including legal fees and expenses) incurred by the KA Entities up to the Closing Date in connection with the Transaction Documents and the Transactions, (b) if the Transactions are consummated, the Buyers shall bear 100% of the Proxy Solicitation and Appraisal Fees and (c) if this Agreement is terminated, the Buyers, on the one hand, and the KA Entities, on the other hand, shall each bear 50% of the Proxy Solicitation and Appraisal Fees.

12.14.              Annexes, Exhibits and Schedules.  The Annexes, Exhibits and Schedules (including the KA Disclosure Schedule and the Ares Disclosure Schedule) identified in this Agreement are incorporated herein by reference and made a part hereof.  The disclosure of any item in any section or subsection of the KA Disclosure Schedule or the Ares Disclosure Schedule will only be deemed disclosure with respect to another section or subsection of the KA Disclosure Schedule or the Ares Disclosure Schedule, as applicable, if it is reasonably apparent from reading such item that it applies to such other section or subsection of the KA Disclosure

Schedule or the Ares Disclosure Schedule.  If there is any inconsistency between the statements in the body of this Agreement and those in the KA Disclosure Schedule or the Ares Disclosure Schedule, the statements in the body of this Agreement will control.  Certain information set forth in the KA Disclosure Schedule and the Ares Disclosure Schedule is included solely for informational purposes, is not an admission of Liability with respect to the matters covered by the information or an admission that such matters actually constitute noncompliance with, or a violation of any Law, Order, Permit or Contract or other topic to which such disclosure is applicable, and may not be required to be disclosed pursuant to this Agreement.  All references in the KA Disclosure Schedule and the Ares Disclosure Schedule to the enforceability of agreements with third parties, the existence or non-existence of third-party rights, the absence of breaches or defaults by third parties, or similar matters or statements, are intended only to allocate rights and risks among the parties to this Agreement and are not intended to be admissions against interests, give rise to any inference or proof of accuracy, be admissible against any party by any Person who is not a party to this Agreement, or give rise to any claim or benefit to any Person who is not a party to this Agreement.

12.15.              Specific Performance.  Each party to this Agreement agrees that, in view of the uniqueness of the Transactions, any failure to perform or breach of its obligations under this Agreement will result in irreparable damage to the other party, that the remedies available to such other party at Law alone will be an inadequate remedy for such failure or breach, and that such other party may seek specific performance of the terms hereof, in addition to any other remedy at Law or equity.  Accordingly, each of the parties agrees that the other party will be entitled to seek an order (or orders) or injunction (or injunctions) to prevent or cure breaches or violations of the provisions of this Agreement and to enforce specifically the terms and provisions of this Agreement without the requirement of posting any bond or other type of security.  Each party further agrees that, if the other party seeks to enforce specifically the terms and provisions of this Agreement in respect of such breach or violation, it will not assert as a defense that a remedy at Law would be adequate.  The parties further agree that (a) by seeking any remedy provided for in this Section 12.15, a party shall not in any respect waive its right to seek any other form of relief that may be available to such party under this Agreement, and (b) nothing contained in this Section 12.15 shall require any party to seek (or limit any party’s right to seek) specific performance under this Agreement before exercising any other right under this Agreement.

12.16.              Privilege.  All Privileged Communications made before the consummation of the Closing shall continue after the Closing to be privileged communications with such counsel (including Paul Hastings LLP) that is controlled by the Sellers’ Representative.  Neither Buyers nor any Buyer Affiliate nor any Person purporting to act on behalf of or through Buyers or any Buyer Affiliate shall seek to obtain the same by any process on the grounds that the privilege attaching to such communications belongs to Buyers, the KA Parties or the Subsidiaries; provided that none of the Buyer Affiliates is waiving or abandoning, nor may any KA Owner or the Sellers’ Representative waive or abandon, such attorney-client privilege to the extent it relates to any investigation or communication involving the KA Parties or any of their Subsidiaries or any Third-Party Claim, without Buyers’ prior written consent.

12.17.              Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

12.18.              Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart to this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

BUYERS

ARES HOLDINGS L.P.

BY: ARES HOLDINGS INC., ITS GENERAL PARTNER

By:	/s/ Antony P. Ressler
	Name:	Antony P. Ressler
	Title:	Chief Executive Officer

ARES INVESTMENTS L.P.

BY: ARES MANAGEMENT, L.P., ITS GENERAL PARTNER

By:	/s/ Antony P. Ressler
	Name:	Antony P. Ressler
	Title:	Chief Executive Officer

KAYNE ANDERSON CAPITAL ADVISORS, L.P.

By:	/s/ David Shladovsky
Name: David Shladovsky
Title: General Counsel

KA FUND ADVISORS, LLC

By:	/s/ David Shladovsky
Name: David Shladovsky
Title: General Counsel

DAVID SHLADOVSKY,
AS THE SELLERS’ REPRESENTATIVE

By:	/s/ David Shladovsky
David Shladovsky

KAYNE ANDERSON INVESTMENT MANAGEMENT, INC.

By: KA Holdings, Inc.

By:	/s/ Richard A. Kayne
Name: Richard A. Kayne

By:	/s/ Marion Anderson
Name: John and Marion Anderson Trust A dtd 7/30/2002 as amended 9/2/09, Marion Anderson, Trustee

RICHARD & SUSANNE KAYNE LIVING TRUST U/T/D 1/14/99

By:	/s/ Richard A. Kayne
Name: Richard A. Kayne

ROBERT & ROSA SINNOTT LIVING TRUST DTD 10/24/97

By:	/s/ Robert V. Sinnott
Name: Robert V. Sinnott

CLIFFWOOD ENERGY PARTNERS, LP

By:	/s/ Robert V. Sinnott
Name: Robert V. Sinnott

JOHN C. FREY

By:	/s/ John C. Frey
Name: John C. Frey

KEVIN S. MCCARTHY

By:	/s/ Kevin S. McCarthy
Name: Kevin S. McCarthy

ALBERT RABIL

By:	/s/ Albert Rabil
Name: Albert Rabil

JAMES C. BAKER

By:	/s/ James C. Baker
Name: James C. Baker

DAVID LABONTE

By:	/s/ David LaBonte
Name: David LaBonte

TERRENCE QUINN

By:	/s/ Terrence Quinn
Name: Terrence Quinn

DANIEL WEINGEIST

By:	/s/ Daniel Weingeist
Name: Daniel Weingest

MICHAEL K. HEINZ, JR.

By:	/s/ Michael K. Heinz, Jr.
Name: Michael K. Heinz, Jr.

CHARLES W. YATES

By:	/s/ Charles W. Yates
Name: Charles W. Yates

CWY HOLDINGS, LLC

By:	/s/ Charles W. Yates
	Name:	Charles W. Yates
	Title:	Manager

DAVID SHLADOVSKY

By:	/s/ David Shladovsky
Name: David Shladovsky

PAUL BLANK

By:	/s/ Paul Blank
Name: Paul Blank

STEPHEN N. SMITH

By:	/s/ Stephen N. Smith
Name: Stephen N. Smith

RICHARD G. & AUDREY R. KINSMAN JOINT LIVING TRUST DTD 8/31/09

By:	/s/ Audrey R. Kinsman
Name: Audrey R. Kinsman

By:	/s/ Richard G. Kinsman
Name: Richard G. Kinsman

KEVIN D. WELSH LIVING TRUST DTD 5/14/01

By:	/s/ Kevin D. Welsh
	Name:	Kevin D. Welsh
	Title:	Trustee

JOHN AND MARION ANDERSON TRUST A DTD 7/30/2002 AS AMENDED 9/2/09

By:	/s/ Marion Anderson
Name: Marion Anderson

RICHARD FARBER

By:	/s/ Richard Farber
Name: Richard Farber

SCOTT KEYS

By:	/s/ Scott Keys
Name: Scott Keys

ARA G. GHAZARIAN, TRUSTEE OF THE GHAZARIAN LIVING TRUST U/T/D MAY 9, 2013

By:	/s/ Ara G. Ghazarian
	Name:	Ara G. Ghazarian
	Title:	Trustee of the Ghazarian Living Trust u/t/d May 9, 2013

JODY MERAZ

By:	/s/ Jody Meraz
Name: Jody Meraz

TERRY A. HART

By:	/s/ Terry A. Hart
Name: Terry A. Hart

MIRIAM MUSCAROLAS

By:	/s/ Miriam Muscarolas
Name: Miriam Muscarolas

DAVID J. WALSH

By:	/s/ David J. Walsh
Name: David J. Walsh

LEONARD GREEN, JR. REV TRUST DTD 11/34/2006 AS AMENDED 06/26/2013

By:	/s/ Leonard Green
Name: Leonard Green

PAUL STAPLETON

By:	/s/ Paul Stapleton
Name: Paul Stapleton

RON M. LOGAN, JR.

By:	/s/ Ron M. Logan, Jr.
Name: Ron M. Logan, Jr.

GREGORY M. DAVIS

By:	/s/ Gregory M. Davis
Name: Gregory M. Davis

DAVID HABACHY

By:	/s/ David Habachy
Name: David Habachy

JOHN DAVID IVERSON

By:	/s/ John David Iverson
Name: John David Iverson

MARK TESHOIAN

By:	/s/ Mark Teshoian
Name: Mark Teshoian

MARILYNN MOSCRIP

By:	/s/ Marilynn Moscrip
Name: Marilynn Moscrip

FRANK L. DUEMMLER

By:	/s/ Frank L. Duemmler
Name: Frank L. Duemmler

HOWARD ZELIKOW

By:	/s/ Howard Zelikow
Name: Howard Zelikow

RALPH COLLINS WALTER

By:	/s/ Ralph Collins Walter
Name: Ralph Collins Walter

GIFFORD D. WILKERSON

By:	/s/ Gifford D. Wilkerson
Name: Gifford D. Wilkerson

PHILIP AND FELICE ROSEN LIVING TRUST DTD 12/17/12

By:	/s/ Felice Rosen
Name: Felice Rosen

By:	/s/ Philip S. Rosen
Name: Philip S. Rosen

ALLAN RUDNICK

By:	/s/ Allan Rudnick
Name: Allan Rudnick

JOHN DALEY

By:	/s/ John Daley
Name: John Daley

KEVIN P. BROPHY

By:	/s/ Kevin P. Brophy
Name: Kevin P. Brophy

DAVID C. CLARKE, JR.

By:	/s/ David C. Clarke, Jr.
Name: David C. Clarke, Jr.

JAMES DOYL BURKETT

By:	/s/ James Doyl Burkett
Name: James Doyl Burkett

JAMIE N. BROACH

By:	/s/ Jamie N. Broach
Name: Jamie N. Broach

Annex A

Definitions

The following terms, when used in this Agreement, shall have the respective meanings ascribed to them below:

“401(k) Plan” means the Kayne Anderson Capital Advisors 401(k) Qualified Retirement Plan.

“Accountant” means KPMG LLP.

“Accrued Carried Interest” as of any date with respect to any Client, means the amount of Carried Interest accrued through such date, as of, and for the period ended on such date, with respect to such Client calculated in good faith in the ordinary course, using consistent assumptions and methodologies.

“Acquired Entities” has the meaning set forth in Section 10.7.

“Action” means any claim, action, suit, litigation, arbitration, examination, investigation, hold notice, order to show cause, audit or other proceeding before or by a Governmental Entity.

“Additional Cash Consideration” means $85,608,000; provided that if (a) the Adjustment Percentage is not 100%, (b) the Sellers’ Representative effects the Transaction Payment Amendment or the Adjustment Amendment or (c) the Buyers deliver a Consideration Adjustment Notice in accordance with Section 2.14, “Additional Cash Consideration” means such other amount as determined by the Buyers in good faith after taking into account such Adjustment Percentage, the Transaction Payment Amendment, the Adjustment Amendment or such Consideration Adjustment Notice, as applicable.

“Additional EPE Interests” means with respect to a KA Owner, the equity interests in each KA Entity set forth opposite such KA Owner’s name on Annex B and identified as “Additional EPE Interests.”

“Additional Financial Data” means, as of any date, (a) the DE, ENI, FRE and PRE, in each case, with a reconciliation of such metric to net income, (b) Incentive Eligible AUM, Incentive Generating AUM, Available Capital and AUM Not Yet Earning Fees, in each case, as defined or described in the Ares Management Investor Presentation dated June 2015, and (c) the AUM and Fee Earning AUM, in the case of each of clauses (a), (b) and (c), as of, or for the fiscal quarter or fiscal year ending on, such date.

“Adjustment Amendment” has the meaning set forth in Section 2.2(d).

“Adjustment Amendment Date” means as soon as reasonably practicable but no later than the date that is the tenth Business Day prior to the Closing.

“Adjustment Percentage” means the percentage as determined in accordance with Annex L.

Annex A-1

“Adjustment Report” has the meaning set forth in Section 2.6(b)(iii).

“Advisers Act” means the Investment Advisers Act of 1940, 15 USC § 80b-1 et seq., as amended, and the rules, regulations and interpretations promulgated thereunder.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person.

“Agreement” has the meaning set forth in the Preamble.

“AH Additional Cash Consideration” means $74,989,500; provided that if (a) the Adjustment Percentage is not 100%, (b) the Sellers’ Representative effects the Transaction Payment Amendment or the Adjustment Amendment or (c) the Buyers deliver a Consideration Adjustment Notice in accordance with Section 2.14, “AH Additional Cash Consideration” means such other amount as determined by the Buyers in good faith after taking into account such Adjustment Percentage, the Transaction Payment Amendment, the Adjustment Amendment or such Consideration Adjustment Notice, as applicable.

“AH LP” has the meaning set forth in the Preamble.

“AI Additional Cash Consideration” means $10,618,500; provided that if (a) the Adjustment Percentage is not 100%, (b) the Sellers’ Representative effects the Transaction Payment Amendment or the Adjustment Amendment or (c) the Buyers deliver a Consideration Adjustment Notice in accordance with Section 2.14, “AI Additional Cash Consideration” means such other amount as determined by the Buyers in good faith after taking into account such Adjustment Percentage, the Transaction Payment Amendment, the Adjustment Amendment or such Consideration Adjustment Notice, as applicable.

“AI LP” has the meaning set forth in the Preamble.

“Alleghany” means Alleghany Insurance Holdings LLC, a Delaware limited liability company.

“Allocation Statements” has the meaning set forth in Section 10.7(a).

“AOG Amount” means 94,736,842 plus the Equity Increase Amount.

“AOG Unit Consideration” means, collectively, the Ares Holdings Unit Consideration, the Ares Investments Unit Consideration and the OG Subscription Unit Consideration.

“Ares Benefit Plan” means each benefit plan set forth on Section 5.9(a) of the Ares Disclosure Schedule.

“Ares Client” means any Ares Fund or any Person (other than an Ares Portfolio Company) Managed by, or that has an investment or trading account Managed by, any Buyer Affiliate.

Annex A-2

“Ares Common Units” means a limited partner interest in Ares Management representing a fractional part of the limited partner interests in Ares Management having the rights and obligations specified with respect to Common Units in the Ares Management Partnership Agreement.

“Ares Data Room” means the virtual data room relating to the Transactions established by or on behalf of the Buyers.

“Ares Disclosure Schedule” means the disclosure schedule delivered as of the date hereof by the Buyers to the KA Parties.

“Ares Domestic” means Ares Domestic Holdings L.P., a Delaware limited partnership.

“Ares Domestic LP Agreement” means the limited partnership agreement of Ares Domestic, dated as of May 1, 2014, as amended.

“Ares Domestic Parent” means Ares Domestic Holdings Inc., a Delaware corporation.

“Ares Domestic Units” means the units of limited partnership interest of Ares Domestic designated as “Class A Units” and issued under the Ares Domestic LP Agreement.

“Ares Equity Interests” means Ares Owners Units, Ares Operating Group Units and Ares Common Units.

“Ares Evaluation Material” means any information, documents or materials regarding any Buyer Affiliate provided to the KA Owners, the KA Entities or their respective Representatives in the Ares Data Room, any management presentations or in any other form in expectation of, or in connection with, the Transactions.

“Ares Filings” means Ares Management, L.P.’s (i) annual report on Form 10-K filed with the SEC on March 20, 2015, (ii) most recent quarterly report on Form 10-Q filed with the SEC prior to the date hereof, and (iii) current reports on Form 8-K filed with the SEC after the date of the Ares Form 10-K and prior to the date hereof.

“Ares Fund” means each of Ares Capital Corporation, ACE II Master Fund L.P., Ares Corporate Opportunities Fund III, L.P., Ares Corporate Opportunities Fund IV, L.P., Ares European Real Estate Fund IV, L.P., Ares US Real Estate Fund VIII, L.P., Ares Special Situations Fund III, L.P. and Ares Special Situations Fund IV, L.P.

“Ares Fund Investor” means, with respect to each Ares Fund (other than Ares Capital Corporation), each limited partner (excluding any special limited partner and any Persons that act as general partner, managing member, manager or other control Person of an Ares Fund) or other equityholder of such Ares Fund.

“Ares General Partner” means Ares Management GP LLC, a Delaware limited liability company and the general partner of Ares Management.

Annex A-3

“Ares Holdings LP Agreement” means the limited partnership agreement of the AH LP, dated as of May 1, 2014, as amended.

“Ares Holdings Parent” means Ares Holdings Inc., a Delaware corporation.

“Ares Holdings Unit Consideration” means a number of Ares Holdings Units equal to (a)(i) the Adjustment Percentage multiplied by (ii) the AOG Amount, minus (b) the aggregate number of Ares Common Units set forth on Annex R, rounded down to the nearest whole number.

“Ares Holdings Units” means the units of limited partnership interest of the AH LP designated as “Class A Units” and issued under the Ares Holdings LP Agreement.

“Ares Investments LP Agreement” means the limited partnership agreement the AI LP, dated as of May 1, 2014, as amended.

“Ares Investments Unit Consideration” means a number of Ares Investments Units equal to (a)(i) the Adjustment Percentage multiplied by (ii) the AOG Amount, minus (b) the aggregate number of Ares Common Units set forth on Annex R, rounded down to the nearest whole number.

“Ares Investments Units” means the units of limited partnership interest of the AI LP designated as “Class A Units” and issued under the Ares Investments LP Agreement.

“Ares Management” means Ares Management, L.P., a Delaware limited partnership.

“Ares Management Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of Ares Management, dated as of May 1, 2014, by and among the Ares General Partner and the limited partners thereto.

“Ares Management SEC Documents” means all reports, forms, statements and other documents filed or furnished, or required to be filed or furnished, by Ares Management with the SEC since May 4, 2014.

“Ares Material Adverse Effect” means any Event that has, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, results of operations or financial condition of the Buyers and their Affiliates, taken as a whole or (ii) the ability of a Buyer to consummate the Transactions or perform its obligations under the Transaction Documents, other than, in the case of clause (i), any Event to the extent resulting from or attributable to (A) changes, declines or deteriorations in economic, political, regulatory, financial or capital markets conditions generally (in the United States, any other country or in the global economy generally) or in the industries in which the Buyers and their Affiliates invest, (B) changes or conditions generally affecting the investment advisory industry or equity asset management industry, (C) effects arising from any change, after the date hereof, in Law, GAAP or other accounting principles, regulatory policy or industry standards or the enforcement thereof, (D) the announcement, disclosure or pendency of the Transactions, (E) outbreak or escalation of armed hostilities, terrorist actions, political instability or other material calamity or

Annex A-4

crisis anywhere in the world or (F) any failure by the Buyers and their Affiliates to meet projections or forecasts or revenue or earnings predictions for any period (but, for the purposes of clarity, not the underlying cause of such failure), except in the case of each of clauses (A), (B), (C) and (E), to the extent any Event described therein has a materially disproportionate effect on the businesses of the Buyers and their Affiliates as compared to similarly situated investment advisory businesses.

“Ares Offshore” means Ares Offshore Holdings L.P., a Cayman Islands exempted limited partnership.

“Ares Offshore LP Agreement” means the limited partnership agreement of Ares Offshore, dated as of May 1, 2014, as amended.

“Ares Offshore Parent” means Ares Offshore Holdings, Ltd., a Cayman Islands limited company.

“Ares Offshore Units” means the units of limited partnership interest of Ares Offshore designated as “Class A Units” and issued under the Ares Offshore LP Agreement.

“Ares Operating Group Entities” means, collectively, Ares Domestic, AH LP, AI LP, Ares Offshore and Ares Real Estate.

“Ares Operating Group Limited Partner” means each of Ares Owners, Alleghany and each other Person that becomes a limited partner of the Ares Operating Group Entities.

“Ares Operating Group Unit” means, collectively, one Ares Domestic Unit, one Ares Holdings Unit, one Ares Investments Unit, one Ares Offshore Unit and one Ares Real Estate Unit.

“Ares Owners” means Ares Owners Holdings L.P., a Delaware limited partnership.

“Ares Owners LP Agreement” means the Agreement of Limited Partnership of Ares Owners, dated as of May 1, 2014, as amended.

“Ares Owners Units” means the units of limited partnership interest of Ares Owners designated as “Class KA Units” and issued under the Ares Owners LP Agreement.

“Ares Partners Holdco LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Ares Partners Holdco LLC, dated as of May 1, 2014, as further amended and restated as agreed upon prior to the date hereof by the parties thereto and the Senior KA Owners.

“Ares Policies” means all insurance policies and bonds, including directors’ and officers’ liability insurance, currently in effect that insure the business of any Buyer Affiliate or any Representatives of any Buyer Affiliate or that relate to the ownership, use or operation of any of the assets of any Buyer Affiliate.

Annex A-5

“Ares Portfolio Company” means any Person (other than an Investment Fund) in which any Ares Fund has an equity interest.

“Ares Pre-Closing Distributions” means all distributions by the Ares Operating Group Entities and Ares Owners that relate to operations through the end of the month immediately preceding the Closing Date.  By way of example, if the Closing occurs on January 1, 2016, “Ares Pre-Closing Distributions” shall include all distributions that relate to operations through December 31, 2015.

“Ares Public Disclosure Representations” mean the representations set forth in (a) clause (ii) of the second sentence of Section 5.6(a) and (b) the first sentence of Section 5.8(a).

“Ares Public Methodology” means, with respect to “distributable earnings”, “economic net income”, “fee related earnings” and “performance related earnings”, the methodology used by Ares Management to calculate each such metric in connection with the preparation of its financial statements, as defined or described in the Ares Filings or the Ares Management Investor Presentation dated June 2015.

“Ares Real Estate” means Ares Real Estate Holdings L.P., a Delaware limited partnership.

“Ares Real Estate LP Agreement” means the limited partnership agreement of Ares Real Estate, dated as of May 1, 2014, as amended.

“Ares Real Estate Parent” means Ares Real Estate Holdings LLC, a Delaware limited liability company.

“Ares Real Estate Units” means the units of limited partnership interest of Ares Real Estate designated as “Class A Units” and issued under the Ares Real Estate LP Agreement.

“Ares Reorganization Event” means any internal reorganization, recapitalization, contribution, exchange, merger, consolidation or transfer of all or a material portion of the equity interests or assets of Ares Management or any Ares Operating Group Entity in a single transaction or a series of related transactions, in each case, (a) solely among the Buyer Affiliates and (b) that the Buyers in good faith reasonably determine would require payment or delivery of equity consideration of any Buyer Affiliates other than Ares Operating Group Units.

“Ares RIC” means each Ares Fund that has elected to be a RIC.

“AUM” means, with respect to each KA Fund, the sum of the net asset value of such KA Fund, the drawn and undrawn debt of such KA Fund (including amounts subject to restrictions) and uncalled committed capital (including commitments to such KA Fund that have yet to commence their investment periods).

“Bankruptcy Laws and Principles of Equity” means (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (b) general principles of equity.

Annex A-6

“Base Cash Amount” means $750,000,000 minus the Cash Reduction Amount.

“Base Cash Consideration” means an amount equal to:

(a)                                 the Adjustment Percentage multiplied by the Base Cash Amount, minus

(b)                                 the aggregate amount of cash set forth on Annex R, minus

(c)                                  Closing Indebtedness, minus

(d)                                 the WC Shortfall, if any, plus

(e)                                  the WC Excess, if any.

“Basket” means an amount equal to the Adjustment Percentage multiplied by $12,000,000.

“BD Purchase Agreement” means a stock purchase agreement by and between the KA Owners who are the owners of KA Associates and the Buyers, in form and substance satisfactory to the Buyers and such KA Owners.

“BDC” means each investment vehicle for which any Buyer Affiliate acts as an investment adviser, general partner, managing member, manager or sponsor that has elected to be treated as a business development company under the Investment Company Act.

“Benefit Plans” means any employee benefit plans, programs, policies, practices, Contracts or other arrangements providing benefits, whether or not written, or whether for the benefit of a single individual or more than one individual, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (in each case, whether or not such plan is subject to ERISA), and any change of control, bonus, incentive compensation, deferred compensation, pension, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, severance, employment, change of control, retirement, profit-sharing, vacation, leave of absence, layoff, day or dependent care, legal services, cafeteria, life, health, accident, disability, worker’s compensation or other insurance, or other fringe benefit plan, program or agreement maintained, sponsored, or contributed to by any KA Entity or KA Fund or pursuant to which, with respect to any of the foregoing, any KA Entity or KA Fund could reasonably be expected to have any Liability.

“Business” means the businesses and operations of the KA Entities, including the business of sponsoring and managing the KA Funds and managing assets for the Clients, as currently conducted and as will be conducted at the Closing, including the businesses, operations and assets reflected in the Financial Statements.

“Business Day” means any day other than Saturday, Sunday or any day on which banks in New York, New York, are required or authorized to be closed.

Annex A-7

“Business Intellectual Property” means the Intellectual Property necessary for the operation of the Business.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Absolute Cap” means an amount equal to the product of (x) Adjustment Percentage multiplied by (y) the sum of (i) $1,800,000,000 plus (ii) the Cash Reduction Amount.

“Buyer Affiliate” means each of Ares Management and its Subsidiaries.

“Buyer General Cap” means an amount equal to the product of (x) Adjustment Percentage multiplied by (y) the sum of (i) $180,000,000 plus (ii) 10% of the Cash Reduction Amount.

“Buyer Indemnitees” means the Buyers, their Affiliates, their Representatives and their Affiliates’ respective Representatives, and the successors and permitted assigns of any of the foregoing.

“Carried Interest” means any performance fee, performance allocation, carried interest, promote, special profits interest, Incentive Fees or other performance-based compensation (or priority allocation) payable to or receivable by any Person with respect to any Client.

“Cash Percentage” means, with respect to each KA Owner, the percentage set forth opposite such KA Owner’s name on Annex F under the heading “Cash Percentage.”

“Cash Reduction Amount” means an amount to be determined by the Buyers and set forth in the Consideration Adjustment Notice; provided that such amount may not exceed $250,000,000.

“CEA” means the United States Commodity Exchange Act, as amended, and all rules and regulations of the CFTC thereunder.

“CFTC” means the U.S. Commodity Futures Trading Commission and any successor thereto.

“Change Requests” means the requests by the KA Parties for a change in method of accounting submitted to the IRS on IRS Forms 3115 and delivered to the Buyers prior to the date hereof.

“Clawback Reimbursement Agreement” means an agreement, substantially in the form of Exhibit I, pursuant to which each KA Owner and other Fee Receiving Person shall severally pay or reimburse its clawback obligations with respect to any Carried Interest received by such KA Owner or Fee Receiving Person.

“Client” means any KA Fund or any Person (other than a Portfolio Company or a KA Fund Investor (in its capacity as such)) Managed by, or that has an investment or trading account Managed by, any KA Entity other than those set forth on Annex P.

Annex A-8

“Client Consent” has the meaning set forth in Section 6.8.

“Closed-End Fund” means each investment vehicle for which any Buyer Affiliate acts as an investment adviser that is treated as a closed-end company for purposes of Section 5 of the Investment Company Act.

“Closing” means the closing of the Equity Restructuring, the KAFA Acquisition, the KACALP Acquisition and the other transactions contemplated hereby to be consummated on the Closing Date.

“Closing Balance Sheet” means a consolidated closing balance sheet of the KA Parties and their consolidated subsidiaries, prepared as of the Cut-off Time in accordance with the Closing Balance Sheet Principles on a pro forma basis after giving effect to the Equity Restructuring.

“Closing Balance Sheet Principles” means GAAP as consistently applied in producing the Pro Forma Financial Statements; provided that the Estimated Closing Balance Sheet, the Closing Balance Sheet and the calculation of Estimated Working Capital and Working Capital derived therefrom shall be computed without giving effect to any purchase accounting adjustment arising out of the Transactions.

“Closing Base Cash Consideration” means an amount equal to (a) the Base Cash Consideration minus (b) $10,000,000.

“Closing Date” has the meaning set forth in Section 2.3.

“Closing Indebtedness” means the aggregate amount of Indebtedness of the KA Parties and their consolidated subsidiaries as of the Cut-off Time, on a pro forma basis after giving effect to the Equity Restructuring.

“Code” means the Internal Revenue Code of 1986, as amended.

“Column 1 Class KA Units” means, with respect to any KA Owner, the “Column 1 Class KA Units” as defined in such KA Owner’s Contribution Agreement.

“Column 1 Equity Percentage” means, with respect to each KA Owner, the percentage set forth opposite such KA Owner’s name on Annex F under the heading “Column 1 Equity Percentage.”

“Column 2 Class KA Units” means, with respect to any KA Owner, the “Column 2 Class KA Units” as defined in such KA Owner’s Contribution Agreement.

“Column 2 Equity Percentage” means, with respect to each KA Owner, the percentage set forth opposite such KA Owner’s name on Annex F under the heading “Column 2 Equity Percentage.”

“Column 2 Separation Amount” means, for any fiscal quarter, a number equal to (a) the aggregate value of all severance, post-employment or similar payments or benefits given to any

Annex A-9

KA Owner with Forfeited Column 2 Class KA Units in connection with such KA Owner’s resignation or termination of employment with “Cause” (as defined in the applicable Contribution Agreements) divided by (b) the Issue Price, rounded down to the nearest whole number.

“Company Systems” means the computer systems, including software, used by the KACALP and its Subsidiaries in the conduct of the Business.

“Conditions Satisfaction Date” means (a) if the Closing does not occur within five Business Days after the satisfaction of all the conditions to the obligations of the parties hereto set forth in ARTICLE VII (other than those conditions which by their terms cannot be satisfied until the Closing, but subject to such conditions being capable of being satisfied at the Closing), the Business Day on which all such conditions to the obligations of the parties hereto set forth in ARTICLE VII are satisfied, as mutually agreed upon in writing by the Buyers and the Sellers’ Representative and after delivery of (i) a certificate, duly executed by one or more authorized Persons of each of KAFA and KACALP, certifying the satisfaction of the conditions set forth in Sections 7.1(a), (b), (c) and (h) and (ii) fully executed agreements necessary to effect the transactions contemplated by Section 7.1(g), and (b) otherwise, the Closing Date.

“Confidentiality Agreement” means the Confidentiality Agreement, dated May 27, 2014, between KACALP and Ares Management.

“Consent” means any consent, approval, authorization, waiver, grant, agreement, Order or exemption of, or registration, declaration or filing with, any Person.

“Consideration Adjustment Notice” means a written notice to the Sellers’ Representative stating that the Base Cash Amount shall be reduced by the Cash Reduction Amount and the AOG Amount shall be increased by the Equity Increase Amount.

“Contesting Party” has the meaning set forth in Section 4.9(n).

“Continuing Employee” means each individual who was an employee of any KA Entity or KA Fund immediately prior to the Closing and who continues in the employment of a Buyer Affiliate following the Closing.

“Contract” means any written or oral contract, lease, license, indenture, instrument or other written or oral agreement or commitment that is currently legally binding.

“Contribution Agreement” means each contribution agreement, substantially in the form of Exhibit C, by and between each KA Owner and Ares Owners, pursuant to which, at the Closing, such KA Owner shall contribute to Ares Owners such KA Owner’s portion of the AOG Unit Consideration (after giving effect to the OG Unit Subscription Agreement executed by such KA Owner), in exchange for certain Ares Owners Units.

“control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of

Annex A-10

stock or other voting securities, as trustee or executor, as a general partner, manager or managing member, by Contract or otherwise.

“Controlled Portfolio Company” means a Portfolio Company in which the KA Funds listed on Section 7.1(e) of the KA Disclosure Schedule and the KA Entities collectively (x) own a majority of its outstanding voting securities or (y) have the right to elect a majority of its Governing Body.

“Cut-off Time” means 11:59 P.M. Pacific Time on the day immediately preceding the Closing Date.

“DE” means, as of any date, the “distributable earnings” of KACALP and its Subsidiaries for the fiscal quarter or fiscal year ending on such date, calculated in a manner consistent with the Ares Public Methodology.

“Debt-Financed Distribution” has the meaning set forth in Section 10.6(b).

“Debt Financing” means any financing of the Buyers or any of their Subsidiaries (other than a draw down on their existing loan facilities) for purposes of funding the Closing Base Cash Consideration and the Additional Cash Consideration, the repayment, redemption, purchase, defeasance and discharge of the Indebtedness of the KA Entities in connection with the Transactions and the payment of fees and expenses in connection therewith and the Transactions.

“Debt Financing Sources” means the entities that have committed to provide or arrange, or otherwise entered into agreements (including joinder agreements) in connection with, the Debt Financing together with their respective Affiliates, and the Representatives of any of the foregoing.

“Delaware RULPA” means the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. § 17-101 et seq.

“Designated Commitment” means the aggregate capital commitment of a KA Entity to a Client as set forth on Section 6.19 of the KA Disclosure Schedule.

“Disagreement Notice” has the meaning set forth in Section 10.7(a).

“Downward Base Cash Adjustment” has the meaning set forth in Section 2.6(b)(iv)(B).

“Employee Benefits List” means a list of (i) the base salary in effect for each Continuing Employee and (ii) bonus and other incentive compensation opportunities in effect for each such Continuing Employee.

“ENI” means, as of any date, the “economic net income” of KACALP and its Subsidiaries for the fiscal quarter or fiscal year ending on such date, calculated in a manner consistent with the Ares Public Methodology.

Annex A-11

“Environmental Law” means any Law relating to pollution or protection of the environment or natural resources, including the Release of or exposure to any Hazardous Materials.

“EPE Entity” has the meaning set forth in Section 10.7.

“Equity Increase Amount” means a number equal to (a) Cash Reduction Amount divided by (b) the Issue Price, rounded down to the nearest whole number.

“Equity Percentage” means, with respect to each KA Owner, the percentage set forth opposite such KA Owner’s name on Annex F under the heading “Equity Percentage.”

“Equity Restructuring” means the transactions contemplated by the Equity Restructuring Agreements.

“Equity Restructuring Agreements” means the powers of attorney entered into by the KA Owners on or about the date hereof and such agreements and other documents, including various consents, powers of attorney, contribution agreements and amendments necessary to transfer the portion of Carried Interests specified in Annex J, and 100% of the Management Fees, to the KA Parties or their wholly owned Subsidiaries, in each case free and clear of any Liens, in each case, in form and substance reasonably satisfactory to the Buyers.

“ERISA” means the Employee Retirement Income Security Act of 1974, 29 USC §1001 et seq., as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” with respect to any entity, means each entity, trade or business that is a member of a group described in Section 414(b) or (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included such entity.

“Estimated Closing Balance Sheet” has the meaning set forth in Section 2.6(a).

“Estimated Closing Statement” has the meaning set forth in Section 2.6(a).

“Estimated Working Capital” has the meaning set forth in Section 2.6(a).

“Event” means any change, circumstance, effect, event, matter, occurrence or state of facts.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agreement” means the Exchange Agreement, dated as of May 1, 2014, by and among Ares Domestic Parent, Ares Domestic, Ares Holdings Parent, AH LP, AI LP, Ares Management, Ares General Partner, Ares Offshore, Ares Offshore Parent, Ares Real Estate, Ares Real Estate Parent and each Ares Operating Group Limited Partner from time to time party thereto, as amended.

“Expense Holdback Amount” means $1,000,000.

Annex A-12

“Fair Competition Agreement” means each fair competition agreement, substantially in the form of Exhibit G, between a Buyer or one of its Affiliates, on the one hand, and a KA Owner or a Continuing Employee, as applicable, on the other hand.

“Family Member” means, with respect to any natural Person, (i) such Person’s spouse, parents, grandparents, children, grandchildren and siblings, (ii) such Person’s former spouse(s) and current spouses of such Person’s children, grandchildren and siblings and (iii) estates, trusts, partnerships and other entities or accounts of which a majority of the interests are held directly or indirectly by the foregoing.

“Family Party” means, with respect to any natural Person, (i) any Family Member of such Person, (ii) any Person of which the applicable natural Person or Person in clause (i) owns, directly or indirectly, at least 20% of the outstanding equity interests or (iii) any Affiliate of any of the foregoing Persons in clauses (i) or (ii).

“FATCA” means Sections 1471 through 1474 of the Code, Treasury Regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

“Fee Earning AUM” means, with respect to each KA Fund, the AUM of such KA Fund that directly or indirectly earns Management Fees.

“Fee Receiving Person” means any Person (other than a KA Entity) that (a) receives any Management Fees or Carried Interest or (b) is an owner or beneficiary of any such Person.

“FERC” means the Federal Energy Regulatory Commission and any successor thereto.

“Final Allocation Schedule” has the meaning set forth in Section 10.7(b).

“Final Base Cash Consideration” has the meaning set forth in Section 2.6(b)(iv).

“Financial Statements” means (i) the audited balance sheet and the related statements of income and changes in members’ capital and cash flows of KACALP and its consolidated subsidiaries as of and for the year ended December 31, 2014, together with all notes and schedules thereto and an unqualified opinion thereon of PricewaterhouseCoopers LLP, independent certified public accountants and (ii) the KACALP Interim Financial Statements.

“Forfeited Column 2 Class KA Units” means, for any fiscal quarter, the “Column 2 Class KA Units” that have been forfeited for no consideration by the KA Owners as a result of resignations of employment or terminations with “Cause” (as defined in the applicable Contribution Agreements) during such fiscal quarter.

“FRE” means, as of any date, the “fee related earnings” of KACALP and its Subsidiaries for the fiscal quarter or fiscal year ending on such date, calculated in a manner consistent with the Ares Public Methodology.

Annex A-13

“Fund Financial Statement” means, with respect to each KA Fund, the (i) audited balance sheet and the related statements of income and changes in members’ capital and cash flows of such KA Fund for the fiscal years commencing on or after January 1, 2012 and ending on or prior to December 31, 2014, together with all notes and schedules thereto and an unqualified opinion thereon from the applicable independent certified public accountant and (ii) interim unaudited financial statements and performance reports for such KA Fund for each period after December 31, 2014 (if prepared).

“Fund Reports” all prospectuses, statements of additional information, registration statements, proxy statements, financial statements and any Public Fund SEC Documents.

“Fundamental Representations” means (i) Sections 3.1, 3.2(a), 3.4, 3.5, 4.1, 4.2(a), 4.3(b), 4.4, 4.7, 4.16, 5.1, 5.2(a), 5.5, and 5.7; provided that for purposes of Sections 7.1(a) and 7.2(a), the Fundamental Representations shall not include Sections 3.5, 4.7, 4.16 or 5.7.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“General Survival Date” has the meaning set forth in Section 12.1.

“Governing Body” means a board of directors, board of managers, general partner, managing member, stockholders, members, limited partners or similar constituents.

“Governmental Entity” means any international, supranational, national, provincial, regional, federal, state, municipal, local or other government, any instrumentality, subdivision, court, tribunal or judicial or arbitral body, any administrative, regulatory or self-regulatory agency, commission, or other authority (including any securities exchange or other self-regulatory organization in the securities, financial services, investment or commodity industries), or any quasi-governmental or private body exercising any regulatory, Tax or other governmental or quasi-governmental authority, and any other Person that is treated as a “government entity” under the Advisers Act.

“Governmental Filings” means all reports, filings, registrations, applications, notices or correspondence, including Forms ADV, Forms PF and Forms BD, all amendments required to be made with respect thereto and all related documents, to or from any Governmental Entity.

“Group 1 Fund” means Clients listed under Group 1 as set forth on Section 6.19 of the KA Disclosure Schedule.

“Group 2 Fund” means Clients listed under Group 2 as set forth on Section 6.19 of the KA Disclosure Schedule.

“Hazardous Materials” means any pollutant, contaminant, waste, petroleum or any fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, and toxic or hazardous wastes, substances, materials or agents, including all substances defined as “Hazardous Substances,” “Pollutants,” or “Contaminants” pursuant to, or otherwise regulated under, any Environmental Law.

Annex A-14

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Incentive Fees” means, with respect to each Client, the fees paid or payable by such Client (or by a KA Fund Investor in such Client), including all fees under any Management Agreement or other Contract, relating to the Management of such Client (or an investment or trading account of such Client), that represent a portion of the gains or profits from the account or assets managed.

“Indebtedness” means, with respect to any Person:  (a) all indebtedness of such Person for borrowed money (including advances, and reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances other than undrawn standby letters of credit entered into in the ordinary course of business in connection with operations of such Person), (b) all indebtedness of such Person evidenced by notes, bonds, debentures, capitalized leases or similar instruments, (c) all liabilities of such Person representing the balance of deferred purchase price of property or services, except trade accounts payable and, with respect to the KA Parties and their consolidated Subsidiaries, other current liabilities included as a current liability in the calculation of Working Capital, (d) any obligations as lessee under capitalized leases, (e) all other items that have been or should be reflected as indebtedness on a consolidated balance sheet prepared in accordance with GAAP, (f) any accrued and unpaid interest, expenses, prepayment premiums, penalties, breakage costs and other obligations with respect to any indebtedness of a type described in clauses (a) through (e), and (g) all indebtedness referred to in the immediately preceding clauses (a) through (f) of any other Person that is guaranteed, directly or indirectly, by such Person.

“Indemnified Party” means any Person entitled to claim indemnification under any provision of ARTICLE IX.

“Indemnifying Party” means any Person against whom a claim for indemnification is being asserted under any provision of ARTICLE IX.

“Indemnity Equity Amount” means, with respect to any KA Owner, a number of Ares Equity Interests owned by such Person (or any Permitted Transferee thereof) with a value equal to the quotient of (a) the amount of such KA Owner’s indemnification or payment obligations hereunder divided by (b) the Issue Price, rounded down to the nearest whole number.

“Indemnity Notice” means written notification pursuant to Section 9.2 of a Third-Party Claim or a non-Third-Party Claim, as applicable, as to which indemnity pursuant to Section 9.1 or Section 10.4 is sought by an Indemnified Party, specifying, in reasonable detail (to the extent practicable based on information reasonably available at such time) the Events pertaining thereto.

“Intellectual Property” means, on a worldwide basis, all (i) patents and patent applications; (ii) trademarks, trademark and service mark applications and registrations, trade dress, logos, trade names and domain names, and all goodwill relating to the foregoing; (iii) copyrights and computer software (including source code, executable code, systems, network tools, data, databases, firmware and related documentation), together with all applications,

Annex A-15

registrations and renewals therefor; (iv) trade secrets, know-how and methodologies, technology, ideas and confidential information; (v) all other proprietary and intellectual property rights; and (vi) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

“Investment Company Act” means the Investment Company Act of 1940, 15 USC §80a-1 et seq., as amended, and the rules, regulations and interpretations promulgated thereunder.

“Investment Fund” means any pooled investment vehicle, “fund of one”, investment trust, investment company, collective fund, collective trust, commodity pool, master fund, feeder fund, alternative investment vehicle, co-investment vehicle or similar entity.

“IRS” means the U.S. Internal Revenue Service.

“Issue Price” means $19.

“JAMS” has the meaning set forth in Section 12.9.

“KA Absolute Cap” means an amount equal to the Adjustment Percentage multiplied by $2,550,000,000.

“KA Associates” means KA Associates, Inc., a Nevada corporation.

“KA Data Room” means the virtual data room relating to the Transactions established by or on behalf of KACALP.

“KA Disclosure Schedule” means the disclosure schedule delivered as of the date hereof by KACALP to the Buyers on behalf of the KA Entities and the KA Owners.

“KA Entity” means each of KACALP, KAFA and their respective Subsidiaries, including each Subsidiary set forth on Section 4.3(a) of the KA Disclosure Schedule.

“KA Evaluation Material” means any information, documents or materials regarding any KA Entity or KA Fund provided to the Buyers, their Affiliates or their respective Representatives in the KA Data Room, any management presentations or in any other form in expectation of, or in connection with, the Transactions.

“KA Expenses” means, to the extent unpaid as of the Cut-off Time, (a) the aggregate fees and expenses of the KA Parties and their Subsidiaries relating to (i) the negotiation, preparation, execution and performance of the Transaction Documents and all other documents relating to the Transactions, including (x) the fees and expenses of Paul Hastings LLP, J.P. Morgan, Deloitte LLP, Ernst & Young LLP, and PricewaterhouseCoopers LLP and (y) all costs and expenses the KA Parties agree to bear pursuant to Section 12.13 and (ii) the transactions contemplated with other potential acquirers of any Company or any of its Subsidiaries, (b) the aggregate fees and expenses of each KA Entity, KA Owner and employee of any KA Entity with respect to the foregoing (including with respect to employment arrangements), in each case, that any KA Entity has agreed or is otherwise obligated to pay, (c) all bonuses, change in control

Annex A-16

payments, severance and retirement payments, retention payments, success fees and similar payments payable by any Company or any of its Subsidiaries pursuant to arrangements in place prior to the Closing in connection with, or in anticipation of, the Transactions and all employment Taxes with respect to each of the foregoing and (d) 50% of all Transfer Taxes payable by the KA Owners pursuant to Section 10.3.

“KA Fund” means each Investment Fund Managed by any KA Entity, including the Public Funds, other than those set forth on Annex P.

“KA Fund GP” means each of the Persons that act as general partner, managing member, manager or other control Person of a KA Fund.

“KA Fund Investor” means, with respect to each KA Fund (other than the Public Funds), each limited partner (excluding any special limited partner and any KA Fund GP) or other equityholder of such KA Fund.

“KA Fund Restructuring Documents” has the meaning set forth in Section 6.6(a).

“KA General Cap” means an amount equal to the Adjustment Percentage multiplied by $255,000,000.

“KA Indemnitees” means the KA Owners, KACALP and KAFA and their respective Representatives, and the successors and permitted assigns of any of the foregoing.

“KA Interests” has the meaning set forth in the Recitals.

“KA License Agreement” means an agreement between a KA Party and Kayne Anderson Rudnick in a form reasonably satisfactory to the Buyers, which includes (a) an assignment by Kayne Anderson Rudnick to such KA Party of all rights and interests in the “Kayne” and “Kayne Anderson” names, (b) a perpetual license permitting Kayne Anderson Rudnick to use the “Kayne” and “Kayne Anderson” names as currently being used by Kayne Anderson Rudnick and (c) an agreement to transfer ownership of the kayne.com domain name to a Buyer Affiliate for no consideration if Kayne Anderson Rudnick no longer uses such domain name.

“KA Material Adverse Effect” means any Event that has, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, results of operations or financial condition of the KA Entities, taken as a whole or (ii) the ability of the KA Owners or the KA Parties to consummate the Transactions or perform their obligations hereunder, other than, in the case of clause (i), any Event to the extent resulting from or attributable to (A) changes, declines or deteriorations in economic, political, regulatory, financial or capital markets conditions generally (in the United States, any other country or in the global economy generally) or in the industries in which KACALP and its Affiliates (including the KA Funds) invest, (B) changes or conditions generally affecting the investment advisory industry or equity asset management industry, (C) effects arising from any change, after the date hereof, in Law, GAAP or other accounting principles, regulatory policy or industry standards or the enforcement thereof, (D) the announcement, disclosure or pendency of the Transactions or

Annex A-17

the fact that the prospective owners of the KA Parties are the Buyers, (E) outbreak or escalation of armed hostilities, terrorist actions, political instability or other material calamity or crisis anywhere in the world or (F) any failure by the KA Entities to meet projections or forecasts or revenue or earnings predictions for any period (but, for the purposes of clarity, not the underlying cause of such failure), except in the case of each of clauses (A), (B), (C) and (E), to the extent any such Event described therein has a materially disproportionate effect on the Business as compared to similarly situated investment advisory businesses.

“KA Owners” means each of the Persons set forth on Annex C.

“KA Party” means each of KAFA and KACALP.

“KA REIT” means each KA Fund that has elected to be a REIT.

“KA RetainCo” has the meaning set forth in the Recitals.

“KA RetainCo Owners” means Richard Kayne, Robert Sinnott, Kevin McCarthy, JC Frey, Paul Blank, Terry Quinn and Al Rabil.

“KA RetainCo Pro Rata Percentage” means, with respect to each KA RetainCo Owner, the percentage set forth opposite such KA RetainCo Owner’s name on Annex F under the heading “Pro Rata Percentage — KA RetainCo.”

“KA RetainCo Reimbursement Agreement” means the reimbursement agreement entered into on or about the date hereof between KA RetainCo and a Buyer Affiliate.

“KA RetainCo Services Agreement” means a services agreement by and between a Buyer Affiliate and KA RetainCo, in form and substance satisfactory to the Buyers and the Sellers’ Representative.

“KA RIC” means each KA Fund that has elected to be a RIC.

“KACALP” has the meaning set forth in the Preamble.

“KACALP Acquisition” has the meaning set forth in Section 2.1(b).

“KACALP Balance Sheet” means the unaudited balance sheet of KACALP and its Subsidiaries as of March 31, 2015.

“KACALP GP Interests” means the issued and outstanding general partnership interests of KACALP.

“KACALP Interests” has the meaning set forth in the Recitals.

“KACALP Interim Financial Statements” means the KACALP Balance Sheet and the related statements of income and changes in members’ capital and cash flows of KACALP and its Subsidiaries, together with all notes and schedules thereto, for the period ended March 31, 2015, reviewed by PricewaterhouseCoopers LLP, independent certified public accountants,

Annex A-18

in accordance with auditing standards generally accepted in the United States applicable to reviews of interim financial information.

“KACALP LP Interests” has the meaning set forth in the Recitals.

“KAFA” means KA Fund Advisors LLC, a Delaware limited liability company.

“KAFA Acquisition” has the meaning set forth in Section 2.1(a).

“KAFA Consideration” has the meaning set forth in Section 2.2(a).

“KAFA Interests” has the meaning set forth in the Recitals.

“Kayne Anderson Rudnick” means Kayne Anderson Rudnick Investment Management, LLC.

“Knowledge” or any similar phrase means (i) with respect to a KA Owner, such KA Owner’s actual knowledge, (ii) with respect to any KA Entity, the actual knowledge of Paul Blank, Richard Kayne, Scott Keys, Robert Sinnott, Kevin McCarthy, David Shladovsky and Paul Stapleton or the knowledge such Persons would have attained had they conducted a reasonable inquiry as is consistent with such Persons’ respective positions as employees of any KA Entity, and (iii) with respect to the Buyers, the actual knowledge of the Persons set forth on Section 1.1 of the Ares Disclosure Schedule or the knowledge such Persons would have attained had they conducted a reasonable inquiry as is consistent with such Persons’ respective positions as employees of any Buyer Affiliate.

“Laws” means all laws, statutes, codes, treaties, ordinances, principles of common law, judicial or administrative decisions, Orders, rules, bylaws or regulations of any Governmental Entity.

“Leases” means any Contract related to the lease or occupancy of real property to which any KA Entity is a party.

“Liability” means any obligation or other liability of a Person, whether absolute, matured, accrued, contingent, known, unknown, disputed, undisputed, liquidated, fixed or otherwise, and whether due or to become due.

“Lien” means with respect to any property or asset, any lien, mortgage, pledge, charge, security interest, easement, license, claim, deed of trust, title imperfection or defect, hypothecation, restriction or other encumbrance of any kind or nature, in respect of such property or asset.

“Listing Representations” means the representations set forth in Section 4.5(e), Section 4.8(c), Section 4.8(f), clause (ii) of the second sentence of Section 4.9(g), Section 4.10(a) and Section 5.6.

“Lock-up Agreement” means each “lock-up” agreement, substantially in the form of Exhibit D, between a Buyer or one of its Affiliates and each KA Owner relating to certain

Annex A-19

exchanges of Ares Operating Group Units for Ares Common Units pursuant to the Exchange Agreement.

“Losses” means all losses, costs, liabilities, obligations, awards, judgments, fines, penalties, Taxes, interest, expenses (including reasonable fees of counsel and consultants) and any other damages.

“Manage” means to provide investment advisory, sub-advisory, management, administration or similar services.

“Management Agreement” means any Contract to which any KA Entity is a party or is subject (including Organizational Documents) pursuant to which such KA Entity Manages any Client (or any investment or account of any Client).

“Management Fees” means, with respect to each Client, the fees paid or payable by such Client (or by a KA Fund Investor in such Client), including all fees under any Management Agreement or other Contract, relating to the Management of such Client (or an investment or trading account of such Client).

“Material Ares Permit” means each material Permit that is necessary for any Buyer Affiliate to lawfully conduct its operations or own, lease and operate its assets.

“Material Contracts” means (a) the Contracts required to be listed on Section 4.10(a) of the KA Disclosure Schedule and (b) the Organizational Documents of the KA Entities and the KA Funds.

“Material Fund Change” means, with respect to any KA Fund set forth on Section 7.1(e) of the KA Disclosure Schedule, any Event that (a) causes or gives rise to (whether automatically or by exercise of, or ability to exercise, rights under the Organizational Documents of such KA Fund), or could reasonably be expected to cause or give rise to, (i) the termination, dissolution or winding up of such KA Fund, (ii) the suspension of (A) the obligations of the investors of such KA Fund to make capital contributions to such KA Fund or (B) the investment period of such KA Fund, (iii) a reduction in the contractual rate of Management Fees payable under, or the termination of, any Management Agreement with such KA Fund, (iv) the withdrawal of the KA Fund GP as the general partner of such KA Fund or (v) the removal of the KA Fund GP from such KA Fund or (b) has, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on such KA Fund.

“Material Permit” means each material Permit that is necessary for any KA Entity or KA Fund to lawfully conduct its operations or own, lease and operate its assets.

“New Management Agreement” means, with respect to any Public Fund, a new Management Agreement with respect to such Public Fund, to be effective as of the Closing Date, containing terms, taken as a whole, that are no less favorable to KAFA than the Management Agreement with such Public Fund in effect on the date hereof.

“New Plans” has the meaning set forth in Section 6.14(c).

Annex A-20

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Offering Materials” means all offering or private placement memoranda and other written sales materials given to any investor or prospective investor relating to an investment in any KA Fund.

“OG Subscription Unit Consideration” means a number of Ares Domestic Units, Ares Offshore Units and Ares Real Estate Units equal to (a)(i) the Adjustment Percentage multiplied by (ii) the AOG Amount, minus (b) the aggregate number of Ares Common Units set forth on Annex R, rounded down to the nearest whole number.

“OG Unit Subscription Agreement” means each subscription agreement substantially in the form of Exhibit A, by and among each of the Ares Operating Group Entities (other than the Buyers) and each KA Owner, pursuant to which, at the Closing, each KA Owner shall subscribe for the OG Subscription Unit Consideration.

“Old Plans” has the meaning set forth in Section 6.14(c).

“Option” means, with respect to any Person, any security, right, subscription, warrant, option, phantom equity right, equity appreciation right, profit participation right, preemptive right or other Contract that (i) gives the right to (a) redeem, transfer (including rights of first offer or refusal, or “tag-along” or “drag-along” rights), dispose of, subscribe for, acquire, purchase or otherwise receive or be issued any units or other equity or ownership or economic interests in such Person or any security of any kind convertible into or exchangeable or exercisable for any units or other equity or ownership or economic interests in such Person or (b) receive any benefits or rights similar to any rights enjoyed by or accruing to the holder of units or other equity or ownership interests in such Person, or (ii) obligates such Person to issue, grant, adopt or enter into any such rights set forth in clause (i) above.

“Order” means any writ, judgment, decree (including a consent decree or agreement), injunction, cease-and-desist order, or similar order or enforcement action of any Governmental Entity (in each case, whether preliminary or final).

“ordinary course” or “ordinary course of business” means, with respect to any Person, the ordinary course of business of such Person, consistent with its past practice.

“Organizational Documents” means, with respect to any Person, the certificate of trust, the certificate of incorporation, articles of incorporation, certificate of formation, bylaws, articles of organization, stockholders agreement, investor rights agreement, voting agreement, stock restriction agreement, limited liability company agreement, operating agreement, partnership agreement, declaration or agreement of trust, constituent document, formation agreement, joint venture agreement, and all other similar documents, agreements, instruments or certificates executed, adopted or filed in connection with the creation, formation, organization or maintenance of a Person, including any amendments thereto, in each case, currently in effect.

“Outside Date” means March 31, 2016.

Annex A-21

“Owned Intellectual Property” means the Intellectual Property that (a) with respect to “Kayne”, “Kayne Anderson” and similar trademarks, exists at common law (unregistered) or (b) is registered or applied for with a Governmental Entity, in each case, that is owned by any of the KA Entities and all other Intellectual Property owned by any of the KA Entities.

“Permits” means all permits, licenses, franchises, registrations, certificates, approvals, exemptive orders, directed “no actions” positions or other authorizations, in each case, issued by a Governmental Entity.

“Permitted Liens” means (i) Liens for Taxes and other governmental charges and assessments that are not yet due and payable or that are being contested in good faith by appropriate proceeding, in each case for which adequate reserves (if any) determined in accordance with GAAP have been established, and (ii) mechanics, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business for amounts that are not delinquent, which, in the case of clauses (i) and (ii), are not, individually or in the aggregate, material to the Business taken as a whole.

“Permitted Transferee” means, with respect to any KA Owner, any Person that would be a “Permitted Transferee” thereof under the Ares Owners LP Agreement.

“Person” means any individual, general or limited partnership, limited liability partnership, limited liability company, corporation, association, joint stock company, trust, estate, joint venture, unincorporated organization, Governmental Entity, or any other entity of any kind.

“Policies” means all insurance policies and bonds, including directors’ and officers’ liability insurance, currently in effect that insure the Business or any KA Entity, KA Fund or any Representatives of any KA Entity or KA Fund or that relate to the ownership, use or operation of any of the assets of any KA Entity or KA Fund.

“Portfolio Company” means any Person (other than an Investment Fund) in which any KA Fund has an equity interest.

“Portfolio Company Material Adverse Effect” means any Event that has resulted in, or could reasonably be expected to result in, individually or in the aggregate, Losses for any KA Fund listed on Section 7.1(e) of the KA Disclosure Schedule in an amount greater than 5% of the AUM of such KA Fund as of the date hereof (other than any Losses that have been described or reflected in investor reports delivered prior to the date hereof to KA Fund Investors of such KA Fund).

“Post-Closing Covenants” means all covenants and agreements contained in this Agreement other than the Pre-Closing Covenants.

“Post-Closing KA Percentage” means a percentage equal to (a) the aggregate number of Ares Operating Group Units owned by the KA Owners immediately following the Closing divided by (b) the aggregate number of Ares Operating Group Units outstanding immediately following the Closing.

Annex A-22

“Post-Closing Statement” has the meaning set forth in Section 2.6(b)(i).

“Post-Signing Financial Statements” means, (a) the audited balance sheet and the related statements of income and changes in members’ capital and cash flows of KACALP and its consolidated subsidiaries as of and for the year ended December 31, 2013, and (b) the unaudited balance sheet and the related statements of income and changes in members’ capital and cash flows of KACALP and its consolidated subsidiaries as of and for the (i) interim periods ending each of June 30, 2015 and September 30, 2015, reviewed by PricewaterhouseCoopers LLP, independent certified public accountants, in accordance with auditing standards generally accepted in the United States applicable to reviews of interim financial information and (ii) the year ending December 31, 2015, in each case, together with all notes and schedules thereto.

“PRE” means, as of any date, the “performance related earnings” of KACALP and its Subsidiaries for the fiscal quarter or fiscal year ending on such date, calculated in a manner consistent with the Ares Public Methodology.

“Pre-Closing Covenants” means the covenants and agreements contained in this Agreement that do not expressly contemplate any performance after the Closing.

“Pre-Closing Tax Period” means any taxable year or period that ends on or before the Closing Date and the portion of any Straddle Period up to and including the Closing Date.

“Primary KA Owner” means each of Jim Baker, Paul Blank, JC Frey, Michael Heinz, Richard Kayne, Kevin McCarthy, Terry Quinn, Al Rabil, David Selznick, Robert Sinnott, David Walsh, Daniel Weingeist and Chuck Yates.

“Principal” means, with respect to a KA Owner, the individual set forth on the signature page of such KA Owner’s Transaction Documents under the heading “Principal”, if any.

“Priority Amounts” has the meaning as set forth on Annex J.

“Privileged Communications” means attorney-client privileged communications between the KA Owners, the KA Parties and their current or former Affiliates or Representatives, on the one hand, and their counsel, including Paul Hastings LLP, on the other hand, which, immediately before the Closing, (i) would be privileged communications relating to such counsel’s prior representation of the KA Owners and the KA Parties in connection with this Agreement, the Transaction Documents and the Transactions and (ii) would not be subject to disclosure to Buyers (or would otherwise not be disclosable to Buyers without losing any such right of privilege).  “Privileged Communications” shall not include such counsel’s prior representation of the KA Owners, the KA Parties and their current or former Affiliates or Representatives, in matters solely pertaining to their respective day-to-day business or unrelated to this Agreement, the Transaction Documents and the Transactions.

“Pro Forma Financial Statements” means, as of any date, (a) the balance sheet of KACALP and its Subsidiaries for the fiscal quarter or fiscal year ending on such date and (b) the related statements of income of KACALP and its Subsidiaries for the fiscal quarter or fiscal year ending on such date, in each case, on a pro forma basis to (i) deconsolidate the KA Funds and

Annex A-23

(ii) reflect the transactions contemplated by the Equity Restructuring and any increase in the compensation expense or other expenses directly or indirectly incurred in connection with or as a result of the Transactions, in each case, together with a reconciliation to the corresponding financial statements prepared in accordance with GAAP.

“Pro Rata Percentage” means, with respect to each KA Owner, the percentage set forth opposite such KA Owner’s name on Annex F under the heading “Pro Rata Percentage - Total Consideration.”

“Proxy Solicitation and Appraisal Fees” means the fees and expenses incurred by the Buyer Affiliates or the KA Entities in connection with the proxy solicitations with respect to the Public Funds and third party appraisals of certain assets of the KA Entities, in each case, incurred in connection with the Transaction Documents and the Transactions.

“Public Fund” means each vehicle for collective investment (in whatever form of organization, including the form of a corporation, company, limited liability company, partnership, association, trust or other entity, and including each separate portfolio or series of any of the foregoing) for which KAFA or any other KA Entity acts as investment advisor, general partner, managing member, manager or sponsor that is registered or required to be registered with the SEC as an investment company under the Investment Company Act.

“Public Fund Consent” means, with respect to a Public Fund, all necessary Consents of the stockholders of such Public Fund of a New Management Agreement.

“Public Fund SEC Documents” means the forms, statements, reports and documents filed by any Public Fund with, or furnished by any Public Fund to, the SEC pursuant to the Investment Company Act (including any exhibits and amendments thereto).

“Qualified Client” means a “qualified client” as defined under Rule 205-3 of the Advisers Act.

“Recommendation” means any guarantee, advice or recommendation as to the potential success, return, effect or benefit (legal, regulatory, tax, financial, accounting or otherwise) of any of the Transactions (including the Equity Restructuring)

“REIT” means “a real estate investment trust” as defined in Section 856(a) of the Code.

“Release” means a release substantially in the form of Exhibit H.

“Reorganization” has the meaning set forth in Section 2.13(c).

“Representatives” means, with respect to any Person, the directors, members, managers, officers, partners, employees, consultants, solicitors, counsel, accountants, advisors and other authorized agents and representatives of such Person, in each case, in their capacities as such.

“Resolution Period” has the meaning set forth in Section 2.6(b)(ii).

Annex A-24

“RIA” means each KA Entity required to be registered as an investment adviser under the Advisers Act.

“RIC” means a “regulated investment company” as defined in Section 851(a) of the Code.

“SEC” means the U.S. Securities and Exchange Commission, and any successor thereto.

“Securities Act” means the Securities Act of 1933, 15 USC §77 et. seq., as amended, and the rules and regulations promulgated thereunder.

“Senior KA Owners” means Richard Kayne, Robert Sinnott and Kevin McCarthy.

“Sideletter” means any Contract between a KA Entity and any Client or KA Fund Investor, with respect to a KA Fund.

“Signing Pro Forma Financial Statements” means the Pro Forma Financial Statements as of and for the fiscal quarter ended March 31, 2015 and fiscal year ended December 31, 2014.

“Specified Matters” means any of the matters set forth on Annex M.

“Spousal Consent” means a consent signed by a KA Owner’s spouse in the form of Exhibit J.

“Straddle Period” means any taxable year or period that includes, but does not end on, the Closing Date.

“Subsidiary” means, with respect to any Person, any other Person of which the first Person (i) owns directly or indirectly more than 50% of the economic interests or voting securities in the other Person or (ii) has the right to elect a majority of the Governing Body or otherwise has the power to direct the business and policies thereof; provided that (A) no Clients or Subsidiaries thereof or Subsidiaries of KA RetainCo shall be a Subsidiary of any KA Entity, (B) no Investment Fund or account Managed by a Buyer Affiliate or any Subsidiaries of any of the foregoing shall be a Subsidiary of any Buyer Affiliate and (C) each KA Fund GP is, for the avoidance of doubt, a Subsidiary of KACALP.

“Target Working Capital” means an amount equal to $0.

“Tax” (and, with correlative meaning, “Taxes”) means (a) any federal, state, local and non-U.S. taxes and other assessments of a similar nature (whether imposed directly or through withholding), including any income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, use, employment, unemployment, real property, personal property, escheat, excise, alternative minimum, value added and ad valorem, together with all interest, penalties, fines and additions to tax imposed with respect to such amounts and any interest in respect of such penalties and additions to tax, in each case whether disputed or not, (b) all Liabilities for the payment of any amounts of the type described in clause (a) as the result of being (or ceasing to be) a member of an affiliated, consolidated, combined or

Annex A-25

unitary group (or being included (or required to be included) in any Tax Return related thereto) and (c) all Liabilities for the payment of any amounts described in clause (a) or clause (b) as a result of being a transferee or successor to any Person, by Contract or by applicable Law.

“Tax Receivables Agreement” means the Tax Receivable Agreement, dated as of May 1, 2014, entered into by and among Ares Holdings Parent, Ares Domestic Parent, AH LP, Ares Domestic, Ares Management, Ares Owners, Alleghany and the limited partners thereto.

“Tax Receivables Agreement Amendment” means an amendment to the Tax Receivables Agreement, prepared by Buyers, admitting the KA Owners as parties thereto.

“Tax Return” means any return and report (including elections, claims, declarations, disclosures, schedules, estimates, computations, information returns or attachments thereto, and any amendment thereof) required to be supplied to a Governmental Entity in any jurisdiction relating to Taxes.

“Third-Party Claim” means any Action brought by a third-party against an Indemnified Party for which indemnification may be sought pursuant to Section 9.1 or Section 10.4.

“Total Consideration” has the meaning set forth in Section 2.2(b).

“Transaction Documents” means this Agreement, the Fair Competition Agreements, the Lock-up Agreements, the OG Unit Subscription Agreements, the Contribution Agreements, the Releases, the KA Fund Restructuring Documents, the Equity Restructuring Agreements and the KA RetainCo Reimbursement Agreement.

“Transaction Payment Amendment” has the meaning set forth in Section 2.12.

“Transactions” means the transactions contemplated by the Transaction Documents.

“Transfer Taxes” has the meaning set forth in Section 10.3.

“Treasury Regulations” means the temporary and permanent income Tax regulations promulgated under the Code.

“Unit Reclassification” means any subdivision (by any unit split, unit distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse unit split, reclassification, reorganization, recapitalization or otherwise).

“Unreviewed Financial Statements” means the unaudited balance sheet and the related statements of income and changes in members’ capital and cash flows of KACALP and its consolidated subsidiaries as of and for the interim period ending on June 30, 2015, together with all notes and schedules thereto.

“Upward Base Cash Adjustment” has the meaning set forth in Section 2.6(b)(iv)(A).

“WC Dispute Notice” has the meaning set forth in Section 2.6(b)(ii).

Annex A-26

“WC Disputed Item” has the meaning set forth in Section 2.6(b)(ii).

“WC Excess” means the amount, if any, by which Estimated Working Capital exceeds Target Working Capital.

“WC Review Period” has the meaning set forth in Section 2.6(b)(ii).

“WC Shortfall” means the amount, if any, by which Target Working Capital exceeds Estimated Working Capital.

“Working Capital” means the excess of (a) the total consolidated current assets of the KA Parties and their consolidated Subsidiaries over (b) the total consolidated current Liabilities (including Taxes) of the KA Parties and their consolidated Subsidiaries, in each case as of the Cut-off Time, determined in accordance with the Closing Balance Sheet Principles on a pro forma basis after giving effect to the Equity Restructuring.  For purposes of the foregoing definition:

(a)                                 Consolidated Subsidiaries shall exclude KA Funds that are accounted for as consolidated Subsidiaries in accordance with GAAP;

(b)                                 Consolidated current assets shall exclude (i) cash and other current assets in respect of any Priority Amounts pursuant to Annex J (except to the extent offset by a corresponding current liability), (ii) receivables that have been outstanding for more than 90 days and (iii) waived Management Fees, to the extent such waived Management Fees are reflected in the calculation of Management Receivables, net; and

(c)                                  Consolidated current liabilities shall include, without duplication, (i) prepaid Management Fees and other deferred revenue attributable to the period following the Cut-off Time, (ii) unpaid bonuses and unpaid partner distributions, in each case, to the extent relating to the period prior to the Cut-off Time, (iii) advances against future bonuses and carry, (iv) the KA Expenses and (v) all “clawback” and similar Liabilities of the KA Entities.

Annex A-27